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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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BELDEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BELDEN

LEADING THE WAY TO AN
INTERCONNECTED WORLD.

2021 PROXY STATEMENT

and notice of 2021 **Annual Meeting of Shareholders**

April 8, 2021

Dear Stockholder:

I am pleased to invite you to our 2021 Annual Stockholders’ Meeting. We will hold the meeting at 12:30 p.m. central time on Wednesday, May 26. Due to the public health impact of the coronavirus pandemic and to support the health and well-being of our stockholders, directors, employees and our community, the Company will hold the 2021 Annual Stockholders’ Meeting online only. The meeting will be hosted at www.virtualshareholdermeeting.com/bdc2021. Access to the meeting will open 15 minutes prior to the start time to allow time to log-in. You will need your voter control number, which you can find on your original proxy card, voting instructions form, or Notice of Internet Availability of Proxy Materials, to access the meeting.

On April 8, 2021, we began mailing our stockholders a notice containing instructions on how to access our 2021 Proxy Statement and 2020 Annual Report and how to vote online. The notice also included instructions on how to receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, which are both available at http://investor.belden.com/investor-relations/financial-information/latest-financials/default.aspx.

The agenda for this year’s annual meeting consists of the following items:

Agenda Item	Board Recommendation
1. Election of the directors nominated by the Company’s Board of Directors	FOR ALL NOMINEES
2. Ratification of the appointment of Ernst & Young as the Company’s Independent Registered Public Accounting Firm for 2021	FOR
3. Advisory vote on executive compensation for 2020	FOR
4. Approval of the Belden Inc. 2021 Long Term Incentive Plan	FOR
5. Approval of the Belden Inc. 2021 Employee Stock Purchase Program	FOR

Please refer to the proxy statement for detailed information on the proposals and the annual meeting. Your participation is appreciated.

Sincerely,

Roel Vestjens
President and Chief Executive Officer

BELDEN INC.

1 North Brentwood Boulevard, 15th Floor

Saint Louis, Missouri 63105

314-854-8000

NOTICE OF 2021 ANNUAL STOCKHOLDERS’ MEETING

AGENDA

1.     To elect the directors nominated by the Company’s Board of Directors, each for a term of one year

2.     To ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2021

3.     To hold an advisory vote on executive compensation for 2020

4.     To Approve the Belden Inc. 2021 Long Term Incentive Plan

5.     To approve the Belden Inc. 2021 Employee Stock Purchase Program

6.    To transact any other business as may properly come before the meeting (including adjournments and postponements)

WHO CAN VOTE

You are entitled to vote if you were a stockholder at the close of business on Monday, March 29, 2021 (our record date).

FINANCIAL STATEMENTS

The Company’s 2020 Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K, is available on the same website as this Proxy Statement. If you were mailed this Proxy Statement, the Annual Report was included in the package. The Form 10-K includes the Company’s audited financial statements and notes for the year ended December 31, 2020, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

By Authorization of the Board of Directors,

Brian E. Anderson

Senior Vice President – Legal, General Counsel and

Corporate Secretary

Saint Louis, Missouri

April 8, 2021

DATE:	Wednesday, May 26, 2021

TIME:	12:30 p.m. CDT

PLACE:	Online at www.virtualshareholdermeeting.com/BDC2021

VOTING Please vote as soon as possible to record your vote promptly, even if you plan to attend the annual meeting. You have three options for submitting your vote before the annual meeting:

Phone (if you request a full delivery of the proxy materials)

Internet

Mail (if you request a full delivery of the proxy materials)

PROXY STATEMENT FOR THE

2021 ANNUAL MEETING OF STOCKHOLDERS OF

BELDEN INC.

To be held on Wednesday , May 26, 2021

GENERAL INFORMATION	1	Compensation Tables	35
INTERNET AVAILABILITY OF PROXY MATERIALS	1	Summary Compensation Table	36
CONTACT INFORMATION FOR QUESTIONS	1	Grants of Plan-Based Awards	38
		Outstanding Equity Awards at Fiscal Year-End	40
CORPORATE GOVERNANCE	2	Option Exercises and Stock Vested	43
Biographies of Directors Seeking Reappointment	3	Pension Benefits	43
Audit Committee	9	Nonqualified Deferred Compensation	44
Compensation Committee	9	Employment, Severance and Change-In-Control Arrangements	45
Finance Committee	9	Potential Payments Upon Termination or Change-In-Control	46
Nominating and Corporate Governance Committee	9	ITEM III – ADVISORY VOTE ON EXECUTIVE COMPENSATION	50
Cybersecurity Committee	10
Corporate Governance Documents	10	2021 LONG TERM INCENTIVE PLAN	51
Related Party Transactions and Compensation Committee Interlocks	10	ITEM IV – PROPOSAL TO APPROVE THE BELDEN INC. 2021 LONG TERM INCENTIVE PLAN	51
Communications with Directors	10	Vote Required for Approval	51
Board Leadership Structure and Role in Risk Oversight	11	Description of the Plan	51
Non-Employee Director Stock Ownership Policy	11	Plan Share Limits	52
DIRECTOR COMPENSATION	12	Overhang	52
ITEM I – ELECTION OF DIRECTORS	13	EQUITY COMPENSATION PLAN INFORMATION ON MARCH 29, 2021	52
		Burn Rate	53
PUBLIC ACCOUNTING FIRM INFORMATION	14	Awards in 2021	53
ITEM II – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020	14	Plan Administration	54
Fees to Independent Registered Public Accountants for 2020 and 2019	14	Awards under the Plan	54
Audit Committee’s Pre-approval Policies and Procedures	14	Minimum Vesting Requirements	56
Report of the Audit Committee	15	Dividends	56
		Termination of Employment	56
EXECUTIVE COMPENSATION	17	Treatment of Awards Upon a Change in Control	56
Compensation Discussion and Analysis	17	Treatment of Awards Upon Disposition of a Facility or Operating Unit	57
A Note from the Belden Compensation Committee	17	Amendment of Awards or the Plan and Adjustment of Awards	57
I. Introduction	19	Additional Provisions	57
II. Executive Summary	19	Nonemployee Director Awards	57
III. 2020 Say-on-Pay Review	20	Termination	57
IV. Compensation Objectives and Elements	20	U.S. Federal Tax Consequences Under the 2021 Plan	58
A. Objectives	20
B. Elements	21	EMPLOYEE STOCK PURCHASE PLAN	60
C. Pay for Performance Philosophy	21	ITEM V – EMPLOYEE STOCK PURCHASE PLAN	60
D. Compensation Design	22	SUMMARY OF MATERIAL TERMS OF THE ESPP	60
V. 2020 Compensation Analysis	23	Authorized Shares	60
A. Base Salary Adjustments	23	Plan Administration	60
B. Annual Cash Incentive Plan Awards	24	Eligibility	60
C. Long-Term Incentive Awards	29	Offering Periods	61
VI. Compensation Policies and Other Considerations	31	Contributions	61
Report of the Compensation Committee	34	Purchases	61
Compensation and Risk	34	Withdrawals; Termination of Employment	61
Pay Ratio Disclosure	34	Non-Transferability	61
Pay for Performance in Action	35	Corporate Transactions	62

Belden Inc. 2021 Proxy Statement	Page i

Amendment; Termination	62	Beneficial Ownership Table of Stockholders Owning More Than Five Percent	67
Sub-Plans	62
CERTAIN FEDERAL INCOME TAX EFFECTS	62	OTHER MATTERS	68
NEW PLAN BENEFITS	63	FREQUENTLY ASKED QUESTIONS	68
		STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING	73
OWNERSHIP INFORMATION	64
EQUITY COMPENSATION PLAN INFORMATION ON DECEMBER 31, 2020	64	APPENDIX I – ANNUAL CASH INCENTIVE PLAN PERFORMANCE FACTORS	I-1
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	64	APPENDIX II – BELDEN INC. 2021 EQUITY INCENTIVE PLAN	II-1
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	65	APPENDIX III – BELDEN INC. 2021 EMPLOYEE STOCK PURCHASE PROGAM	III-1
Beneficial Ownership Table of Directors, Nominees and Executive Officers	65

Page ii	Belden Inc. 2021 Proxy Statement

GENERAL INFORMATION

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules of the United States Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On April 8, 2021, we began mailing to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

CONTACT INFORMATION FOR QUESTIONS

Answers to certain frequently asked questions including the votes required for approval of the agenda items are included in this document beginning on page 69. For other questions, please see the following contact information:

For questions
Regarding:	Contact:

Annual meeting or	Belden Investor Relations, 314-854-8054
Executive Compensation Questions

Stock ownership	American Stock Transfer & Trust Company
(Stockholders of Record)	http://www.amstock.com
800-937-5449 (within the U.S. and Canada)
718-921-8124 (outside the U.S. and Canada)

Stock ownership	Contact your broker, bank or other nominee
(Beneficial Owners)

Voting	Belden Corporate Secretary, 314-854-8035

Belden Inc. 2021 Proxy Statement	Page 1

CORPORATE GOVERNANCE

The Belden Board has eleven members and four standing committees: Audit, Compensation, Finance, and Nominating and Corporate Governance. The Board had seven meetings during 2020; three of which were telephonic. All directors attended 75% or more of the Board meetings and the Board committee meetings, taken together, on which they served. The maximum number of directors authorized under the Company's bylaws is currently eleven. Mr. Stroup will not stand for reappointment to the Board and will retire from the Board in May 2021. The Board and the Company thank Mr. Stroup for his leadership and distinguished service to Belden over the last fifteen years. As previously announced, Mr. Aldrich is expected to serve as Chairman of the Board following the Board's May 2021 meeting.

Nominating and
Corporate
Name of Director	Audit	Compensation	Finance	Governance
David J. Aldrich(1)		Chair
Lance C. Balk		Member	Chair
Steven W. Berglund	Member
Diane D. Brink				Member
Judy L. Brown	Member		Member
Nancy Calderon(2)	Member
Bryan C. Cressey			Member	Chair
Jonathan C. Klein		Member		Member
George E. Minnich	Chair
John S. Stroup(3)
Roel Vestjens(4)
Meetings held in 2020	12	4	5	4

(1)	Lead Independent Director
(2)	Ms. Calderon was appointed to the Board in May 2020
(3)	Executive Chairman of the Board
(4)	Mr. Vestjens was appointed to the Board in May 2020

Page 2	Belden Inc. 2021 Proxy Statement

At its regular meeting in February 2021, the Board determined that each of the non-employee directors seeking reappointment meets the independence requirements of the NYSE listing standards. As part of this process, the Board determined that each such member had no material relationship with the Company.

Biographies of Directors Seeking Reappointment

Director Since: 2007 Lead Independent Director Board Committees: ● Compensation (Chair)	David J. Aldrich, 64

Principal Occupation, Professional Experience and Educational Background:

The Board recruited Mr. Aldrich based on his experience in high technology signal transmission applications and for his experience as a Chief Executive Officer of a public company. From April 2000 to May 2014, he served as President, Chief Executive Officer, and Director of Skyworks Solutions, Inc. (“Skyworks”). In May 2014, Mr. Aldrich was named Chairman of the Board and Chief Executive Officer of Skyworks. From May 2016 to May 2018, Mr. Aldrich served as Executive Chairman of Skyworks. Since May, 2018, Mr. Aldrich has served as Chairman of the Skyworks board of directors. Mr. Aldrich is not standing for re-election to the Skyworks board of directors and his directorship will conclude in May 2021. Skyworks is an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity.

In September 2017, Mr. Aldrich was appointed to the Board of Directors and Audit Committee of Acacia Communications, Inc. (“Acacia”). Acacia is a leading provider of high-speed coherent optical interconnect products. Mr. Aldrich served on Acacia's board until the completion of Acacia's acquisition by Cisco Systems, Inc. in March 2021.

Mr. Aldrich received a B.A. degree in political science from Providence College and an M.B.A. degree from the University of Rhode Island.

Director Since: 2000 Board Committees: ● Compensation ● Finance (Chair)	Lance C. Balk, 63

Principal Occupation, Professional Experience and Educational Background:

In September 2010, Mr. Balk was appointed as General Counsel of Six Flags Entertainment Corporation, a position he held until his retirement on February 28, 2020. Previously, Mr. Balk served as Senior Vice President and General Counsel of Siemens Healthcare Diagnostics from November 2007 to January 2010. From May 2006 to November 2007, he served in those positions with Dade Behring, a leading supplier of products, systems and services for clinical diagnostics, which was acquired by Siemens Healthcare Diagnostics in November 2007. Previously, he had been a partner of Kirkland & Ellis LLP since 1989, specializing in securities law and mergers and acquisitions. The Board originally recruited Mr. Balk based on his expertise in advising multinational public and private companies on complex mergers and acquisitions and corporate finance transactions. He provides insight to the Board regarding business strategy, business acquisitions and capital structure.

Mr. Balk received a B.A. degree from Northwestern University and a J.D. degree and an M.B.A. degree from the University of Chicago.

Belden Inc. 2021 Proxy Statement	Page 3

Director Since: 2013 Board Committees: ● Audit ● Cybersecurity	Steven W. Berglund, 69

Principal Occupation, Professional Experience and Educational Background:

Mr. Berglund’s experience as a director, president and chief executive officer of Trimble Inc., a technology based firm providing positioning and location solutions, from March 1999 to January 2020 makes him highly qualified to serve on the Company’s Board.  In January 2020, Mr. Berglund turned over the titles of president and chief executive officer to his successor and was named Trimble’s executive chairman.

Prior to joining Trimble, Mr. Berglund was President of Spectra Precision, a group within Spectra Physics AB. Mr. Berglund’s business experience includes a variety of senior leadership positions with Spectra Physics, and manufacturing and planning roles at Varian Associates. He began his career as a process engineer at Eastman Kodak.

Mr. Berglund attended the University of Oslo and the University of Minnesota where he received a B.S. in chemical engineering. He received his M.B.A. from the University of Rochester. Mr. Berglund is a member of the board of directors of the Silicon Valley Leadership Group and is the Chairman of the Board of the Association of Equipment Manufacturers.

Director Since: 2017 Board Committees: ● Cybersecurity (Chair) ● Nominating and Corporate Governance	Diane D. Brink, 62

Principal Occupation, Professional Experience and Educational Background:

The Board recruited Ms. Brink based on her marketing and digital transformation expertise and experience as a senior marketing executive at a Fortune 100 technology company.

Ms. Brink currently serves as a Senior Fellow and Adjunct Professor with the Kellogg Markets & Customers Initiative at the Kellogg School of Management at Northwestern University. Prior to her retirement in 2015, Ms. Brink served in a variety of roles at IBM, most recently as Chief Marketing Officer, IBM Global Technology Services.

Ms. Brink attended Stony Brook University, where she received a B.S. in computer science. She received her M.B.A. from Fordham University. Ms. Brink is a member of the Dean’s Council in the College of Engineering & Applied Sciences at Stony Brook University.

Page 4	Belden Inc. 2021 Proxy Statement

Director Since: 2008 Board Committees: ● Audit ● Finance	Judy L. Brown, 52

Principal Occupation, Professional Experience and Educational Background:

In recruiting Ms. Brown, the Board sought a member with broad international perspective to pursue its global strategic goals and for her experience as a Chief Financial Officer of a public company. As an employee of Ernst & Young for more than nine years in the U.S. and Germany, Ms. Brown provided audit and advisory services to U.S. and European multinational public and private companies. She served in various financial and accounting roles for six years in the U.S. and Italy with Whirlpool Corporation, a leading manufacturer and marketer of appliances. In 2004, she was appointed Vice President and Controller of Perrigo Company, a global healthcare supplier of over-the-counter pharmaceutical products. She was promoted to Executive Vice President and Chief Financial Officer of Perrigo in 2006 and oversaw Finance, Information Technology and Corporate Affairs until her departure from Perrigo Company in February 2017.

In April 2017, Ms. Brown was appointed Senior Vice President Global Business Solutions & Finance of Amgen Corporation, a global leader in biotechnology. There, Ms. Brown oversaw the company's Global Business Solutions, Internal Audit, Tax and Treasury organizations. In 2018, Ms. Brown was promoted to the executive staff as Senior Vice President, Corporate Affairs, leading Amgen's strategic communications, philanthropy advocacy relations and ESG (Environmental, Societal and Governance) management. Additionally she serves as the site head for Amgen's corporate headquarters in Thousand Oaks, California.

She received a B.S. degree in Accounting from the University of Illinois; an M.B.A. from the University of Chicago; and attended the Aresty Institute of Executive Education of the Wharton School of the University of Pennsylvania. Ms. Brown also is a Certified Public Accountant.

Director Since: 2020 Board Committees: ● Audit	Nancy Calderon, 63

Principal Occupation, Professional Experience and Educational Background:

The Board recruited Ms. Calderon for her deep executive management and audit experience. Ms. Calderon retired from KPMG LLP in September 2019 after a distinguished 33-year career. Most recently, Ms. Calderon served as KPMG's Global Lead Partner for a Fortune 50 Technology company since July 2012, senior partner of KPMG's Board Leadership Center since its inception in 2015, and as a director of KPMG's Global Delivery Center in India and its related holding companies since September 2011. Previously, she was KPMG's Americas Chief Administrative Officer and U.S. National Partner in Charge, Operations, from July 2008 to June 2012. Ms. Calderon sat on a number of KPMG committees, including the Americas Region Management Committee, Enterprise Risk Management, Privacy, Pension Steering and Investment, Social Media, and Knowledge Management.

Ms. Calderon is presently a director of Northern Technologies International Corp., where she sits on the audit committee, and Arcimoto, where she chairs the audit committee and serves on the nominating and corporate governance committee.

Ms. Calderon attended the University of California at Berkeley and received a B.S. degree in accounting, and Golden Gate University where she received an M.S. degree in Taxation.

Belden Inc. 2021 Proxy Statement	Page 5

Director Since: 1985 Board Committees: ● Finance ● Nominating and Corporate Governance (Chair)	Bryan C. Cressey, 71

Principal Occupation, Professional Experience and Educational Background:

Mr. Cressey previously served as Chairman of the Board from 1988-2016, and as Lead Independent Director from 2016-2018. For over forty years, Mr. Cressey has been a General Partner and Principal of Golder, Thoma and Cressey, Thoma Cressey Bravo, and Cressey & Company, all private equity firms, the last of which he founded in 2007. The firms have specialized in healthcare, software and business services. He is also a director of Select Medical Holdings Corporation, a healthcare services company, and several privately held companies. Mr. Cressey’s years of senior-level experience with public and private companies in diverse industries, his legal and business education and experience, and his regular interaction with the equity markets make him highly qualified to serve on the Company’s Board.

Mr. Cressey received a B.A. degree from the University of Washington and a J.D. degree and an M.B.A. degree from Harvard University.

Director Since: 2015 Board Committees: ● Compensation ● Nominating and Corporate Governance	Jonathan C. Klein, 63

Principal Occupation, Professional Experience and Educational Background:

The Board recruited Mr. Klein for his extensive experience within the broadcast industry, more specifically his experience with programming, production, and over-the-top distribution models. Since 2012, Mr. Klein has served as the CEO and Co-Founder and currently Co-Chairman of TAPP Media, an over-the-top subscription video platform which operates paid channels built around personalities. From 2018 to 2019, Mr. Klein served as the President of Vilynx Inc., an artificial intelligence company focused exclusively on media. From 2004 to 2010, he served as President of CNN, leading the U.S. network to its highest ratings and profitability. Previously he had been the Founder and CEO of the FeedRoom, a pioneering online video aggregation site, developing new online advertising concepts which have become industry standards today. From 1996 to 1998 he served as Executive Vice President of CBS News, overseeing prime time programming and strategic planning for in-house studio productions.

Mr. Klein attended Brown University where he received a B.A. degree in history.

Page 6	Belden Inc. 2021 Proxy Statement

Director Since: 2010 Board Committees: ● Audit (Chair)	George E. Minnich, 71

Principal Occupation, Professional Experience and Educational Background:

Mr. Minnich served as Senior Vice President and Chief Financial Officer of ITT Corporation from 2005 to 2007. Prior to that, he served for twelve years in several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator and of Carrier Corporation. He also held various positions within Price Waterhouse from 1971 to 1993, serving as an Audit Partner from 1984 to 1993. Mr. Minnich served on the Board of Trustees of Albright College from 2008 to 2014, is a member of the Board and Audit Committee of Kaman Corporation, an aerospace company, and a Board member and Audit Committee Chair of AGCO Corporation, a maker of a broad range of tractors, combines, sprayers, forage and tillage equipment, implements and hay tools. His extensive financial and accounting experience gained over 35 years plus his experience on other public company boards was important to the Board in connection with his initial election. His senior level operational background provides the Board with additional insights into multinational industrial companies.

Mr. Minnich received a B.S. degree in Accounting from Albright College.

Director Since: 2020 President and Chief Executive Officer	Roel Vestjens, 46

Principal Occupation, Professional Experience and Educational Background:

Mr. Vestjens was appointed President, Chief Executive Officer and member of the Board effective May 21, 2020.

Mr. Vestjens joined Belden in 2006 as Director of Marketing for the EMEA region. Since then, he has held roles of increasing responsibility in sales and marketing, operations, and general management of Belden’s business units in North America, EMEA, and APAC. Most recently, he served as the Company’s Chief Operating Officer and Executive Vice President, Industrial Solutions from July 2019 until his appointment as President and CEO in May 2020, and Executive Vice President, Industrial Solutions and Broadcast IT Solutions from January 2017 to February 2018.

Mr. Vestjens joined Belden from Royal Philips Electronics where he held various European sales and marketing positions.

Mr. Vestjens holds a Bachelor of Science degree in Electrical Engineering and a Master of Science degree in Management from Nyenrode Business University in the Netherlands.

Belden Inc. 2021 Proxy Statement	Page 7

Environmental, Social and Governance (ESG) at Belden

In all places, and in all situations, Belden is committed to the highest standards of ethics and integrity, including our dedication to the environment, and our approach to sustainability. We never take professional or ethical shortcuts, and our interactions with all businesses, communities and individuals follow the high standards we accept as Belden associates.

Belden is pleased to have formalized Board oversight of ESG matters to demonstrate and implement our commitment to our stakeholders and our business. As we enhance our strategy and approach to ESG and our reporting on material topics, we are pleased to share the following highlights from over the past year:

Environmental

●We are pleased to have assessed our corporate emissions (Scope 1 and 2) across the majority of our facilities and locations for 2019 and 2020 using the GHG Protocol Corporate Accounting Standard, reporting a 4% decline in direct corporate emissions for 2020.
●Using our ISO corporate Environmental Health and Safety Management System, we have begun to collect and report on our emissions, energy, waste, and water usage for 2019 and 2020. As we continue on our ESG journey we will aim to set targets to reduce our environmental impact and look forward to communicating our progress over time.
●Belden has implemented standards that require facilities to recycle waste over disposal whenever possible. Data and information on our recycling efforts is collected for our review annually. In 2020, about 87% of waste generated was recycled.

Social

●In 2020, we launched the Connect with Community Program to support communities in impacting the lives of disadvantaged groups and to provide Covid-19 relief. Highlights of the program include:
oProviding up to 5 days of paid leave for employee volunteerism
oIncreasing Belden’s matching gift program to 2x the employee’s contribution, with no contribution ceiling
oIncreasing Belden’s donations to organizations that offer STEM programs for youth in diverse groups
●Driven by our commitment to diversity and inclusion, we have appointed a new, internal Director of Inclusive Culture to build and implement a robust diversity, equity and inclusion strategy and approach.
●In 2021, we plan to publish our employee diversity statistics for the first time on our new Environmental, Social and Governance webpage.
●Belden is focused on creating a people-focused culture, and we are proud of how our efforts have resulted in a 93% Retention Rate in 2020, above average compared to the applicable industry benchmark.
●Our occupational incident rates are well below industry average and in the spirit of continuous improvement, we strive towards a zero-incident rate workplace for our employees. We are proud to report a 68.4% decrease in Total Incident Rate from 2008 to 48% in 2020, and a 52% decrease in Lost Time Incident Rate since 2008 to 47% in 2020.

Governance

●In Q4 of 2020, we formalized Board oversight of ESG matters through our Nominating and Corporate Governance Committee of the Board. The Committee is formally responsible for ESG practices and procedures, and related risks and opportunities.
●In 2021, we will launch a new ESG webpage on our corporate website as an important resource for all of our stakeholders.

Page 8	Belden Inc. 2021 Proxy Statement

As we continue to build out and implement our ESG strategy, we welcome stakeholder feedback on our approach and initiatives. More information on ESG matters will be presented in the coming months.  For more information on Belden, please visit our website at www.belden.com.

Audit Committee

Membership: George Minnich (Chair), Steve Berglund, Judy Brown and Nancy Calderon

The Audit Committee operates under a Board-approved written charter and each member meets the independence requirements of the NYSE’s listing standards. The Committee assists the Board in overseeing the Company’s accounting and financial reporting practices by, among other items:

●	selecting and reviewing the independent registered public accounting firm who will audit the Company’s financial statements;
●	meeting with its financial management and independent registered public accounting firm to review the financial statements, quarterly earnings releases and financial data of the Company;
●	reviewing the selection of the internal auditors who provide internal audit services;
●	reviewing the scope, procedures and results of the Company’s financial audits, internal audit procedures, and internal controls assessments and procedures under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”);
●	providing oversight responsibility for the process the Company uses in performing its periodic enterprise risk analysis;
●	providing oversight to the Company’s compliance and ethics programs and complaint reporting mechanisms; and
●	evaluating the Company’s key financial and accounting personnel.

At its February 2021 meeting, the Board determined that each of Mses. Brown and Calderon and Mr. Minnich qualifies as an Audit Committee Financial Expert as defined in the applicable SEC rules. As previously described, each member of the Audit Committee is independent.

Compensation Committee

Membership: David Aldrich (Chair), Lance Balk and Jon Klein

The Compensation Committee determines, approves and reports to the Board on compensation for the Company’s elected officers and oversees senior management succession planning. The Committee reviews the design, funding and competitiveness of the Company’s cash, equity-based and retirement programs. The Committee also assists the Company in developing compensation and benefit strategies to attract, develop and retain qualified employees. The Committee operates under a written charter approved by the Board and is composed only of independent directors.

Finance Committee

Membership: Lance Balk (Chair), Judy Brown and Bryan Cressey

The Finance Committee provides oversight in the area of corporate finance and makes recommendations to the Board about the financial aspects of the Company. Examples of topics upon which the Finance Committee may provide guidance include capital structure, capital adequacy, credit ratings, capital expenditure planning, dividend policy and share repurchase programs. The Committee is governed by a written charter approved by the Board and is composed only of independent directors.

Nominating and Corporate Governance Committee

Membership: Bryan Cressey (Chair), Diane Brink and Jon Klein

Belden Inc. 2021 Proxy Statement	Page 9

The Nominating and Corporate Governance Committee identifies, evaluates, and recommends nominees for the Board for each annual meeting (and to fill vacancies during interim periods); and evaluates the composition, organization and governance of the Board and its committees. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such nominations are submitted to the Company prior to the deadline for proposals as noted above under the caption “Nomination of Director Candidates” on page 74.

The Committee’s responsibilities with respect to its governance function include considering matters of corporate governance and reviewing (and recommending to the Board revisions to) the Company’s corporate governance principles and its code of conduct, which applies to all Company employees, officers and directors. The Committee is governed by a written charter approved by the Board and is composed only of independent directors.

Cybersecurity Subcommittee

Membership: Diane Brink (Chair) and Steve Berglund

During 2018 the Board created a subcommittee to address these risks, consisting of no fewer than two independent directors and reporting up through the Audit Committee.  The subcommittee receives regular reports from the Company’s Chief Information Officer and Director of Cybersecurity and meets no less frequently than semi-annually.  Management provides a report on cybersecurity to the full Board no less frequently than annually. The subcommittee receives regular updates from management regarding the Company’s information security training program as well as the annual third-party assessment of the Company’s cyber-security processes. The leadership and guidance of this subcommittee proved invaluable in guiding the Company through the discovery of the unauthorized access and attack on certain Belden servers in November 2020. By following procedures established in conjunction with the Cybersecurity Subcommittee since its inception, Belden was able to react quickly to the malicious activity and prevent any disruption to Belden's day to day operations or production activities.

Corporate Governance Documents

Current copies of the Audit, Compensation, Finance and Nominating and Corporate Governance Committee charters, as well as the Company’s governance principles and code of conduct, are available on the Company’s website at http://investor.belden.com/investor-relations/corporate-governance/governance-documents/default.aspx. Printed copies of these materials are also available to stockholders upon request, addressed to the Corporate Secretary, Belden Inc., 1 North Brentwood Boulevard, 15th Floor, Saint Louis, Missouri 63105.

Related Party Transactions and Compensation Committee Interlocks

It is our policy to review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Annually, we obtain information from all directors and executive officers with respect to related party transactions to determine, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in any such transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our proxy statement. We have determined that there were no material related party transactions during 2020.

None of our executive officers served during 2020 as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Communications with Directors

The Company’s Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board (including John Stroup, Executive Chairman of the Board, or David Aldrich, Lead Independent Director and presiding director for non-management director meetings), any Board committee, or any chair of any such committee by U.S. mail, through calling the Company’s hotline or via e-mail.

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To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Company’s Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary, Belden Inc.” at 1 North Brentwood Boulevard, 15th Floor, Saint Louis, MO 63105. To communicate with any of our directors electronically or through the Company’s hotline, stockholders should go to our corporate website at http://investor.belden.com/investor-relations/corporate-governance/governance-documents/default.aspx. On this page, you will find a section titled “Contact the Belden Board”, on which are listed the Company’s hotline number (with access codes for dialing from outside the U.S.), the Internet address for our web-based hotline portal and an e-mail address that may be used for writing an electronic message to the Board, any individual directors, or any group or committee of directors. Please follow the instructions on our website to send your message.

All communications received as set forth in the preceding paragraph will be opened by (or in the case of the hotline, initially reviewed by) our corporate ombudsman, the Corporate Secretary, for the sole purpose of determining whether the contents represent a message to our directors. The Belden ombudsman will not forward certain items which are unrelated to the duties and responsibilities of the Board, including: junk mail, mass mailings, product inquiries, product complaints, resumes and other forms of job inquiries, opinion surveys and polls, business solicitations, promotions of products or services, patently offensive materials, advertisements, and complaints that contain only unspecified or broad allegations of wrongdoing without appropriate supporting information.

In the case of communications to the Board or any group or committee of directors, the corporate ombudsman’s office will send copies of the contents to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

In addition, it is the Company’s policy that each director attends the annual meeting absent exceptional circumstances. Each director that was then a director attended the Company’s 2020 virtual annual meeting.

Board Leadership Structure and Role in Risk Oversight

In 2021 we will reach an important milestone in our carefully considered and executed CEO succession plan. At the May meeting of the Board of Directors, Mr. Aldrich is expected to be appointed as Chairman of the Board and the Company’s Board of Directors will once again be chaired by an independent director. As previously stated, Mr. Stroup will retire as Executive Chairman following the May 2021 Annual Shareholder's Meeting. Mr. Vestjens, President and CEO of the Company, provides strategic planning expertise, general management experience, and in-depth knowledge of the Company, and acts as an important liaison between management and the Company's non-employee directors.

David Aldrich is currently the Lead Independent Director and provides strong leadership experience, strategic vision and an understanding of the risks associated with our business. As Lead Independent Director, Mr. Aldrich maintains the power to provide formal input into board meeting agendas, call meetings of the independent directors, and preside over a meeting of the independent directors should such a meeting occur.

Our Board assesses on an ongoing basis the risks faced by the Company in executing its strategic plan. These risks include strategic, technological, competitive and operational risks. The Audit Committee oversees the process we use in performing our periodic enterprise risk management analysis (while the Board oversees the content of the analysis, management is responsible for the execution of the process and the development of the content).

Non-Employee Director Stock Ownership Policy

The Board’s policy requires that each non-employee director hold Company stock equal in value to five times his or her annual cash retainer (currently $390,000). Upon appointment, a member has five years to meet this requirement, but must meet interim goals during the five-year period of: 20% after one year; 40% after two years; 60% after three years; and 80% after four years. The value of unvested RSUs are included in making this determination at the higher of their grant date value or current market value. As of the record date for the annual meeting, each non-employee director meets the full-period holding requirement.

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DIRECTOR COMPENSATION

The following table reflects the director annual compensation structure:

Description	Compensation	Recipient(s)
Cash Components
Basic Retainer	78,000	All except Stroup and Vestjens
Audit Committee Chair	13,000	Minnich
Other Committee Chair	6,800	Aldrich, Balk and Cressey
Audit Committee Service	6,800	Berglund, Brown, Calderon and Minnich
Multiple Committee Service	6,800	Balk, Brown, Cressey and Klein
Lead Independent Director	26,000	Aldrich
Equity Components
Restricted Stock Unit Grant	144,500	All except Stroup and Vestjens
Additional Grant for Lead Independent Director	26,000	Aldrich

During the early stages of the COVID-19 pandemic at its May 2020 meeting, the Board elected to reduce the cash compensation paid to Directors from and after May 1, 2020 through December 31, 2020 by 50% in conjunction with similar reductions in cash compensation experienced by many of the Company's most highly compensated employees. In lieu of the forfeited retainer payments, Directors were granted additional restricted stock or restricted stock units, at the Director's election, with a grant date fair value equal to the amount of the reduction in cash retainer fees.

The following table provides information on non-employee director compensation for 2020.

	Fees Earned or		Option	All Other
	Paid in Cash(1)	Stock Awards(2)	Awards	Compensation(3)
Director	($)	($)	($)	($)	Total($)
David Aldrich	73,867	205,383	—	633	279,883
Lance C. Balk	61,067	173,341	—	17,560	251,968
Steven W. Berglund	56,533	171,208	—	536	228,227
Diane D. Brink	52,000	169,075	—	1,036	222,111
Judy L. Brown	61,067	173,341	—	536	234,944
Nancy Calderon	24,733	99,446	—	—	124,179
Bryan C. Cressey	61,067	173,341	—	536	234,944
Jonathan Klein	56,533	171,208	—	536	228,277
George Minnich	65,200	175,317	—	743	241,260

(1)	Amount of cash retainer and committee fees.
(2)	As required by the instructions for completing this column “Stock Awards,” amounts shown are the grant date fair value of stock awards granted during 2020. The assumptions used in calculating these amounts are described in Note 21: Share-Based Compensation, to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Each independent director other than Mr. Aldrich and Mr. Minnich received 4,749 RSUs on May 21, 2020 that vest in one year. On the same date, Mr. Aldrich received 5,603 RSUs that vest in one year and Mr. Minnich received 4,749 restricted shares. Additionally, each director received RSUs with a grant date fair value equal to 50% of the cash compensation that would have paid to them between May 1 and December 31, 2020.
(3)	Amount of interest earned on deferred director fees and dividends paid on vested stock awards.

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ITEM I – ELECTION OF DIRECTORS

The Company currently has eleven directors – Mses. Brink, Brown and Calderon and Messrs. Aldrich, Balk, Berglund, Cressey, Klein, Minnich, Stroup and Vestjens. The term of each director will expire at this annual meeting and the Board proposes that each of Mses. Brink, Brown and Calderon and Messrs. Aldrich, Balk, Berglund, Cressey, Klein, Minnich and Vestjens be reelected for a new term of one year and until their successors are duly elected and qualified. Each nominee has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NOMINATED SLATE OF DIRECTORS.

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PUBLIC ACCOUNTING FIRM INFORMATION

ITEM II – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

It is anticipated that Ernst & Young LLP (“EY”) will be selected as our independent registered public accounting firm for the year ending December 31, 2021, and the Board of Directors has directed that management submit the anticipated appointment for ratification by the stockholders at the annual meeting. EY has served as our registered public accounting firm since the 2004 merger of Belden Inc. and Cable Design Technologies Corporation, and prior to that served as Belden 1993 Inc.’s registered public accounting firm since it became a public company in 1993. A representative of the firm will be present at the annual meeting, will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

We are not required to obtain stockholder ratification of the appointment of EY as our independent registered public accounting firm. However, we are submitting the appointment to stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain EY. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if they determine that such a change would be in our best interests and the best interests of our stockholders.

Fees to Independent Registered Public Accountants for 2020 and 2019

The following table presents fees for professional services rendered by EY for the audit of the Company’s annual financial statements and internal control over financial reporting for 2020 and 2019 as well as other permissible tax services.

	2020	2019
Audit Fees	$ 2,626,000	$ 3,237,800
Tax Fees	$ 48,501	$ 131,563
Total EY fees	$ 2,674,501	$ 3,369,363

“Audit fees” primarily represent amounts paid or expected to be paid for audits of the Company’s financial statements and internal control over financial reporting under SOX 404, reviews of SEC Forms 10-Q, Form 10-K and the proxy statement, statutory audit requirements at certain non-U.S. locations, and comfort letter procedures related to debt issuances.

“Tax fees” for 2020 and 2019 are for domestic and international compliance totaling $36,886 and $76,997, respectively, and tax planning totaling $11,615 and $54,567, respectively.

In approving such services, the Audit Committee did not rely on the pre-approval waiver provisions of the applicable rules of the SEC.

Audit Committee’s Pre-Approval Policies and Procedures

Audit Fees: For 2020, the Committee reviewed and pre-approved the audit services and estimated fees for the year. Throughout the year, the Committee received project updates and approved or ratified amounts that significantly exceeded the original estimates, if any.

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Audit-Related and Non-Audit Services and Fees: Annually, and otherwise as necessary, the Committee reviews and pre-approves all audit-related and non-audit services and the estimated fees for such services. For recurring services, such as tax compliance and statutory filings, the Committee reviews and pre-approves the services and estimated total fees for such matters by category and location of service.

For non-recurring services, such as special tax projects, due diligence, or other tax services, the Committee reviews and pre-approves the services and estimated fees by individual project. Up to an approved threshold amount, the Committee has delegated approval authority to the Committee Chair.

For both recurring and non-recurring services, the projected fees are updated quarterly and the Committee considers and, if appropriate, approves any amounts exceeding the original estimates.

Should an engagement need pre-approval before the next Committee meeting, the Committee has delegated to the Committee Chair authority to grant such approval up to an approved spending threshold. Thereafter, the entire Committee will review such approval at its next quarterly meeting.

Report of the Audit Committee

The Audit Committee assists the Board in overseeing various matters, including: (i) the integrity of the Company’s financial statements; (ii) all material aspects of the Company’s financial reporting, internal accounting control and audit functions; (iii) the qualifications and independence of the independent auditors; and (iv) the performance of the Company’s internal audit function and independent auditors.

The Audit Committee’s oversight includes reviewing with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate and control such exposures. Management has the responsibility for the implementation of these activities and is responsible for the Company’s internal controls, financial reporting process, compliance with laws and regulations and the preparation and presentation of the Company’s financial statements.

Ernst & Young LLP (“EY”), the Company’s registered public accounting firm for 2020, is responsible for performing an independent audit of the consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and issuing reports with respect to these matters, including expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

In connection with the Company’s December 31, 2020 financial statements, the Committee: (i) has reviewed and discussed the audited financial statements with management (including management’s assessment of the effectiveness of the Company’s internal control over financial reporting and EY’s audit of the Company’s internal control over financial reporting for 2020); (ii) has discussed with EY the matters required to be discussed by the applicable requirements of the PCAOB and SEC; and (iii) has received and discussed with EY the written disclosures and letter from EY required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with EY its independence from the Company.

As part of such discussions, the Committee has considered whether the provision of services provided by EY, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above or to the reviews of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, is compatible with maintaining EY’s independence. (Above is a report on audit fees, tax fees, and other fees the Company paid EY for services performed in 2020 and 2019.) The Committee has concluded that EY’s provision of non-audit services to the Company and its subsidiaries is compatible with its independence.

Belden Inc. 2021 Proxy Statement	Page 15

Based on these reviews and discussions, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2020.

Audit Committee

George E. Minnich (Chair)
Steven Berglund
Judy L. Brown
Nancy Calderon

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR 2021.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Note: Throughout this section, the Company utilizes adjusted results and other non-GAAP measures to describe Company performance. For a reconciliation of each non-GAAP measure to its most closely comparable GAAP measure, please see the Form 8-K filed with the SEC by the Company on February 10, 2021.

A NOTE FROM THE BELDEN COMPENSATION COMMITTEE

Valued Belden Stockholders:

The Committee would like to thank Belden’s stockholders for another year of loyal support in 2020. For the ninth consecutive year, our Say-on-Pay proposal was supported by over 94% of the voted shares. This level of support is commensurate with what we believe to be a stockholder-friendly compensation design. We have enhanced our shareholder engagement efforts over the past three years in order to better understand the individual points of view of our top holders, including offering meetings with our Lead Independent Director. We believe that all of our stockholders benefit from this continuous dialogue.

2020 was an unprecedented year for Belden in many ways. The Company made material progress on the execution of important strategic measures designed to make the Company stronger well into the future, which included successfully divesting the Company’s Live Media Business, continuing to execute a significant cost reduction program first announced in 2019, and launching a process to divest certain of the Company’s business units that no longer align with its long-term corporate strategy. As a result of these items and the actions expected to be taken in 2021, the Company is well-positioned to make investments in its future, both organic and inorganic, that are balanced with leverage considerations.

Of course, the COVID-19 pandemic had impacts on the world that were difficult to foresee entering the year. Belden, like many companies, faced extreme headwinds and market uncertainty beginning in the first quarter of 2020. Out of an abundance of caution and in order to strengthen the Company’s liquidity and generally strengthen its short-term solvency position, the Company took a series of decisive actions related to director and employee compensation. In March, the Company decided to freeze base salary increases for the year. In May, the Compensation Committee adopted a “Salary Replacement Program,” pursuant to which members of the Belden Board and certain Belden associates forfeited a percentage of their salary compensation for the remainder of 2020 in exchange for a number of restricted stock units vesting in equal installments over a three-year period that were equal in value to the forfeited compensation. As of May 1, 2020, the Board of Directors’ cash compensation was reduced by 50%, the Chief Executive Officer’s salary compensation was reduced by 50%, and the remainder of Belden’s executive leadership team’s salaries were reduced by 30% through the end of the 2020. Also as part of the Salary Replacement Program, Belden associates in the United States with salaries exceeding $100,000 experienced between a 10% and 20% reduction in base pay between July 1, 2020 and December 31, 2020. Associates outside of the United States were able to participate in the Salary Replacement Program on a voluntary basis.

The unprecedented state of the world as a result of the COVID-19 pandemic also made it clear to the Compensation Committee that the performance targets previously set for Belden management were no longer appropriate. As a result, the Compensation Committee elected to establish second-half targets for the annual cash incentive compensation available to members of management. The targets for the first half remained at original levels, and for the second half were set with the pandemic impact in mind. The Committee also updated the targets for the long term incentive plan free cash flow-based performance stock units granted in 2019 and 2020. These changes ensured Management continued to be held accountable and, if earned, rewarded for realistic levels of performance during this unique period of unanticipated headwinds in the global macroeconomic environment experienced during the year.

As the Compensation Committee, it is our duty to ensure that the Belden compensation program is appropriately designed to reward excellent performance, but to hold management accountable for suboptimal performance as well. We believe the program is functioning properly in this regard. Though the Company performed well over the second half of the year, the Company did fall short of expectations for the entire year as they were originally communicated to our investors and other stakeholders. As a result, annual

Belden Inc. 2021 Proxy Statement	Page 17

cash incentive payouts are lower than target amounts and performance stock units granted to executives and other senior managers in 2018 failed to convert into shares of Belden common stock.

As you review the Summary Compensation Table, please keep in mind that the figures shown there may differ greatly from the compensation realized by our executive officers to date and the compensation that would be realizable by the executive officers if, as anticipated, the Company returns to meeting or exceeding its commitments in 2021 and the world emerges from the COVID-19 pandemic. Much of that unrealized value is still available to executives, but it must be earned through satisfaction of their commitments.

Shareholders will also notice that as a consequence of our carefully executed CEO succession plan, both John Stroup and Roel Vestjens appear in our list of named executive officers for 2020. The transition of John Stroup to Executive Chairman provided support for Mr. Vestjens as he moved into the CEO role and established himself and his leadership team. We are pleased with the positive progress of the transition, which has enabled us to make the final step in 2021 where Mr. Stroup will retire from the board and David Aldrich will become Board Chair, restoring the independence of the Board Chair. The leadership team remain highly engaged, motivated and committed to delivering our strategic commitments.

Discipline on our executive compensation is what our stockholders expect and deserve. We believe that after reviewing the materials that follow, you will continue to agree that we are performing our duty of aligning pay with performance and aligning the interests of our executives with those of our stockholders. Therefore, we request your support for Belden’s 2021 Say-on-Pay proposal. If at any time you would like to discuss the compensation program, we are available to address your questions. Thank you for your consideration.

The Belden Inc. Compensation Committee

DAVID ALDRICH, CHAIR	LANCE BALK	JONATHAN KLEIN

Page 18	Belden Inc. 2021 Proxy Statement

I.     Introduction

In this section, we discuss our compensation program as it pertains to the two individuals who acted as our chief executive officer during the year, our chief financial officer during 2020, and our three other most highly compensated executive officers who were serving at the end of 2020. We refer to these six persons throughout as the “named executive officers” or our “NEOs”.

For 2020, our named executive officers were:

John Stroup	Executive Chairman
Roel Vestjens	President and Chief Executive Officer
Henk Derksen	Former Senior Vice President, Finance, and Chief Financial Officer
Brian Anderson	Senior Vice President, Legal, General Counsel and Corporate Secretary
Ashish Chand	Executive Vice President, Industrial Automation
Dean McKenna	Senior Vice President, Human Resources

As of May 21, 2021, Mr. Stroup is expected to step down as Executive Chairman, at which time Mr. Aldrich is expected to be appointed Chairman of the Board. Additionally, Mr. Derksen left Belden effective March 12, 2021. Jeremy Parks succeeded Mr. Derksen as Senior Vice President, Finance, and Chief Financial Officer following the filing of Belden’s 2021 Annual Report on Form 10-K on February 16, 2021.

II.     Executive Summary

As noted by our Compensation Committee above, 2020 was an unprecedented year in a number of ways. The business as a whole experienced solid performance to expectations during the second half of 2020.  Some of the financial highlights of the consolidated business, for the entirety of 2020, included the following (see the Company’s Form 8-K filed on February 10, 2021 for a reconciliation of GAAP financial measures to non-GAAP measures):

●	Adjusted Revenues of $1.863 billion, with adjusted EBITDA margin of 13.4%.
●	Adjusted EBITDA of $249.2 million.
●	Adjusted Net income of $123.5 million.
●	Adjusted EPS of $2.75
●	Free cash flow of $86.3 million.

The Company’s 2020 overall financial results and the individual performance of our NEOs are discussed under Annual Cash Incentive Plan Awards beginning on page 25.

Our compensation program design takes into account several stockholder friendly features, including:

●	Performance stock unit awards granted under the long term incentive plan (“LTIP”) with the following features:
●	Performance measurement period of three years.
●	Two factor performance metrics.
●	Use of a relative measure (total stockholder return relative to the S&P 1500 Industrials Index).
●	No provision for any accrued dividend equivalents.
●	Rigorous goals for the realization of target ACIP and LTIP compensation set against objective measures.
●	Perquisite-light compensation structure with no change-in-control-related excise tax gross-ups.
●	Replacement of employment contracts with a uniform executive severance plan.

Belden Inc. 2021 Proxy Statement	Page 19

●	Double trigger change-in-control provisions for severance and for accelerated vesting in equity awards.
●	No history of option repricing or cash buyouts of underwater options.
●	Equity plans do not have evergreen share authorizations and do not allow for aggressive share recycling.
●	Robust director and officer ownership guidelines, including six times annual base salary for the Chief Executive Officer.
●	No guaranteed ACIP or LTIP awards for officers. Both plans also contain award caps. The Chief Executive Officer’s maximum ACIP payout is capped at 200% of target.
●

III.     2020 Say-on-Pay Review

For the ninth consecutive year, our executive compensation program was endorsed by a vast majority of our stockholders. With over 94% of our shares voting on the issue, we received 94.41% of voted shares in favor of the proposal, with only 5.41% opposing and 0.18% abstaining. We believe this is a reflection of the transparency of our program, which is clearly aligned with the interests of our stockholders. Based on this strong endorsement, and the view of our Compensation Committee that the program is performing properly, we did not make any changes to the existing structure of the program, other than:

●	to institute separate Annual Cash Incentive Program targets for the second half of 2020 in response to changing global macroeconomic conditions as further described in Annual Cash Incentive Plan Awards;
●	revise the performance thresholds associated with 2019 and 2020 free-cash-flow performance stock units in response to changing global macroeconomic conditions; and
●	alter the mix of long term incentive compensation available to NEOs and other senior managers, each as further described in Performance Based Equity Awards.

IV.     Compensation Objectives and Elements

A.    Objectives

Belden’s executive compensation program is designed to support the interests of stockholders by rewarding executives for achievement of the Company’s specific business objectives, which for the NEOs with Company-wide responsibilities in 2020 included net income from continuing operations, EBITDA, revenue, operating working capital turns and inventory turns. The overarching principles of the program are:

●	Maximizing stockholder value by allocating a significant percentage of compensation to performance-based pay that is dependent upon achievement of the Company’s performance goals, without encouraging excessive or unnecessary risk taking.
●	Aligning executives’ interests with stockholder interests by providing significant stock-based compensation and expecting executives to have a long-term perspective by holding the stock they earn in compliance with our ownership guidelines.
●	Attracting and retaining talented executives by providing competitive compensation opportunities.
●	Rewarding overall corporate results while recognizing individual contributions and behaviors consistent with our values.

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B.    Elements

Below is an illustration of Belden’s compensation program. Individual compensation packages and the mix of base salary, annual cash incentive opportunity and long-term equity incentive compensation for each NEO vary depending upon the executive’s level of responsibilities, potential, performance and tenure with the Company. Each of the elements shown below is designed for a specific purpose, with the overall goal of achieving a high and sustainable level of Company and individual performance. The percentage of total compensation that is performance-based and therefore at risk generally increases as an officer’s level of responsibilities increases.

Additionally, the Company provides competitive retirement and benefit programs to our NEOs on the same basis as other employees and limited perquisites as described under Compensation Policies and Other Considerations.

C.     Pay for Performance Philosophy

Our ability to execute on our strategic plan relies on implementation of our talent management program. We continually seek to hire and retain high performing and high potential managers to both drive performance today and build a dependable bench of successors for the future. The principles of the program are as follows:

●	We believe that providing the highest reward to those who deliver the highest levels of performance creates an environment where everyone is motivated to continually improve and strive for their best;

Belden Inc. 2021 Proxy Statement	Page 21

●	We set objective performance measures and hold ourselves accountable for delivery of the results and our own performance;
●	We believe that performance is both what you do and how you do it, so we measure specific delivery of results and how effectively we have lived our values in the current calendar year;
●	We use our annual performance and compensation review process to assess performance in the year and allocate greater reward to those who deliver the highest performance relative to other members of a particular team; and
●	We provide honest and timely feedback to each other on performance and opportunities to continuously improve, so that everyone has the opportunity to be the very best at what they do.

We believe that this philosophy has provided an appropriate balance to drive continuous improvement while retaining high performers through challenging times. More importantly, we believe the incentives we provide for achievement without rewarding under-performance contributes to our industry-leading employee engagement while aligning the interests of our managers closely with those of our customers and investors.

D.    Compensation Design

Role of Compensation Consultant

Following an analysis based on rules promulgated by the NYSE, the Compensation Committee retained Meridian Compensation Partners LLC (“Meridian”) as its independent compensation consultant during 2020. Meridian reported directly to the Committee. The Committee generally relies on the independent compensation consultant to provide it with comparison group benchmarking data and information as to market practices and trends, and to provide advice on key Committee decisions.

In 2020, Meridian provided advice to the Compensation Committee and management in connection with the composition of peer companies we use for benchmarking purposes, the design of our annual cash incentive and long-term incentive programs, and our executive severance and retirement plans.

Benchmarking and Survey Data

In determining total compensation levels for our NEOs, the Compensation Committee reviews market trends in executive compensation and a competitive analysis prepared by the independent compensation consultant, which compares our executive compensation to both the companies in the comparator group described below and to broader market survey data. The Compensation Committee also considers other available market survey data on executive compensation philosophy, strategy and design. The Company’s compensation philosophy is to target base salaries at the 50th percentile of the competitive market. Individual executives may have base salaries above or below the target based on their individual performances, internal equity and experience. As discussed above, at-risk incentive compensation components have the potential to reward our executives at levels above industry medians, but only when the Company is outperforming the industry.

The Compensation Committee chose our comparator group from companies in the primary industry segments in which the Company operates and competes for talent.

The comparator group companies for 2020 were as follows:

Acuity Brands, Inc.	CommScope Holding Company, Inc.	Regal Beloit Corporation
Amphenol Corporation	Curtiss-Wright Corporation	Rexnord Corporation
Anixter International Inc.	Hexcel Corporation	Roper Technologies, Inc.
A.O. Smith Corporation	Hubbell Incorporated	Viavi Solutions, Inc.
Carlisle Companies Incorporated	IDEX Corporation	Wesco International, Inc.

Page 22	Belden Inc. 2021 Proxy Statement

The Compensation Committee considers the comparator group competitive pay analysis and survey data as relevant, but non-determinative data points in making its pay decisions. The approach to pay decisions is not formulaic and the Committee, based on advice from the compensation consultant, exercises judgment in making them.

Each year, the Compensation Committee reviews the performance evaluations and pay recommendations for the named executive officers and the other senior executives. The Compensation Committee, with input from the Board, meets in executive session without the CEO present to review the CEO’s performance and set his compensation. In its most recent review in February 2021, the Compensation Committee concluded that the total direct compensation of executive officers, with respect to compensation levels, as well as structure, are consistent with our compensation design and objectives.

V.    2020 Compensation Analysis

A.    Base Salary Adjustments

Salaries of executive officers are ordinarily reviewed annually and at the time of a promotion or other change in responsibilities. Increases in salary are based on a review of the individual’s performance against objective performance measures, the competitive market, the individual’s experience and internal equity. For executives who earn a composite individual performance score of 0.91 or more, base salaries may be adjusted using a merit salary increase matrix, discussed below. An executive who scores less than 0.91 and fails to improve his or her performance may be subject to disciplinary action, including dismissal.

The executive is scored on our merit salary increase matrix that is annually reviewed by the Committee and, if appropriate, revised to reflect the competitive market, based on the salary survey data noted above. The executive’s salary is classified based on three categories: below market, market and above market. Company-wide, the ranking system, which assigns personal performance factors ranging from 0.5 to 1.5, is designed to take the form of a normal distribution.

However, given the uncertainty facing the Company in early 2020 when annual compensation increases are customarily awarded, no NEOs or other Belden associates received annual merit increases in 2020. Instead, Mr. Stroup’s salary was reduced by 50% for the period between May 1, 2020 and December 31, 2020, Mr. Vestjens salary was reduced by 30% during the period between May 1, 2020 and his promotion to President and Chief Executive Officer on May 21, 2020, at which time his salary was reduced by 50% through December 31, 2020. The other NEO’s salaries were reduced by 30% for the period between May 1, 2020 and December 31, 2020, and other Belden associates with base salaries exceeding $100,000 experienced reductions in salary of between 10% and 20% for the period between July 1, 2020 and December 31, 2020. Base salaries were restored to normal levels as of January 1, 2021, and merit increases will be reevaluated during 2021 consistent with past practice and the guidelines described herein.

		5/1-5/21/2020 Salary	5/21-12/31/2020 Salary
Officer	1/1/2020 Salary	(annualized)	(annualized)
Mr. Stroup	$ 927,000	$ 463,500	$ 250,000
Mr. Vestjens	$ 525,000	$ 367,500	$ 375,000
Mr. Derksen	$ 584,490	$ 409,143	$ 409,143
Mr. Anderson	$ 381,260	$ 266,882	$ 266,882
Mr. Chand	$ 460,000	$ 322,000	$ 322,000
Mr. McKenna	$ 388,040	$ 271,628	$ 271,628

Belden Inc. 2021 Proxy Statement	Page 23

Historic Merit Increase Guidelines for Named Executive Officers (not utilized in 2020)

		Personal Performance Factor
	Current
	Salary as a % of
Current Salary	Midpoint	0.50–0.90	0.91–1.10	1.11–1.50
Above Market	Above 105%	0%	0%-2%	2%-5%
Market	95%-105%	0%	0%-3%	4%-8%
Below Market	Below 95%	0%	3%-5%	6%-10%

The timing and amount of any salary adjustment will be based on the executive’s annual overall performance ranking and whether the executive falls “below,” “at” or “above” market as compared to the median of the applicable market data noted above.

For example, an executive with an overall ranking of “1.25” who is “above market” will receive a lower salary increase than an executive with a ranking of “1.25” who is “below market”.

The named executive officers’ un-reduced salaries as of December 31, 2020 are provided in the following table. Notwithstanding the reduction in salaries from and after May 1, annual cash incentive payments and other compensation schemes that are based on a percentage of salary were measured using the unadjusted number presented below:

Annual Base Salary at
Name	December 31, 2020
Mr. Stroup	$ 500,000
Mr. Vestjens	$ 750,000
Mr. Derksen	$ 584,490
Mr. Anderson	$ 381,260
Mr. Chand	$ 460,000
Mr. McKenna	$ 388,040

B.   Annual Cash Incentive Plan Awards

Executive officers participate in our annual cash incentive plan. Overall, we had 1,617 employees participate in the plan’s 2020 performance offering. Under the plan, participants earn cash awards based on the achievement of Company and individual performance goals. For 2020, the amount paid under the plan to all participants was approximately $17.912 million or approximately 9.2% of adjusted net income before ACIP expense. This compares to approximately 3.9%, 3.4%, 3.7%, and 7.8% in 2019, 2018, 2017, and 2016, respectively, as shown below:

(Dollar amounts in thousands)	2020	2019	2018	2017	2016
Adjusted Net Income from Continuing Operations	$ 123,536	$ 209,974	$ 289,645	$ 265,019	$ 239,975
Tax effected ACIP Expense (assuming 30% rate) (a)	$ 12,538	$ 8,562	$ 10,128	$ 10,145	$ 20,036
Adjusted Net Income Before ACIP Expense (b)	$ 136,074	$ 218,536	$ 299,773	$ 275,164	$ 260,281
Reflected as a percentage (a divided by b)	9.21%	3.92%	3.38%	3.68%	7.80%
Form 8-K in which adjusted net income is reconciled to GAAP net income	February 10, 2021	February 4, 2020	February 20, 2019	February 1, 2018	February 2, 2017

Page 24	Belden Inc. 2021 Proxy Statement

A participant’s award (other than Messrs. Stroup and Vestjens) is computed using the following formula:

ACIP Award = Base Salary  X  Target Percentage  X  Financial Factor  X  Personal Performance Factor

In 2012, based on the fact that the Chief Executive Officer’s personal performance factor (“PPF”) had consistently been equal to or greater than 1.0, the Compensation Committee removed the component from the calculation of the Chief Executive Officer’s ACIP award. The Committee desired to avoid any perception that the PPF was simply serving as a second multiplier to the CEO’s award. Given his direct reporting relationship to the Board, the Committee is comfortable that Mr. Vestjens is fully accountable without the need of the additional lever to adjust his ACIP award downward or upward.

Target Percentages

For 2020, each NEO’s ACIP Target Percentages were as follows: Mr. Stroup–125%, Mr. Vestjens – 130%, Messrs. Derksen and Chand–75%, Messrs. Anderson and McKenna–70%. The target percentage for Mr. Vestjens increased from 75% to 130% upon his promotion to President and CEO on May 21, 2020, and Mr. Stroup’s target percentage was reduced from 130% to 125% upon his appointment as Executive Chairman on May 21, 2020.

Belden Inc. 2021 Proxy Statement	Page 25

Financial Factors

Performance targets for calculating the Financial Factors were based on net income from continuing operations, revenue, EBITDA, operating working capital turns and inventory turns. In addition, as discussed further below, the performance stock units (“PSUs”) had performance targets based on relative total stockholder return and free cash flow. As illustrated below, in order to ensure that we are rewarding performance that drives stockholder value, ACIP financial factors and long term equity incentive plan performance targets flow from and support the strategic financial goals we communicate to our investors.

Performance Factor Determination and Adjustments

The performance factors we use that make up the Financial Factor support our short- and long-range business objectives and strategy. We have selected multiple factors because we believe no one metric is sufficient to capture the performance we are seeking to achieve and any one metric in isolation may not promote appropriate management performance. Management and the Board believe that income from continuing operations and EBITDA are the financial metrics most clearly aligned with the enhancement of stockholder value. Therefore, they are weighted heavily in our consolidated and platform targets. Additionally, revenue growth has been highlighted by our stockholders as a key component of value creation. Consistent with our Lean manufacturing philosophy, continuous improvement in inventory and working capital turnover remains a high corporate priority.

In setting performance goals, we consider our annual and long-range business plans and factors such as our past variance to targeted performance, economic and industry conditions, and our industry performance. We set challenging, realistic goals that will motivate performance within the top quartile of our comparator group. We recognize that the metrics may need to change over time to reflect new priorities and, accordingly, review these performance metrics at the beginning of each performance period.

In 2020, threshold, target and maximum levels for the performance factors that make up the Financial Factors were set to challenge management to achieve upper quartile performance, including with respect to consolidated revenue, consolidated net income, and consolidated EBITDA. As mentioned by the Compensation Committee in its letter earlier in this document, second-half Financial Factors were established in July of 2020 to account for changes in the macroeconomic environment that were unforeseeable when the 2020 performance factors were initially adopted. The Financial Factors for the second half of 2020 were determined using the consensus forecast of analysts covering Belden that was developed following our 2020 second quarter earnings release and analyst call.

Page 26	Belden Inc. 2021 Proxy Statement

Officers with company-wide responsibilities (Messrs. Stroup, Vestjens, Derksen, Anderson and McKenna) were measured using consolidated performance. Mr. Chand, as Executive Vice President of Industrial Automation, was compensated based on the performance of the Industrial Automation segment. The applicable factors and weighting percentages are set at the beginning of each performance period as depicted below and illustrated in further detail on Appendix I.

Messrs. Stroup, Vestjens, Derksen, Anderson and McKenna

Factor – First Half 2020	Weight
Consolidated EBITDA	25%
Consolidated Revenue	25%
Consolidated Working Capital Turns	25%
Consolidated Net Income from Continuing Operations	25%

Factor – Second Half 2020	Weight
Consolidated EBITDA	25%
Consolidated Revenue	25%
Consolidated Working Capital Turns	25%
Consolidated Net Income from Continuing Operations	25%

Mr. Chand

Factor – First Half 2020	Weight
Industrial Automation EBITDA	25%
Industrial Automation Revenue	25%
Industrial Automation Inventory Turns	25%
Tripwire Non-renewal bookings	12.5%
Tripwire EBITDA	12.5%

Factor – Second Half 2020	Weight
Industrial Automation EBITDA	50%
Industrial Automation Revenue	25%
Industrial Automation Inventory Turns	25%

Consistent with the terms of the annual cash incentive plan, the performance factors were adjusted to reflect certain unusual events that occurred during the year. As stated above, the unprecedented macroeconomic events that occurred in 2020 required that new targets be established for the second half of the year. The Compensation Committee and the Audit Committee meet jointly to analyze and approve the adjustments recommended by management. The Committees agree that it was appropriate to adjust the financial performance targets for these matters to properly capture our operating results and to eliminate the potential for managers delaying strategic decisions beneficial to the Company in the long term (e.g., restructuring) because of the impact of those decisions on short-term financial metrics or benefitting from favorable one-time adjustments or unbudgeted events (such as acquisitions).

For each individual financial performance factor, threshold, target and maximum amounts are set by the Compensation Committee. Actual performance at the threshold level is reflected with a Financial Factor score of 0.5, actual performance at the target level is reflected with a Financial Factor score of 1.0 and actual performance at or above the maximum level is reflected with a Financial Factor score of 2.0. Performance between the threshold and target and between the target and maximum are interpolated on a linear basis. Actual performance below the threshold would result in a component score of 0 and the failure to achieve at least threshold performance on the consolidated net income/segment EBITDA component would result in an overall Financial Factor of 0. Because

Belden Inc. 2021 Proxy Statement	Page 27

Financial Factors are capped at 2.0 and because, as described below, he does not have a Personal Performance Factor, Mr. Vestjens ACIP payout cannot mathematically be higher than 200% of his target payout.

The performance factor definitions, thresholds, targets and actual results, as well as the applicable weighting and calculations for each NEO are contained in Appendix I, which is incorporated herein by this reference. The applicable 2020 Financial Factors for the first and second halves of 2020 for the NEOs are as follows:

Named Executive Officer	First Half Financial Factor
Mr. Stroup	0.00
Mr. Vestjens	0.00
Mr. Derksen	0.00
Mr. Anderson	0.00
Mr. Chand	0.00
Mr. McKenna	0.00

Named Executive Officer	Second Half Financial Factor
Mr. Stroup	1.76
Mr. Vestjens	1.76
Mr. Derksen	1.76
Mr. Anderson	1.76
Mr. Chand	1.32
Mr. McKenna	1.76

Personal Performance Factor

In addition to the Financial Factor, the ACIP payout for each named executive officer, other than Messrs. Stroup and Vestjens, is modified based on a Personal Performance Factor (“PPF”). As discussed above, the Committee feels that the consolidated Financial Factor is the best reflection of Messrs. Stroup’s and Vestjens’ personal performances and, thus, they do not have a separate PPF. The other NEO’s objectives are agreed upon between the NEO and Mr. Vestjens. At the end of the year, the parties measure progress relative to the objectives, as well as an assessment of how effectively the individual has lived the Company’s values during the year. Mr. Vestjens scores each NEO’s PPF on a scale of 0.50 to 1.50.

The personal performance goals reflected in the Personal Performance Factor measure the attainment of short- and long-term goals that often are in furtherance of achieving objectives set out in our three-year strategic plan. Personal performance goals can be qualitative in nature and the determination of the NEO’s degree of attainment of them generally requires the judgment of Mr. Vestjens. The values scoring is, by definition, subjective based on the manager’s observations throughout the year, as well as feedback collected from others inside and outside of the organization.

As a general rule, the higher in the organizational structure that one sits, the more global in scope are his or her personal objectives. Mr. Derksen, as the CFO, had objectives in the areas of talent management, information technology and investor relations performance, but also focused other objectives on areas specific to the finance function, e.g., accounting, tax and capital structure. As global functional leads Messrs. Anderson and McKenna had objectives that connected them to the corporate priorities of stockholder value enhancement, customer satisfaction and sustainable employee engagement. As an Executive Vice President of Belden’s Industrial Automation business, the objectives of Mr. Chand were supportive of goals of the Company’s industrial businesses. His objectives related to the areas of growth, both organic and inorganic, talent management and operational excellence through the continued institution of Lean enterprise principles.

The 2020 Personal Performance Factors for the NEOs as recommended by Mr. Vestjens and approved by the Committee ranged from 1.00 to 1.24.

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Annual Cash Incentive Plan Payouts

Based on the preceding discussion, each NEO’s annual cash incentive plan award is as shown in the table below. The awards were paid out following adoption of the Financial Factors and Personal Performance Factors by the Committee in February 2021.

2020 ACIP Award
NEO	($)
Mr. Stroup	550,000
Mr. Vestjens	858,000
Mr. Derksen	385,763
Mr. Anderson	258,342
Mr. Chand	287,930
Mr. McKenna	282,059

C.    Long Term Incentive Awards

Our long-term equity incentive plan is designed to align the financial interests of our executives and our stockholders by providing executives with a continuing stake in the long-term success of the company. With at least 75% of each executive officer’s (other than Mr. Stroup) LTI grant made up of SARs that have value only if Belden’s stock price increases and PSUs that only convert into Belden shares if certain performance metrics are achieved, the plan emphasizes our Pay-for-Performance. For 2020, executive officers other than Mr. Stroup received 50% of their LTI award (discussed below) under the plan in the form of PSUs, 25% in the form of SARs and 25% in the form of RSUs. Mr. Stroup’s LTI was awarded as 50% PSUs and 50% RSUs.

Individual performance, the competitive market, executive experience and internal equity were factors used to determine the total dollar value of SARs, RSUs and PSUs granted to each executive officer in 2020, which we refer to as the “Long-Term Incentive Value”, or “LTI Value”.

LTI Value

Each executive is assigned a target LTI value (expressed as a % of base salary) based on the factors described above. We then use the following matrix to determine actual grant size as a % of target:

PPF	0.85 – 1.15	1.16 – 1.50
Percentage of Target LTI	70% – 120%	100% – 190%

An officer did not receive an equity award in 2020 if his or her 2019 Personal Performance Factor was less than 0.85. Mr. Stroup does not have a target LTI percentage or a Personal Performance Factor. At its February 2020 meeting, the Compensation Committee awarded Mr. Stroup LTI with a grant date fair value of approximately $5.0 million. Messrs. Derksen and Vestjens each had a Target LTI percentage of 160% of their respective base salaries while Messrs. Anderson, Chand and McKenna each had a Target LTI percentage of 120% of their respective base salaries. Mr. Vestjens was not awarded additional LTI upon his promotion to President and Chief Executive Officer.

To illustrate the LTI Value matrix, assume a base salary of $400,000 and a Target LTI percentage of 50%. The Target LTI Value is $200,000. Assuming the officer’s PPF is 1.0, he or she would receive equity valued between $140,000 and $240,000. If the same officer’s PPF is 1.20, he or she would receive equity valued between $200,000 and $380,000. The exact amount granted within the range for each individual is at the discretion of the individual’s immediate supervisor (the “LTI Award”).

As previously discussed, the NEOs other than Mr. Stroup received 50% of their LTI Award in the form of PSUs, 25% in the form of SARs and 25% in the form of RSUs. We use the Black-Scholes-Merton (“Black-Scholes”) option pricing formula to calculate SAR values. Instead of using the grant date stock price as the input in the Black-Scholes formula, we use a one-year average price of the stock (the “Average Belden Stock Price”). That same price is utilized to determine the number of PSUs granted.

Belden Inc. 2021 Proxy Statement	Page 29

In summary, the LTI Award is allocated into the number of units resulting from the following formulas:

PSUs = 50% of the LTI Award divided by the Average Belden Stock Price, rounded to the nearest unit.

SARs = 25% of the LTI Award divided by the Black-Scholes value of a Belden SAR, rounded to the nearest unit.

RSUs = 25% of the LTI Award divided by the Average Belden Stock Price, rounded to the nearest unit.

Half of the PSUs granted in 2020 will be measured based on total stockholder return (TSR) relative to the S&P 1500 Industrials Index. The other half of the PSUs will be measured based on cumulative consolidated free cash flow, as adjusted for certain restructuring expenses in connection with acquisition integration and other changes to the Company. The PSU agreements state that following the three-year performance period, a conversion factor ranging from 0 to 2.0 will be applied to each award. The result of that formula, rounded to the nearest whole unit, is the gross number of Belden shares the officer will receive. The actual number of shares to be distributed will be net of any required withholding taxes. The PSUs granted in 2020 will be measured on the performance period from February 11, 2020 (the grant date) to December 31, 2022, in the case of the TSR-based PSUs, and January 1, 2020 to December 31, 2022, in the case of the free cash flow-based PSUs. The conversion and any resulting payout will occur in the first quarter of 2023.

Conversion will be effected based on threshold, target and maximum levels.

For the PSUs based on relative TSR, threshold performance results in a conversion factor of 0.25, target performance results in a conversion factor of 1.00 and maximum performance results in a conversion factor of 2.00. Performance between threshold and target and between target and maximum are interpolated on a linear basis.

For the PSUs based on consolidated free cash flow, threshold performance results in a conversion factor of 0.50, target performance results in a conversion factor of 1.00 and maximum performance results in a conversion factor of 2.00. Performance between threshold and target and between target and maximum are interpolated on a linear basis.

The SARs provide a material incentive for executives to increase the Company’s share price during their ten-year term, and they serve as a retention tool because they take three years to fully vest. The PSUs drive performance against targets during the three-year performance period, as PSUs will not convert to Belden shares if performance thresholds are not achieved (as was the case in 2021 for PSUs granted in 2018).

RSUs provide executives with an interest in the company designed to align the interest of the executives and stockholders, and they also serve as a retention tool because they cliff vest only after the passage of time, normally three years.

At its February 2020 meeting, the Compensation Committee approved equity award grants in the form of 149,401 SARs, 187,599 PSUs and 102,439 RSUs to 210 employees. The Compensation Committee also approved equity award grants to Messrs. Derksen and Anderson upon the successful completion of the divestiture of the Company’s Live Media business.

In May 2020, in the face of unprecedented uncertainty resulting from the COVID-19 pandemic, the Compensation Committee approved a temporary reduction in the salaries payable to certain Belden associates, including each of the NEOs, through December 31, 2020. In place of the forfeited salary compensation, on July 1, 2020 the Compensation Committee granted each affected Belden Associate an amount of time-vested RSUs equal in value at the time of the grant to the value of the forfeited salary compensation. These RSUs vest in 1/3 increments on each anniversary of July 1, 2020.

In August 2020, to account for changes to the global macroeconomic environment since the 2019 and 2020 PSUs were granted, the Compensation Committee approved a modification of the performance criteria applicable to the 2019 and 2020 free cash flow PSUs. For reporting purposes, those PSUs are accounted for in the Summary Compensation Table and Grants of Plan Based Awards Table that follow, as an additional grant of PSUs in August of 2020. The table below shows the total 2020 grants of SARs, PSUs and RSUs to the named executive officers.

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2020 Equity Awards to NEOs

NEO	SARs(1)	PSUs	RSUs
Mr. Stroup	—	46,218	51,623
Mr. Vestjens	10,825	7,857	11,149
Mr. Derksen	11,462	8,319	10,691
Mr. Anderson	6,368	4,622	7,618
Mr. Chand	9,297	6,748	6,266
Mr. McKenna	6,368	4,622	4,648

(1)	The Committee granted the listed SARs to the NEOs at the closing price of Belden stock on February 11, 2020 ($51.14), the grant date of the awards.

2018-2020 PSU Grant

Beginning in 2015, the Company moved from a one-year performance measurement period to a three-year performance measurement period for its PSUs. The three-year performance measurement period for PSUs granted in 2018 ended on December 31, 2020. At its February 2021 meeting, the Compensation Committee certified a conversion ratio of 0 for both types of PSUs granted in 2018, resulting in each NEO receiving no shares of Belden stock in connection with this grant. The threshold, target, maximum and actual performance are shown below:

Factor	Threshold	Target	Maximum	Actual
Relative TSR	25th Percentile	50th Percentile	75th Percentile	7th Percentile
Consolidated Free Cash Flow	738,000,000	923,000,000	1,108,000,000	504,000,000

Free cash flow is defined as net cash provided by operating activities, adjusted for certain acquisition and divestiture transaction costs and capital expenditures, plus the proceeds from the disposal of tangible assets.

At certain times in each of 2018 and 2019, the Compensation Committee granted a special long-term incentive award comprised of 50% time-vested RSUs and 50% performance-based PSUs (the “Supplemental Incentive Plan”) to Messrs. Vestjens, Derksen, Anderson and McKenna. The time-vested RSUs will cliff-vest on the four-year anniversary of the grant date. The performance-based PSUs will be earned based on relative TSR performance compared to the S&P 1500 Industrials index from the grant date to the third anniversary of the grant date, with any earned awards subject to an additional one-year vesting period. The Compensation Committee has rarely granted this type of special stock award and generally confines equity grants to the regular compensation program for its executives. In this case, however, the Compensation Committee determined that it was appropriate to make this special award to retain and incentivize key executives. No such Supplemental Incentive Plan Awards were granted in 2020. However, on February 11, 2020, the Compensation Committee awarded Messrs. Derksen and Anderson $100,000 RSU awards that would be granted upon the successful completion of the divestiture of the Company’s Live Media business. Messrs. Derksen and Anderson were granted such awards on July 2, 2020 that cliff vest on July 2, 2023. In connection with his departure from the Company as of March 12, 2021, Mr. Derksen received accelerated vesting of the awards described in this paragraph.

VI.     Compensation Policies and Other Considerations

Stock Ownership Guidelines

To align their interests with those of the Company’s stockholders, the Company’s executive officers must hold stock with value of at least three times their annual base salary (six times in the case of Messrs. Stroup and Vestjens). Officers have five years from the date they are appointed as an officer or promoted to acquire the appropriate shareholdings. In addition, officers must make interim progress toward the ownership requirement during the five year period – 20% after one year, 40% after two years, 60% after three years and 80% after four years. For purposes of determining ownership, unvested RSUs and the value of vested but unexercised, in-the-money options and SARs are included. For calculation purposes, the Company uses the higher of the current trading price or the

Belden Inc. 2021 Proxy Statement	Page 31

acquisition price. As of March 29, 2021 (our record date for the annual meeting), each of the named executive officers other than Mr. McKenna either met his interim or five-year stock ownership guideline. In accordance with Company policy, an officer is prohibited from selling Belden stock until the officer meets the applicable guideline.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the Company from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” (which included the CEO and our three other most highly-compensated executive officers, other than the Chief Financial Officer, for years prior to 2018 and now includes all NEOs, including the CFO). Prior to 2018, this limitation did not apply to “performance-based” compensation. While the Compensation Committee has generally attempted to maximize the tax deductibility of executive compensation, the Compensation Committee believes that the primary purpose of our compensation program is to support the Company’s business strategy and the long-term interests of our shareholders. Therefore, the Compensation Committee has maintained the flexibility to award compensation that may not be tax deductible if doing so furthers the objectives of our executive compensation program.

Under the December 2017 U.S. tax reform, the exception to Section 162(m) for performance-based compensation was repealed for tax years beginning after December 31, 2017, subject to certain transition and grandfathering rules. Despite these new limits on the deductibility of performance-based compensation, the Compensation Committee continues to believe that a significant portion of our named executive officers’ compensation should be tied to the Company’s performance. Therefore, it is not anticipated that the changes to Section 162(m) will significantly impact the design of our compensation program going forward.

Annual non-equity based incentive compensation and PSUs for our Named Executive Officers are unguaranteed, subject to maximum payout amounts based on the achievement of the performance objectives established by the Compensation Committee annually. These objectives are selected by the Compensation Committee from among the performance metrics in the annual incentive plan for non-equity based compensation and the long term incentive plan for the PSUs. The Compensation Committee may exercise discretion to adjust the award based on an assessment of Company and individual performance. Also, our compensation plans comply with the requirements of Internal Revenue Code Section 409A, which requires that nonqualified deferred compensation arrangements must meet specific requirements.

In accordance with FASB ASC Topic 718, for financial statement purposes, we expense all equity-based awards over the period earned based upon their estimated fair value at grant date.

Executive Compensation Recovery

In accordance with the Sarbanes-Oxley Act of 2002, the CEO and the CFO must forfeit certain bonuses and profits if the Company is required to restate its financial statements as a result of misconduct. In addition, if the Board of Directors determines that any other executive officer has engaged in fraudulent or intentional misconduct that results in the Company restating its financial statements because of a material inaccuracy, the Company, as permitted by law, will seek to recover any cash incentive compensation or other equity-based compensation (including proceeds from the exercise of a stock option or SAR) received by the officer from the Company during the 12-month period following the first public issuance or filing with the SEC of the financial statement required to be restated. The Company will revisit its clawback policies once the proposed rules issued by the SEC implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) are finalized.

Insider Trading; Hedging and Pledging of Company Stock

Company policy requires executive officers and directors to consult the Company’s legal department prior to engaging in transactions involving Belden stock. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Securities Exchange Act Rule 10b5-1. The Company will not approve hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. Executive officers and directors are prohibited from utilizing margin accounts to engage

Page 32	Belden Inc. 2021 Proxy Statement

in transactions in Belden stock and from pledging Belden stock for any purpose. Such restrictions do not apply to non-executive officer employees.

Equity Compensation Grant Practices

The Compensation Committee approves all grants of equity compensation, including stock appreciation rights, performance stock units and restricted stock units, to executive officers of the Company, as defined in Section 16 of the Exchange Act. All elements of executive officer compensation are reviewed by the Compensation Committee annually at a first quarter meeting. Generally, the Company’s awards of stock appreciation rights, performance stock units and/or restricted stock units are made at that meeting, but may be made at other meetings of the Compensation Committee. The Compensation Committee meeting date, or the next business day if the meeting falls on a non-business day, is the grant date for stock appreciation rights and restricted stock unit awards. The Company may also make awards in connection with acquisitions or promotions, or for retention purposes. Under the Company’s equity plan, the Compensation Committee may delegate to the Company’s CEO the authority to grant stock options to any employees of the Company other than executive officers of the Company as that term is defined in Section 16 of the Exchange Act. The Compensation Committee has exercised this authority and delegated to the CEO the ability to make limited equity grants in connection with promotion, retention and acquisitions, which he uses strategically but infrequently. Awards made by the CEO are reported to the Compensation Committee on a periodic basis.

Severance, Termination and Retirement

In 2020, the Company and the NEOs (other than Mr. Stroup, who maintained an employment agreement with no severance obligations outside of a change of control) agreed to terminate each NEO’s existing employment contract. In place of the severance provisions of the employment agreements, the Company’s executive officers are participants in the Belden 2020 Executive Severance Plan (the “Severance Plan”), which establishes a specified severance program that will govern the benefits, if any, offered to an executive officer following the conclusion of his or her employment by the Company. We believe that the Company’s Severance Plan is essential in attracting and retaining the desired executive talent in a competitive market. In addition, the Severance Plan benefits the Company by providing for the upfront agreement of each executive on certain important provisions, including post-termination covenants and an agreement to provide a full release of claims against the Company. Information regarding benefits under the Severance Plan is provided following this Compensation Discussion and Analysis under the heading Potential Payments upon Termination or Change of Control.

Aircraft

The Company owns and from time to time leases corporate aircraft to provide flexibility to executive officers and other associates to allow more efficient use of executive time for Company matters. The Nominating and Corporate Governance Committee reviews management’s use of corporate aircraft throughout the year to confirm that it is consistent with this philosophy and in full compliance with the regulations promulgated by the Federal Aviation Administration, the Internal Revenue Service and the Securities and Exchange Commission.

Benefits and Perquisites

The named executive officers receive retirement and health care benefits on a consistent basis with other Belden employees. As described in Pension Benefits and Nonqualified Deferred Compensation, excess defined benefit and defined contribution plans are offered to eligible U.S. employees. In order to attract and retain talented officers, we have provided certain other compensation to our NEOs. It is our policy to not provide tax gross-ups for any perquisites provided to executive officers other than in extraordinary circumstances, as was the case in 2020 to ensure that Mr. Chand's relocation from Hong Kong to the San Francisco area was economically neutral for him.

Belden Inc. 2021 Proxy Statement	Page 33

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Belden that the Compensation Discussion and Analysis be included in the proxy statement.

Compensation Committee

David Aldrich (Chair)
Lance Balk
Jonathan Klein

Compensation and Risk

We consider the variable, pay-for-performance components of our compensation programs to assess the level of risk-taking these elements may create. The variable components of our compensation programs offered to management (including our executives) are our annual cash incentive plan and long term incentive awards program. We believe the way we select and set performance goals and targets with multiple levels of performance; using gradually-sloped payout curves that do not provide large payouts for small incremental improvements; and confirming the achievement of performance before issuing the awards, all reduce the potential for management’s excessive risk-taking or poor judgment. Consistent with sound risk management, we limit the annual cash incentive award by capping the financial factor component at two times the target, as well as capping the awards themselves at the lesser of three times target or $5 million. The long-term incentive is limited through the use of a fixed percentage of the participant’s base salary. In addition, we require that executive officers adhere to stock ownership guidelines to promote a long-term focus and have adopted a compensation recovery policy in the event of fraudulent or intentional misconduct that leads to a restatement of our financial results.

We also consider our variable compensation programs offered to other associates. These are primarily incentive programs offered to sales and marketing associates. We believe the way we administer these programs reduces the potential of their causing a material adverse impact on the Company through excessive risk-taking. We have customer contract practices with respect to operating margins, customer creditworthiness, and channel management that are designed to reduce poor judgment in connection with entering into sales contracts having unreasonable terms. Sales targets are not designed to provide large payouts that are either based on small incremental improvement or overly aggressive goals that could induce excessive risk-taking by the salesperson. These programs are monitored throughout the performance period to ensure they are being properly administered. The results are subject to multiple levels of approval, including through the involvement of internal and external audit resources.

Pay Ratio Disclosure

In accordance with its rulemaking responsibilities related to the Dodd-Frank Act, the Securities and Exchange Commission has adopted a rule that requires annual disclosure of the ratio of the median Company employee’s total annual compensation to the total annual compensation of the Company’s principal executive officer. Though Mr. John Stroup and Mr. Roel Vestjens each served as the Company’s principal executive officer during 2020, for the purposes of determining the ratio of the median Company employees total annual compensation to the compensation of the Company’s principal executive officer, the Company’s principal executive officer is Roel Vestjens, President and Chief Executive Officer as of the time the median employee was calculated.

Belden’s median employee was determined by reviewing the cash compensation paid to all Belden employees worldwide¸ excluding certain de minimis jurisdictions under item 402(u) of Regulation S-K, but including Belden employees based in countries where the cost of living and average salaries in the market are substantially lower than the United States, from January 1, 2020 through December 31, 2020.

Once the median employee was identified, the calculation of annual total compensation for that median employee was determined in the same manner as the “Total Compensation” shown for Mr. Vestjens in the Summary Compensation Table contained herein.

Page 34	Belden Inc. 2021 Proxy Statement

Compensation elements that were included in the annual total compensation for the median employee include: cash compensation received in 2020, matching payments related to Company retirement plans, and any other compensation received in 2020.

The median total annual compensation of Belden associates, excluding Mr. Vestjens, in 2020 was $31,063.08. As disclosed herein, Mr. Vestjens’ total reported 2020 compensation was $2,648,191. Accordingly, Mr. Vestjens reported 2020 compensation was approximately 85.25 times that of the median of the total annual compensation of all employees other than Mr. Vestjens.

Pay for Performance in Action

In reviewing the Compensation Tables that follow, it is important to note that equity based compensation is reported based on the fair value at the grant date as determined under GAAP. As a result, it is not fully illustrative of compensation actually received. For example, in two of the last three years, vesting PSUs failed to convert to common shares as a result of the Company’s failure to satisfy the challenging conversion criteria. As a result, a significant portion of the compensation that was reported for NEOs in 2018 has not been realized. Further, the exercise price associated with the SARs in each of 2018, 2019, and 2020 is in excess of the price per share of Belden’s common stock as of December 31, 2020. Accordingly, none of the SARs granted during the last three grant cycles had value as of December 31, 2020. All of our NEOs and other senior managers are similarly affected. While extremely disappointing, this does illustrate how the interests of Belden’s executive officers are aligned with those of Belden’s shareholders.

As a result of the manner in which PSUs, RSUs and SARs are structured, it takes years to determine whether a particular year’s compensation will end up resulting in the realization of more or less than the amount reported. It is subject to a number of factors, but is most sensitive to the price of Belden stock. The bottom line is that the Belden Compensation Program is effective in aligning pay and performance in that the reported level of compensation is only attained when performance is at a level satisfactory to the investor community.

Compensation Tables

Starting on the next page are the following compensation tables:

●	Summary Compensation Table;
●	Grants of Plan-Based Awards;
●	Outstanding Equity Awards at Fiscal Year-End;
●	Option Exercises and Stock Vested;
●	Pension Benefits;
●	Nonqualified Deferred Compensation; and
●	Potential Payments Upon Termination or Change-in-Control.

Belden Inc. 2021 Proxy Statement	Page 35

SUMMARY COMPENSATION TABLE

							Change
							in Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compensa-
		Salary(1)	Bonus(2)	Awards(3)	Awards(4)	sation(5)	Earnings(6)	tion(7)	Total
Name and Principal	Year	($)	($)	($)	($)	($)	($)	($)	($)
Position (a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John Stroup	2020	487,231	—	6,835,918	—	550,000	448,473	64,012	8,385,634
Executive Chairman	2019	920,250	—	5,408,056	—	518,193	550,611	88,658	7,485,768
	2018	893,750	—	2,584,766	2,142,882	620,100	—	94,389	6,335,887

Roel Vestjens	2020	424,594	—	1,133,356	197,989	858,000	—	34,252	2,648,191
President and	2019	495,756	—	391,163	331,682	209,561	—	38,288	1,466,450
Chief Executive Officer	2018	455,689	—	2,791,504	344,504	179,469	—	39,187	3,810,353

Henk Derksen	2020	467,592	50,000	1,190,415	209,640	385,763	190,598	38,020	2,532,028
Senior Vice	2019	581,625	—	507,050	429,978	192,268	200,209	43,965	1,955,095
President, Finance,	2018	570,221	—	3,458,402	413,425	227,779	16,182	45,780	4,731,789
and Chief Financial Officer
Brian Anderson	2020	305,008	50,000	713,275	116,471	258,342	124,468	27,815	1,595,379
Senior Vice President,	2019	368,828	—	1,643,008	233,408	123,940	113,783	29,415	2,512,382
Legal, General Counsel and Corporate Secretary
Ashish Chand	2020	395,738	—	784,956	170,042	287,930	—	802,029	2,440,695
Executive Vice President,
Industrial Automation
Dean McKenna	2020	310,432	—	618,885	116,471	282,059	—	47,510	1,375,537
Senior Vice President,	2019	375,387	—	1,790,707	117,933	124,976	—	26,880	2,435,883
Human Resources

(1)	Salaries are amounts actually received.
(2)	Reflects cash bonuses paid to Messrs. Anderson and Derksen upon the successful divestiture of the Company’s Live Media Business.
(3)

Reflects the aggregate grant date fair value with respect to awards of stock for each named officer computed in accordance with FASB ASC Topic 718 and includes amounts for the PSUs originally granted in 2019 and 2020 on which the targets were modified in August 2020. See Grants of Plan-Based Awards Table for 2020 stock awards to the named officers. The assumptions used in calculating these amounts are described in Note 21: Share-Based Compensation, to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Some of the amounts listed in column (e) represent the grant date fair value of performance share units (“PSUs”) based on the assumption that the Company would meet its performance goals at the target level, resulting in one share of Belden stock, being issued to the officer for each PSU. Performance over the relevant three-year measurement period at 120% of target levels or greater (in the case of PSUs based on free cash flow) or at or greater than the 75th percentile (in the case of PSUs based on relative TSR) could result in the issuance of two shares of Belden stock for each PSU. During each performance period, the Company periodically analyzes performance and makes appropriate adjustments to the amount of stock-based compensation expense it records. Based on this structure, the maximum grant date fair values of the stock awards

Page 36	Belden Inc. 2021 Proxy Statement

for each NEO (in dollars), including those associated with restating the performance thresholds associated with 2019 and 2020 PSUs, are as follows:

	Mr. Stroup	Mr. Vestjens	Mr. Derksen	Mr. Anderson	Mr. Chand	Mr. McKenna
2020	11,138,800	1,839,291	1,541,675	1,139,927	1,306,644	1,046,274
2019	8,305,584	782,326	1,014,100	2,695,209	—	2,859,626
2018	5,169,532	3,543,452	4,376,132	—	—	—

(4)

Reflects the aggregate grant date fair value with respect to awards of options or SARs for each named officer computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are described in Note 20: Share-Based Compensation, to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The amounts shown above include the maximum grant date fair value for the PSUs issued in 2020, as well as the deemed issuance of additional PSUs when the performance thresholds associated with the 2019 and 2020 free cash flow PSUs were reset.

(5)	Represents amounts earned under the Company’s annual cash incentive plan as approved by the Compensation Committee at its February 2021 meeting.
(6)

The amounts in this column reflect the increase in the actuarial present value of the accumulated benefits under the Company’s defined benefit plans in which the named executives participate. None of the named executives received above-market or preferential earnings on deferred compensation.

(7)	The amounts (in dollars) shown in column (i) for 2020 consist of the following:

			Life
		Company’s	Insurance
		Contributions	and Long			Gross Up
		In Its Defined	Term	Tax		On		Gross Up
		Contribution	Disability	reparation	Relocation	Relocation	Housing	on Housing
	Total	Plan	Benefits	Costs	Costs	Costs	Allowance	Allowance
John Stroup	64,012	45,244	5,697	13,071	—	—
Roel Vestjens	34,252	27,010	3,142	4,100	—	—
Henk Derksen	38,020	30,579	5,241	2,200	—	—
Brian Anderson	27,815	21,553	3,613	2,650	—	—
Ashish Chand	802,029	26,831	1,876	—	316,132	309,000	73,000	75,190
Dean McKenna	47,510	17,918	4,592	—	—	—	25,000

Mr. Chand received payment for relocation costs, and a gross up on such relocation costs, as a result of being required to relocate from Hong Kong to California during 2020. The COVID-19 pandemic led to unexpected complications and delays in the relocation process. For calendar years 2020 and 2021, Mr. Chand will receive a housing rental allowance of $250,000 in 2021 that will reduce in thirds in 2022 and 2023 until it reaches zero in 2024.

Mr. McKenna’s family relocated to Europe during the pandemic. He receives a $25,000 annual stipend to secure living arrangements in the U.S., where he spends a significant amount of time.

Belden Inc. 2021 Proxy Statement	Page 37

GRANTS OF PLAN-BASED AWARDS

									All
									Other
									Stock
									Awards:	All Other		Grant
									Number	Option	Exercise	Date Fair
									of	Awards:	or Base	Value of
			Estimated Future Payouts Under			Estimated Future Payouts			Shares	Number of	Price of	Stock
			Non-Equity Incentive Plan			Under Equity Incentive Plan			of	Securities	Option	and
			Awards(1)			Awards(2)			Stock or	Underlying	Awards(5)	Option
	Grant	Award	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options(4)	($ per	Awards
Name	Date	Type	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#)	Share)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John Stroup		ACIP	433,354	866,708	1,733,416
	2/11/2020	RSU							46,218			2,363,589
	7/1/2020	RSU							5,405			169,555
	2/11/2020	PSU				17,332	46,218	92,436				2,743,038
	8/17/2020	PSU				21,712	43,424	86,848				1,559,790
Roel Vestjens		ACIP	366,406	732,813	1,465,625
	2/11/2020	RSU							3,929			200,929
	7/1/2020	RSU							7,220			226,491
	2/11/2020	PSU				2,947	7,858	15,716				466,313
	8/17/2020	PSU				3,336	6,672	13,344				239,622
	2/11/2020	SAR								10,825	51.14	197,989
Henk Derksen		ACIP	109,592	438,368	1,315,103
	2/11/2020	RSU							4,160			212,742
	7/1/2020	RSU							3,520			110,422
	7/2/2020	RSU							3,011			96,412
	2/11/2020	PSU				3,120	8,320	16,640				493,733
	8/17/2020	PSU				3,858	7,715	15,430				277,105
	2/11/2020	SAR								11,462	51.14	209,640
Brian Anderson		ACIP	66,721	266,882	800,646
	2/11/2020	RSU							2,311			118,185
	7/1/2020	RSU							2,296			72,026
	7/2/2020	RSU							3,011			96,412
	2/11/2020	PSU				1,733	4,622	9,244				274,316
	8/17/2020	PSU				2,121	4,241	8,482				152,337
	2/11/2020	SAR								6,368	51.14	116,471
Ashish Chand		ACIP	92,218	368,873	1,106,619
	2/11/2020	RSU							3,374			172,546
	7/1/2020	RSU							2,892			90,722
	2/11/2020	PSU				2,531	6,748	13,496				400,494
	8/17/2020	PSU				1,687	3,374	6,748				121,194
	2/11/2020	SAR								9,297	51.14	170,042
Dean McKenna		ACIP	67,907	271,628	814,884
	2/11/2020	RSU							2,311			118,185
	7/1/2020	RSU							2,337			73,312
	2/11/2020	PSU				1,733	4,622	9,244				274,316
	8/17/2020	PSU				2,131	4,262	8,524				153,073
	2/11/2020	SAR								6,368	51.14	116,471

(1)	The amounts in column (c) represent the cash payment under the Company’s annual cash incentive plan (“ACIP”) that would have been made if the threshold performance for 2020 was met, including a personal performance factor of 0.5; the amounts in column (d) represent the cash payment under ACIP that would have been made if the target performance for 2020 was met; and the amounts in column (e) represent the maximum cash payment under ACIP, the lesser of three times target or $5 million. For Messrs. Stroup and Vestjens, the maximum cash payment under ACIP is two times target because the company financial factor is capped at 2.0 and because a personal performance factor is not utilized for him.
(2)	The Compensation Committee granted the performance stock unit awards (PSUs) at its February 11, 2020 meeting. The PSUs granted in 2020 will be measured on the performance period from February 11, 2020 (the grant date) to December 31, 2022, in the case of the TSR-based PSUs, and January 1, 2020 to December 31, 2022, in the case of the free cash flow-based PSUs. Any payout will be made in shares of Belden stock in 2023. The conversion factor from PSUs to shares is based on the Company’s total stockholder return over the performance period measured relative to the S&P 1500 Industrials Index (the “Index”), weighted 50%, and the company’s consolidated free cash flow over the performance period, weighted 50%. On August 17, 2020, as a result of the changed macroeconomic environment resulting from the COVID-19 pandemic, the Compensation Committee elected to revise the performance criteria applicable to the 2019 and 2020 free cash flow-based performance stock units. Neither the 2018 performance stock units nor the 2019 or 2020 total shareholder return-based performance stock units were affected by the revision. The revision is shown above as a new grant of performance stock units as of August 17, 2020.

Page 38	Belden Inc. 2021 Proxy Statement

(3)	The Compensation Committee granted Restricted Stock Units (RSUs) to the NEOs and other company managers on July 1, 2020 to compensate those individuals for salary compensation that was forfeited during 2020 as a result of the COVID-19 pandemic. The July 1 RSUs vest in equal installments on each of July 1, 2021, 2022, and 2023. Additionally, the Compensation Committee granted RSUs to each of Messrs. Anderson and Derksen on July 2, 2020 upon the successful divestiture of the Company’s Live Media Business. The July 2 RSUs vest entirely on the third anniversary of the grant date.
(4)	The amounts in column (j) are the number of SARs granted to each of the named executive officers in 2020. These awards vest in equal amounts over three years on the first, second and third anniversaries of the grant date and expire on the tenth anniversary of the grant date.
(5)	The exercise price for awarded SARs was the closing price of the Belden shares on the grant date.

Belden Inc. 2021 Proxy Statement	Page 39

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market
			Equity					Plan	or Payout
			Incentive					Awards:	Value of
			Plan				Market	Number of	Unearned
			Awards:			Number	Value of	Unearned	Shares,
			Number of			of Shares	Shares or	Shares,	Units or
	Number of	Number of	Securities			or Units	Units of	Units or	Other
	Securities	Securities	Underlying			of Stock	Stock	Other	Rights
	Underlying	Underlying	Unexercised	Option	Option	That	That	Rights That	That
	Unexercised	Unexercised	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Options(1)	Options(2)(3)	Options	Price(4)	Date	Vested	Vested	Vested(5)	Vested(6)
	(#)	(#)
	Exercisable	Unexercisable	(#)	($)		(#)	($)	#	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John Stroup	54,412	—	—	72.570	3/4/2024	—	—	30,598	1,282,056
	62,672	—		89.230	2/25/2025			40,630	1,702,397
	81,175	—		52.890	2/24/2026			46,218	1,932,763
	86,166	—		74.910	2/22/2027			40,630	1,702,397
	56,422	28,210		72.730	2/28/2028			46,218	1,932,763
								5,405	226,470
Roel Vestjens	980	—	—	39.830	2/27/2022	—	—	4,919	206,106
	5,392	—		50.010	3/4/2023			17,847	747,789
	6,697	—		72.570	3/4/2024			17,847	747,789
	8,356	—		89.230	2/25/2025			5,485	229,822
	9,435	—		52.890	2/24/2026			7,857	329,208
	12,337	—		74.910	2/22/2027			3,929	164,625
	9,071	4,535		72.730	2/28/2028			7,220	329,208
	4,949	9,898		61.790	2/28/2029
	—	10,825		51.140	2/11/2030
Henk Derksen	10,230	—	—	35.830	3/1/2021	—	—	5,903	247,336
	3,100	—		28.760	8/28/2021			22,232	931,521
	24,810	—		39.830	2/27/2022			22,232	931,521
	15,234	—		50.010	3/4/2023			7,110	297,909
	15,068	—		72.570	3/4/2024			8,139	348,566
	13,370	—		89.230	2/25/2025			4,160	174,304
	16,409	—		52.890	2/24/2026			3,520	147,488
	19,583	—		74.910	2/22/2027			3,011	126,161
	10,886	5,442		72.730	2/28/2028
	6,416	12,831		61.790	2/28/2029
	—	11,462		51.140	2/11/2030
Brian Anderson	1,590	—	—	35.830	3/1/2021	—	—	2,624	109,946
	2,290	—		39.830	2/27/2022			3,860	161,734
	1,241	—		50.010	3/4/2023			11,039	462,534
	434	—		72.570	3/4/2024			11,039	462,534
	5,535	—		89.230	2/25/2025			4,622	193,662
	6,769	—		52.890	2/24/2026			2,311	96,831
	6,854	—		74.910	2/22/2027			2,296	96,202
	4,838	2,419		72.730	2/28/2028			3,011	126,161
	3,483	6,965		61.790	2/28/2029
	—	6,368		51.140	2/11/2030
Ashish Chand	537	—	—	72.570	3/4/2024	—	—	1,672	70,057
	1,103	—		89.230	2/25/2025			836	35,028
	738	—		52.890	2/24/2026			1,289	54,009
	1,477	—		74.910	2/22/2017			6,748	282,741
	1,542	770		72.730	2/28/2028			3,374	141,371
	3,194	6,386		61.790	2/28/2029			2,892	121,175
	—	9,297		51.140	2/11/2030
Dean McKenna	4,725	—	—	84.640	5/11/2025	—	—	2,952	123,689
	7,384	—		52.890	2/24/2026			1,950	81,705
	8,029	—		74.910	2/22/2027			3,901	163,452
	5,443	2,721		72.730	2/28/2028			11,235	470,747
	1,760	3,519		61.790	2/28/2029			11,235	470,747
	—	6,368		51.140	2/11/2030			2,311	96,831
								2,337	97,921
								4,622	193,662

Page 40	Belden Inc. 2021 Proxy Statement

(1)	Shows vested SARs.
(2)	Shows unvested SARs.
(3)	For Mr. Stroup, his 28,210 unexercisable SARs expiring on February 28, 2028 vested on February 28, 2021.

For Mr. Vestjens, his 4,535 unexercisable SARs expiring on February 28, 2028 vested on February 28, 2021. His 9,898 unexercisable SARs expiring on February 28, 2029, vest as follows: 4,949 on February 28, 2021, and 4,949 on February 28, 2022; his 10,825 SARs expiring on February 11, 2030 vest as follows: 3,609 on February 11, 2021; 3,608 on February 11, 2022; and 3,608 on February 11, 2023.

For Mr. Derksen, his 5,442 unexercisable SARs expiring on February 28, 2028 vested on February 28, 2021. 6,416 of his 12,831 unexercisable SARs expiring February 28, 2028 vested on February 28, 2021; and 6,415 were canceled upon his termination of employment on March 12, 2021. 3,821 of his 11,462 SARs expiring on February 11, 2030 vested on February 11, 2021; 7,641 were canceled upon his termination of employment on March 12, 2021.

For Mr. Anderson, his 2,419 unexercisable SARs expiring on February 28, 2028 vested on February 28, 2021. His 6,965 unexercisable SARs expiring on February 28, 2029 vest as follows: 3,483 on February 28, 2021, and 3,482 on February 28, 2022. His 6,368 unexercisable SARs expiring February 11, 2030, vest as follows: 2,123 on February 11, 2021; 2,123 on February 11, 2022; and 2,122 on February 11, 2023.

For Mr. Chand, his 770 unexercisable SAR’s expiring on February 28, 2028 vested on February 28, 2021. His 6,386 unexercisable SARs expiring on February 28, 2029 vest as follows: 3,183 on February 28, 2021, and 3,182 on February 28, 2022. His 9,297 unexercisable SARs expiring February 11, 2030, vest as follows: 3,099 on February 11, 2021; 3,099 on February 11, 2022; and 3,099 on February 11, 2023.

For Mr. McKenna, his 2,721 unexercisable SAR’s expiring on February 28, 2028 vested on February 28, 2021. His 3,519 unexercisable SARs expiring on February 28, 2029 vest as follows: 1,760 on February 28, 2021, and 1,759 on February 28, 2022. His 6,368 unexercisable SARs expiring February 11, 2030, vest as follows: 2,123 on February 11, 2021; 2,123 on February 11, 2022; and 2,122 on February 11, 2023.

(4)	The exercise price of SAR awards granted is the closing price of Belden shares on the grant date.
(5)	On each of February 28, 2018, February 28, 2019, and February 11, 2020, the NEOs were granted PSUs. Each tranche of PSUs carries a three year measurement period. Based on the Company’s performance during this period on total stockholder return relative to the S&P 1500 Industrials Index, weighted 50%, and on consolidated free cash flow, weighted 50%, a conversion factor from 0 to 2.0 will be generated. If the conversion factor is greater than 0, the PSUs will be converted to a whole number of shares and delivered to the NEOs upon conversion.

Effective May 1, 2020, each of the Company’s NEOs experienced a salary reduction of between 30% and 50% for the duration of 2020. In place of the forfeited salary compensation, each NEO was awarded an amount of time-vested RSUs on July 1, 2020 equal to the aggregate value of the salary reduction. The vesting schedule for these RSUs is included in the descriptions below.

Mr. Stroup’s 30,598 PSUs were reviewed by the Compensation Committee on February 16, 2021 and, based on the conversion ratio, they converted to zero shares. His 40,630 PSUs will be reviewed at the first quarter 2022 Compensation Committee meeting. His 46,218 PSUs will be reviewed at the first quarter 2023 Compensation Committee meeting. His 40,630 restricted stock units granted on February 28, 2019 will vest on February 28, 2022. His 46,218 restricted stock units granted on February 11, 2020 will vest on February 11, 2023. His 5,405 restricted stock units granted on July 1, 2020 will vest as follows: 1,802 on July 1, 2021; 1,802 on July 1, 2022; and 1,801 on July 1, 2023. It is contemplated that Mr. Stroup will retire from the Company in 2021.  Upon retirement, all of the PSU and RSU grants would receive accelerated vesting.

Mr. Vestjens’ 4,919 PSUs were reviewed by the Compensation Committee on February 16, 2021 and, based on the conversion ratio, they converted to zero shares. His 5,485 PSUs will be reviewed at the first quarter 2022 Compensation Committee meeting. His 7,857 PSUs will be reviewed at the first quarter 2023 Compensation Committee meeting. His 17,847 Supplemental Incentive Plan PSU’s and 17,847 Supplemental Incentive Plan RSUs vest as described in the discussion of the Supplemental Incentive Plan above. His 3,939 restricted stock units granted on February 11, 2020 will vest on February 11, 2023. His 7,220 restricted stock units granted on July 1, 2020 will vest as follows: 2,407 on July 1, 2021; 2,407 on July 1, 2022, and 2,406 on July 1, 2023.

Mr. Derksen’s 5,903 PSUs were reviewed by the Compensation Committee on February 16, 2021 and, based on the conversion ratio, they converted to zero shares. His 7,110 PSUs and his 8,319 PSUs were canceled upon his termination of employment on March 12, 2021. His 22,232 Supplemental Incentive Plan PSU’s and 22,232 Supplemental Incentive Plan RSUs vested upon termination of his employment on March 12, 2021. His 4,160 restricted stock units granted on February 11, 2020 and his 3,520 restricted stock units granted on July 1, 2020 were canceled upon his termination of employment on March 12, 2021. Mr. Derksen was also granted 3,011 restricted stock units upon the successful divestiture of the Company’s Live Media business on July 2, 2020 that vested upon termination of his employment on March 12, 2021. The RSUS that received accelerated vesting will be delivered six months after the termination date pursuant to Internal Revenue Code Section 409A.

Mr. Anderson’s 2,624 PSUs were reviewed by the Compensation Committee on February 16, 2021 and, based on the conversion ratio, they converted to zero shares. His 3,860 PSUs will be reviewed at the first quarter 2022 Compensation Committee meeting. His 4,622 PSUs will be reviewed at the first quarter 2023 Compensation Committee meeting. His 11,039 Supplemental Incentive Plan PSU’s and 11,039 Supplemental Incentive Plan RSUs vest as described in the discussion of the Supplemental Incentive Plan above. His 2,311 restricted stock units granted on February 11, 2020 will vest on February 11, 2023. His 2,296 restricted stock

Belden Inc. 2021 Proxy Statement	Page 41

units granted on July 1, 2020 will vest as follows: 766 on July 1, 2021; 765 on July 1, 2022, and 765 on July 1, 2023. Mr. Anderson was also granted 3,011 restricted stock units upon the successful divestiture of the Company’s Live Media business on July 2, 2020 that will vest on July 2, 2023.

Mr. Chand’s 1,672 PSUs were reviewed by the Compensation Committee on February 16, 2021 and, based on the conversion ratio, they converted to zero shares. His 6,748 PSUs will be reviewed at the first quarter 2023 Compensation Committee meeting. His 836 restricted stock units granted on February 28. 2018 vested on February 28, 2021. His 1,289 restricted stock units granted on February 28, 2019 will vest on February 28, 2022. His 3,374 restricted stock units granted on February 11, 2020 will vest on February 11, 2023. His 2,892 restricted stock units granted on July 1, 2020 will vest as follows: 964 on July 1, 2021; 964 on July 1, 2022; and 964 on July 1, 2023.

Mr. McKenna’s 2,952 PSUs were reviewed by the Compensation Committee on February 16, 2021 and, based on the conversion ratio, they converted to zero shares. His 3,901 PSUs will be reviewed at the first quarter 2022 Compensation Committee meeting. His 4,622 PSUs will be reviewed at the first quarter 2023 Compensation Committee meeting. His 11,235 Supplemental Incentive Plan PSU’s and 11,235 Supplemental Incentive Plan RSUs vest as described in the discussion of the Supplemental Incentive Plan above. His 1,950 restricted stock units granted on February 28, 2019 will vest on February 28, 2022. His 2,311 restricted stock units granted on February 11, 2020 will vest on February 11, 2023. His 2,337 restricted stock units granted on July 1, 2020 will vest as follows: 779 on July 1, 2021; 779 on July 1, 2022, and 779 on July 1, 2023.

(6)	The market value represents the product of the number of shares and the closing market price of Belden shares on December 31, 2020 ($41.90). The value of PSU awards assumes a conversion at a 1.0 ratio.

Page 42	Belden Inc. 2021 Proxy Statement

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of			Value Realized
	Shares Acquired	Value Realized on	Number of Shares	on
	on Exercise	Exercise	Acquired on Vesting	Vesting(1)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
John Stroup	—	—	—	—
Roel Vestjens	—	—	—	—
Henk Derksen	—	—	—	—
Brian Anderson	—	—	—	—
Ashish Chand	—	—	1,237	54,030
Dean McKenna	—	—	—	—

(1)	Mr. Chand had stock awards vest on February 22, 2020 and August 1, 2020; and the applicable fair market value per share on February 22 was $47.1175, and was $31.8550 on August 1. When the vesting date falls on a trading day, the fair market value is the average of the high and low trading prices of Belden shares on that day. When the vesting date falls on non-trading day, the fair market value is the average of (a) the average of the high and low trading prices of Belden shares on the trading day immediately preceding the vesting date and (b) the average of the high and low trading prices of Belden shares on the trading day immediately following the vesting date. The number of RSUs that vested were as follows: 470 RSUs on February 22, and 1,000 RSUs on August 1. Giving effect to the actual tax withholding that occurred, Mr. Chand acquired 470 shares on February 22, 2020, and 767 shares on August 1, 2020.

PENSION BENEFITS

			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit(2)	Last Fiscal Year
Name	Plan Name(1)	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
John Stroup	Pension Plan		941,216	—
	Excess Plan		2,421,757	—
	Postretirement	15.2
	Life Benefits		2,528	—
Roel Vestjens	Pension Plan	—	—	—
	Excess Plan		—	—
Henk Derksen	Pension Plan	10.8	577,442	—
	Excess Plan		424,888	—
Brian Anderson	Pension Plan	12.6	365,522	—
	Excess Plan		117,956	—
Ashish Chand	Pension Plan	—	—	—
	Excess Plan		—	—
Dean McKenna	Pension Plan	—	—	—
	Excess Plan		—	—

(1)	Messrs. Stroup, Derksen and Anderson participate in the Belden Wire & Cable Company Pension Plan (“Pension Plan”) and the Belden Wire & Cable Company Supplemental Excess Defined Benefit Plan (“Excess Plan”). Mr. McKenna does not participate in the plans because he joined the Company after the plans were closed to new participants in 2010. Mr. Vestjens and Mr. Chand do not participate in the plans because they relocated to the U.S. after the Plans were closed to new participants in 2010. The

Belden Inc. 2021 Proxy Statement	Page 43

Pension Plan is a cash balance plan. The account of each participant increases on an annual basis by 4% of the participant’s eligible compensation up to the Social Security wage limit ($137,700 for 2020) and by 8% of the participant’s eligible compensation in excess of the Social Security wage limit up to the limit on compensation that may be taken into account by a plan qualified under the Internal Revenue Code ($285,000 for 2020). The Excess Plan provides the benefit to the participant that would have been available under the Pension Plan if there were not a limit on compensation that may be taken into account by a plan qualified under the Internal Revenue Code. In general, eligible compensation for a participant includes base salary plus any amount earned under the annual cash incentive plan. Upon retirement, participants in the Pension Plan may elect a lump sum distribution or a variety of annuity options. Upon retirement, participants in the Excess Plan will receive a lump sum distribution.
(2)	The computation of the value of accumulated benefit for each individual incorporates a 2.10% discount rate, an interest credit rate of 3.50%, and an expected retirement age of 65.

NONQUALIFIED DEFERRED COMPENSATION(1)

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last
Name	($)	($)	($)	($)	FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
John Stroup	60,934	32,419	66,848	—	3,398,002
Roel Vestjens	18,549	14,185	4,511	—	247,879
Henk Derksen	23,092	17,754	11,117	—	583,773
Brian Anderson	33,588	8,728	2,350	—	135,883
Dean McKenna	6,624	5,093	2,024	—	111,708

(1)	Each of Messrs. Stroup, Derksen, Anderson, McKenna, and Vestjens participates in the Belden Supplemental Excess Defined Contribution Plan. Amounts reflected in column (c), but not those in column (d), have been reflected in column (i) of the Summary Compensation Table.

Page 44	Belden Inc. 2021 Proxy Statement

EMPLOYMENT, SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

Each of the Company’s named executive officers other than Mr. Stroup are parties to the Belden Inc. Executive Severance Program. The Compensation Committee (with the assistance of Meridian and management) annually reviews the key provisions of the Executive Severance Program to ensure it is competitive, based on peer group and market survey data.

Mr. Stroup entered into an employment agreement with the Company on May 21, 2020 in connection with this appointment as Executive Chairman and Mr. Vestjens appointment as President and Chief Executive Officer of the Company. The agreement is for a term of one year and is renewable only upon the mutual consent of the Company and Mr. Stroup. Mr. Stroup’s current base salary is $500,000 per year, and is subject to annual review. Mr. Stroup is entitled to participate in the Company’s annual cash incentive plan and other employment benefit plans available to senior executives. His target annual cash incentive award is 125% of his base salary.

Amounts payable in the event of each NEO’s separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Belden Inc. 2021 Proxy Statement	Page 45

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Belden Executive Severance Program provides for the potential payment of severance and other benefits upon certain terminations of employment. In addition, pursuant to the terms of the Company’s equity incentive plans, upon certain termination events, each executive will be entitled to acceleration of his outstanding and unvested equity awards.  Mr. Stroup is not a participant in the Belden Executive Severance Program.

Mr. Stroup, if terminated not in connection with a change of control, voluntarily or otherwise, is entitled to receive any accrued and base salary through the date of termination, along with any accrued and unused vacation, and reimbursement of any unreimbursed expenses.

Termination not for cause not in connection with a change in control

Pursuant to the Severance Program and the terms of the Company’s equity incentive plans, in the event a named executive officer is terminated without “cause,” as defined below, the executive will be entitled to receive:

●	severance payments equal to the sum of the officer’s current base salary plus his annual target bonus, payable in equal semi-monthly installments over a twelve-month period;
●	if the executive is the Company’s Chief Executive Officer, severance payments equal to the sum of the officer’s current base salary plus his target bonus, multiplied by 1.5, payable in equal semi-monthly installments over an eighteen-month period;
●	any unpaid bonus earned with respect to the portion of the current fiscal year completed as of the date of termination based on the actual performance under the applicable annual cash incentive plan, payable when awards are generally paid for senior executives for such year; and
●	a lump sum payment equal to the full monthly premium (i.e., the executive’s and the Company’s) for coverage under the Company group health care plan (including group dental and vision coverage) based on the executive’s coverage elections in effect immediate prior to the termination multiplied by 12 (or, in the case of the Company’s Chief Executive Officer, multiplied by 18).

Pursuant to the Severance Program, “cause” is defined to include:

●	willful and continued failure to perform his duties following appropriate opportunities to cure the deficiencies;
●	conviction or plea of nolo contendere of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud;
●	material violation of the Company’s Code of Conduct; and
●	engagement in an act that materially damages or materially prejudices the Company or its affiliates or the officer’s engagement in activities materially damaging to the property, business or reputation of the Company or its affiliates.

Termination not for cause by the Company or for good reason by the officer after a change in control

The Severance Program provides that if, within two years following a “change in control,” as defined below, the officer is terminated without cause or resigns for “good reason,” the officer will be entitled to receive:

●	any unpaid annual cash incentive award earned with respect to any fiscal year ending on or preceding the date of termination, payable when awards are paid generally to senior executives for such year;

Page 46	Belden Inc. 2021 Proxy Statement

●	A pro-rated annual cash incentive for the fiscal year in which the termination occurs, the amount of which shall be based on target performance and a fraction, the numerator of which is the number of days elapsed during the performance year through the date of termination and the denominator of which is 365;
●	a lump sum severance payment payable at the time provided by Section 4.02(e) in the aggregate amount equal to the product of (A) the sum of (1) the Participant’s highest base salary during the time between the change of control and the date that is two years following the change of control plus (2) the executive’s annual target cash incentive award for the year in which the termination occurs multiplied by (B) two (2);
●	a lump sum payment equal to the full monthly premium (i.e., the executive’s and the Company’s) for coverage under the Company group health care plan (including group dental and vision coverage) based on the executive’s coverage elections in effect immediate prior to the termination multiplied by 24 ;
●	unvested PSUs convert to RSUs at a 1.00 conversion ratio at the time of the “change in control;” and
●	unvested equity awards vest upon the termination following the “change in control”.

Mr. Stroup’s employment agreement provides that if, within two years following a “change in control,” as defined below, the officer is terminated without cause or resigns for “good reason,” the officer will be entitled to receive:

●	any unpaid annual cash incentive award earned with respect to any fiscal year ending on or preceding the date of termination, payable when awards are paid generally to senior executives for such year;
●	A pro-rated annual cash incentive for the fiscal year in which the termination occurs, the amount of which shall be based on target performance and a fraction, the numerator of which is the number of days elapsed during the performance year through the date of termination and the denominator of which is 365;
●	a lump sum severance payment payable at the time provided by Section 4.02(e) in the aggregate amount equal to the product of (A) the sum of (1) the Participant’s highest base salary during the time between the change of control and the date that is two years following the change of control plus (2) the executive’s annual target cash incentive award for the year in which the termination occurs multiplied by (B) two (2);
●	subject to his continued co-payment of premiums, continued participation for two years in the Company’s medical benefits plan which covers Mr. Stroup and his eligible dependents on the same terms in effect for active employees of the Company.

A “change in control” of the Company generally will occur when a person acquires more than 50% of the outstanding shares of the Company’s stock or a majority of the Board consists of individuals who were not approved by the Board. Upon a change in control in the Company, the named executive officers will have the right for a period of two years to leave the Company for “good reason” and receive the amounts set out above should the scope of their employment with the Company “negatively and materially” change.

Death/Disability

The Company provides long-term disability coverage and life insurance coverage for the executive officers on terms consistent with and generally available to all salaried employees. Upon the officer’s death or disability, the officer, or the officer’s heirs will be entitled to receive:

●	Any unpaid cash incentive award earned with respect to any fiscal year ending on or preceding the date of termination, payable when annual cash incentives are paid generally to senior executives for such year;
●	A pro-rated annual cash incentive award for the fiscal year in which such termination occurs, the amount of which shall be based on actual performance under the applicable annual cash incentive plan and a fraction, the numerator of which is the number of days elapsed during the performance year through the date of termination and the denominator of which is 365, which pro-rated cash incentive award shall be paid when awards are paid generally to senior executives for such year;

Belden Inc. 2021 Proxy Statement	Page 47

●	Any unvested equity awards will vest immediately;
●	The pro rata portion of PSUs related to the amount of time the employee was employed during the measuring period will convert to shares of Company common stock when awards are converted generally for such year;
●	Any disability insurance benefits, or life insurance proceeds, as the case may be, as may be provided under the Company plans in which the Participant participates immediately prior to such termination;

Retirement

Under the Company’s equity plans, an employee who has reached the age of 65 or has reached the age of 55 with ten years of service with the Company can voluntarily retire from the Company with the result that all unvested equity awards that were granted at least one year prior to the retirement date (with certain limited exceptions) shall immediately vest in full and any options or stock appreciation rights are eligible for exercise for the shorter of three years or the original term of the award. As of December 31, 2020, none of the Company’s NEOs were eligible for retirement.

Estimate of Payments

The estimated payments owed to each officer upon the various termination events are based on the following assumptions and/or exclusions:

●	it is assumed that each triggering event occurred on December 31, 2020 and that the value of our common stock was the closing market price of our stock on the last trading day prior to December 31, 2020, $41.90 (in the case of Termination not for cause by the Company or for good reason by the officer after a change in control, it is assumed that the change in control and the termination both occurred on December 31, 2020);
●	the payments do not include any amounts earned and owed to the officer as of the termination date, such as salary earned to date, unreimbursed expenses or benefits generally available to all employees of the Company on a non-discriminatory basis (the 2020 Non-Equity Incentive Plan Compensation is included based on the technical requirement that an employee must be employed on January 1, 2021 to earn the 2020 bonus. The Severance Program would entitle them to receive the 2020 bonus even if termination occurred on December 31, 2020); and
●	the payments include only additional benefits that result from termination and do not include any amounts or benefits earned, vested, accrued or owing under any plan. See “Outstanding Equity Awards at Fiscal Year-End”, “Pension Benefits” and “Nonqualified Deferred Compensation.”

Page 48	Belden Inc. 2021 Proxy Statement

			Accelerated Vesting
		2020 Non-	of Equity Value
		Equity		Stock	Welfare	Excise Tax
	Aggregate	Incentive Plan	Restricted	Options/	Benefits	Gross-up
	Severance	Compensation	Stock Units	SARs	Continuation	Payment	Total
Name	($)	($)	($)	($)	($)	($)	($)
John Stroup
Termination not for cause not in connection with a change in control	—	—	—	—	—	—	—
Termination not for cause by the Company or for good reason by the officer after a change in control	2,250,000	550,000	8,812,424	—	35,404	—	11,647,828
Death/Disability	—	550,000	8,812,424	—	—		9,362,424
Retirement	—	—	—	—	—	—
Roel Vestjens
Termination not for cause not in connection with a change in control	2,587,500	858,000	—	—	26,553	—	3,472,053
Termination not for cause by the Company or for good reason by the officer after a change in control	3,450,000	858,000	2,739,181	—	35,404	—	7,082,586
Death/Disability	—	858,000	2,739,181	—	—	—	3,597,181
Retirement	—		—	—	—	—
Henk Derksen
Termination not for cause not in connection with a change in control	1,022,858	385,763	—	—	17,626	—	1,426,247
Termination not for cause by the Company or for good reason by the officer after a change in control	2,045,715	385,763	3,218,518	—	35,252	—	5,685,248
Death/Disability	—	385,763	3,218,518	—	—	—	3,604,281
Retirement	—	—		—	—	—
Brian Anderson
Termination not for cause not in connection with a change in control	648,142	258,342	—	—	17,702	—	924,186
Termination not for cause by the Company or for good reason by the officer after a change in control	1,296,284	258,342	1,714,460	—	35,404	—	3,304,490
Death/Disability	—	258,342	1,714,460	—	—	—	1,972,802
Retirement	—	—	—	—	—	—
Ashish Chand
Termination not for cause not in connection with a change in control	805,000	287,930	—	—	17,702	—	1,110,632
Termination not for cause by the Company or for good reason by the officer after a change in control	1,610,000	287,930	706,362	—	35,404	—	2,639,696
Death/Disability	—	287,930	706,362	—	—	—	994,292
Retirement	—	—	—	—	—	—
Dean McKenna
Termination not for cause not in connection with a change in control	659,668	282,059	—	—	17,626	—	959,353
Termination not for cause by the Company or for good reason by the officer after a change in control	1,319,336	282,059	1,704,160	—	35,252	—	3,340,807
Death/Disability	—	282,059	1,704,160	—	—	—	1,986,219
Retirement	—	—	—	—	—	—	—

Belden Inc. 2021 Proxy Statement	Page 49

ITEM III – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”).

We encourage stockholders to review the Compensation Discussion and Analysis on pages 18 to 36 and the tabular disclosure that follows it. We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our stockholders. Our executive compensation philosophy is based on the belief that the compensation of our employees should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. We seek to provide an executive compensation package that is driven by our overall financial performance, our increased stockholder value, the success of areas of our business directly impacted by the executive’s performance, and the performance of the individual executive. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture. The Company employs an executive compensation program for our senior executives that emphasizes long-term compensation over short-term, with a significant portion weighted toward equity awards. This approach strongly aligns our senior executive compensation with that of our stockholders. We believe that there is a direct correlation between the performance of Belden and the compensation our senior executives receive. We also believe that our annual compensation disclosure is reflective of this correlation and is transparent and helpful to stockholders.

The Say-on-Pay resolution discussed below gives stockholders the opportunity to endorse or not endorse the compensation that we pay to our named executive officers by voting to approve or not approve such compensation as described in this proxy statement.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

Page 50	Belden Inc. 2021 Proxy Statement

2021 LONG TERM INCENTIVE PLAN

ITEM IV – PROPOSAL TO APPROVE THE BELDEN INC. 2021 LONG TERM INCENTIVE PLAN

On February 17, 2021, the Board adopted the Belden Inc. 2021 Long Term Incentive Plan (the “2021 Plan”), subject to approval of Belden’s stockholders.  A copy of the 2021 Plan is attached as Appendix II to this proxy statement.  If approved, the 2021 Plan will be the plan used for future awards, in place of the 2011 Belden Inc. Long Term Incentive Plan (the “2011 Plan”).

The Board believes that the 2021 Plan is an integral part of Belden’s overall compensation program. The Plan enables Belden to provide competitive levels of compensation needed to attract and retain high-quality executives, managers, employees and nonemployee directors, and to strengthen the alignment between these individuals and Belden’s stockholders.

The Plan incorporates the following features:

•	It offers the ability to grant stock options, stock appreciation rights, restricted stock units, performance shares, performance units and cash-based awards;
•	It prohibits reloads, repricing, stock options issued at a discount to fair market value or the transfer of nonqualified stock options or stock appreciation rights by a participant for consideration;
•	It prohibits “liberal” share counting provisions, such as counting only the net number of shares issued upon exercise of a stock appreciation right, or adding back shares withheld to satisfy taxes or tendered to pay the exercise price of a stock option;
•	It prohibits dividends to be paid on unvested performance shares;
•	It requires that all awards can only be made pursuant to the authority of the Board or its Committees; and
•	It limits the 2021 Plan term to ten years from the date the 2021 Plan is adopted.

A summary of the material features of the Plan is provided below, but does not replace or modify the terms of the Plan document which is attached as Appendix II to this proxy statement.

Vote Required for Approval

In order to be approved, this Item IV requires that a majority of the shares present at the meeting be voted in favor of it. Therefore, an abstention has the same impact as a vote against the proposal in determining whether it has achieved a majority.

Description of the Plan

The 2021 Plan provides Belden the ability to use equity-based awards to attract, retain and motivate its employees, directors and other individuals who perform services for the Company (“Participants”). These awards help align employees with Belden’s financial success and will encourage them to devote their best efforts to Belden’s business over the long term. As a result, these awards help advance the interests of Belden and its stockholders. The Plan provides for the granting of the following types of incentive awards: stock options, stock appreciation rights (“SARs”), restricted stock, performance grants and other types of awards that the Board of Directors or a duly appointed committee of the Board of Directors deems to be consistent with the purposes of the Plan. Additional shares are necessary in order to achieve the purpose of the Plan over its remaining term.

The 2021 Plan is designed as a flexible share authorization plan, such that the Company’s share authorization is based on the least costly type of award (stock options). Shares issued pursuant to “Full Value Awards” (awards other than stock options or stock appreciation rights which are settled by the issuance of shares, e.g., restricted stock, restricted stock units, performance shares, performance units if settled with stock, or other stock-based awards) count against the Plan’s share authorization at a rate of 1.73 to 1, while shares issued upon exercise of stock options or stock appreciation rights count against the share authorization at a rate of 1 to 1. The value of an option is compared to a “full value share” to determine a valuation ratio. The Company has used a binominal

Belden Inc. 2021 Proxy Statement	Page 51

model provided by an outside institutional stockholder advisory service to determine its valuation ratio. This means that every time an option is granted, the authorized pool of shares is reduced by one share and every time a full value share is granted, the authorized pool of shares is reduced by 1.73 shares.

Plan Share Limits

The maximum number of shares of common stock authorized to be issued under the 2021 Plan without additional stockholder action is three million two hundred fifty thousand (3,250,000), which shall consist of new or treasury shares. Notwithstanding the approval of the 2021 Plan, awards previously granted under any prior plans will remain outstanding in accordance with their terms.

Shares are counted against the authorization only to the extent they are actually issued. Thus, awards which terminate by expiration, forfeiture, cancellation or are settled in cash in lieu of shares, or exchanged for awards not involving shares, shall again be available for grant under the Plan, including those awards granted under prior plans.

Overhang

The following table displays information about the number of SARs outstanding and the number of shares available for future issuance under the Plan based on actual Company data as of March 29, 2021. In addition, as of March 29, 2021, the Company had 730,874 outstanding full-value awards, in the form of restricted stock units. The number of common shares outstanding on March 29, 2021 was 44,711,224.

EQUITY COMPENSATION PLAN INFORMATION ON MARCH 29, 2021

	Number of	Weighted	Weighted Average
	Securities to be	Average	Remaining Years	Number of Securities
	Issued Upon	Exercise	of Contractual	Remaining Available
	Exercise of	Price of	Life of	for Future Issuance
	Outstanding	Outstanding	Outstanding	Under Equity
Plan Category	Options	Options	Options	Compensation Plans
Equity Compensation Plans Approved by Stockholders	1,426,833	$62.7456	6.1947	1,117,245.47
Equity Compensation Plans Not Approved by Stockholders	—	—	—	—
Total	1,426,833	$62.7456	6.1947	1,117,245.47

Overhang is calculated as (a) the number of outstanding equity awards, plus (b) the number of shares anticipated to be granted from the 2011 Plan from March 29, 2011 until May 26, 2011, plus (c) the number of shares being requested in this Item IV, divided by (x) the basic common shares outstanding, plus (y) the cumulative sum of (a), (b) and (c).

(a)	=	1,426,833 SARs outstanding + 730,874 RSUs outstanding = 2,157,707
(b)	=	Maximum number of new awards anticipated to be granted between March 29 and May 26 = 25,000
(c)	=	3,250,000 requested under 2021 Plan
(x)	=	44,711,224 shares outstanding
(y)	=	2,157,707 + 25,000 + 3,250,000 = 5,432,707

Page 52	Belden Inc. 2021 Proxy Statement

Overhang =	5,396,587	= 10.83%
44,711,224

Burn Rate

As discussed in this Proxy Statement, the Company utilizes equity awards to attract, retain and motivate our talent. We balance this practice with the interests of our stockholders in non-dilution. The proxy advisory firm, Institutional Shareholder Services (“ISS”) has devised an industry-specific model of acceptable equity award burn rate. ISS calculates burn rate as (a) the number of equity awards granted during a given year, divided by (b) the weighted average shares outstanding for the year. ISS’s model calls for Belden’s PSUs to be counted in the year in which they convert to RSUs. Based on ISS’s applicable measure of Belden’s stock volatility, our RSUs are multiplied by a factor of 2.0.

The following table sets forth information regarding awards granted and earned, the burn rate for each of the last three years, and the average burn rate over the last three years.

Plan Category	2018	2019	2020	3-Year Average
SARS and options granted (a)	264,915	237,345	142,713	214,991
RSUs granted (b)	316,836	372,118	906,894	531,949
RSUs earned on PSUs (c)	48,297	123,569	52,186	74,684
Numerator (a + (2.0 X (b + c)))	995,181	1,228,719	2,060,873	1,428,258
Weighted Average shares outstanding (Denominator)	40,675,000	42,203,000	44,778,000	42,552,000
Burn Rate	2.45%	2.91%	4.60%	3.32%

Awards in 2021

The tables below shows equity awards made at the meeting of the Compensation Committee on February 16, 2021, or anticipated to be made in 2021, under the 2011 Plan and the 2021 Plan.

Belden Inc. 2011 Long Term Incentive Plan
	Dollar Value	Number of	Number of	Number of
Name and Position	($)	SARs	PSUs(1)	RSUs
John Stroup, Executive Chairman	—	—	—	—
Roel Vestjens, President and Chief Executive Officer	3,500,000	48,937	40,147	20,073
Henk Derksen, Senior Vice President, Finance, and Chief Financial Officer	—	—	—	—
Brian Anderson, Senior Vice President, Legal – General Counsel and Corporate Secretary	580,800	8,121	6,662	3,331
Ashish Chand, Executive Vice President, Industrial Solutions	938,432	13,121	10,764	5,382
Dean McKenna, Senior Vice President, Human Resources	549,467	7,683	6,303	3,151
Executive Group	4,282,512	108,816	89,269	44,635
Non-Executive Director Group(1)	—	—	—	—
Non-Executive Employee Group(2)	9,109,161	95,555	126,227	39,195

Belden Inc. 2021 Proxy Statement	Page 53

Belden Inc. 2021 Long Term Incentive Plan
	Dollar Value	Number of	Number of	Number of
Name and Position	($)	SARs	PSUs	RSUs
John Stroup, Executive Chairman	—	—	—	—
Roel Vestjens, President and Chief Executive Officer	—	—	—	—
Henk Derksen, Senior Vice President, Finance, and Chief Financial Officer	—	—	—	—
Brian Anderson, Senior Vice President, Legal – General Counsel and Corporate Secretary	—	—	—	—
Ashish Chand, Executive Vice President, Industrial Solutions	—	—	—	—
Dean McKenna, Senior Vice President, Human Resources	—	—	—	—
Executive Group	—	—	—	—
Non-Executive Director Group(1)	1,327,000	—	—
Non-Executive Employee Group	—	—	—	—

(1)

It is anticipated, following the annual meeting, that each non-executive director will receive an annual RSU award of $144,500 divided by the then-current Belden share price ($171,000 for Mr. Aldrich). The number of RSUs is not determinable at this time.

(2)

As described elsewhere in this proxy statement, amounts shown are based on target Company performance measured against performance goals determined by the Compensation Committee. The PSUs shown above may be converted in share of Company stock. The maximum number of RSUs to be issued per PSU is 2.0, and the minimum number is 0.

Plan Administration

The 2021 Plan is administered by the Compensation Committee and the Committee has the exclusive authority to select 2021 Plan participants and to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the Plan.

Upon termination of a Participant’s employment or other relationship with the Company, the Committee shall determine how these forms of contingent consideration are to be treated, including the extent to which unvested portions of the award will be forfeited and the extent to which Options, SARs, or other awards requiring exercise will remain exercisable. Generally, a Participant’s rights and interests under the 2021 Plan will not be transferable except by will or by the laws of descent and distribution.

Awards under the Plan

Options: The Compensation Committee may grant both incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”) under the Plan. Eligibility for ISOs is limited to employees of Belden and its subsidiaries. The exercise price for options cannot be less than the fair market value of Belden common stock as of the date of grant. The latest expiration date cannot be later than the tenth (10th) anniversary of the date of grant. Fair market value under the 2021 Plan may be determined by reference to market prices on a particular trading day or on an average of trading days. The Company’s current practice is to determine the Fair Market Value as the closing price on the date of the grant. The exercise price may be paid with cash or its equivalent, with previously acquired shares of common stock, or by other means approved by the Committee, including by means of a broker-assisted exercise.

SARs: The Compensation Committee may grant stock appreciation rights (“SARs”) under the 2021 Plan either alone or in tandem with stock options. The grant price of an SAR cannot be less than the fair market value of Belden common stock as of the date of grant. The grant price of an SAR granted in tandem with a stock option will be the same as the option price of the tandem option. SARs cannot be exercised later than the tenth (10th) anniversary of the date of grant.

Freestanding SARs may be exercised on such terms as the Compensation Committee determines and tandem SARs may be exercised by relinquishing the related portion of the tandem option. Upon exercise of a SAR, the holder will receive from Belden shares of

Page 54	Belden Inc. 2021 Proxy Statement

common stock, equal in value to the difference between the fair market value of the common stock subject to the SAR, determined as described above, and the grant price.

Restricted Stock and Restricted Stock Units: The Compensation Committee may award restricted common stock and restricted stock units. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock unit awards result in the transfer of shares of stock to the participant only after specified conditions are satisfied. A holder of restricted stock is treated as a current stockholder and is entitled to dividend and voting rights, whereas the holder of a restricted stock unit award is treated as a stockholder with respect to the award only when the shares of common stock are delivered in the future. The Committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units.

Performance Shares and Performance Unit Awards: Performance share and performance unit awards may be granted under the 2021 Plan. Performance shares will have an initial value that is based on the fair market value of the stock as of the date of grant. Performance unit awards will have an initial value that is determined by the Committee. Such awards will be earned only if performance goals over performance periods established by or under the direction of the Committee are met. The performance goals may vary from participant to participant, group to group, and period to period. The performance goals for performance share and performance unit awards and any other awards granted under the Plan may be based on, but shall not be limited to, the following performance measures:

(a)	Net sales or revenue growth;
(b)	Return measures (including, but not limited to return on invested capital, assets, capital, equity, sales);
(c)	Gross profit margin;
(d)	Operating expense ratios;
(e)	Operating expense targets;
(f)	Productivity ratios;
(g)	Operating income;
(h)	Gross or operating margins;
(i)	Earnings before or after taxes, interest, depreciation and/or amortization;
(j)	Net earnings or net income (before or after taxes);
(k)	Earnings per share;
(l)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(m)	Working capital targets;
(n)	Organic or inorganic growth;
(o)	Capital expenditures;
(p)	Share price (including, but not limited to, growth measures and total shareholder return);
(q)	Appreciation in the fair market value or book value of the common stock;
(r)	Economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of the capital);
(s)	Total shareholder return;
(t)	Debt to equity ratio / debt levels;
(u)	Customer satisfaction / service (relative improvement);
(v)	Market share;
(w)	Employee satisfaction / engagement;
(x)	Employee retention / attrition;
(y)	Safety;
(z)	Environmental, social and governance (ESG);
(aa)	Diversity; and
(bb)	Inventory control / efficiency

Belden Inc. 2021 Proxy Statement	Page 55

The Compensation Committee will determine whether the performance targets or goals that have been chosen for a particular performance award have been met and may provide in an award that any evaluation of performance may include or exclude any of the following that are objectively determinable and that occur during the performance period to which the award is subject: asset write-downs, litigation, claims, judgments, or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reporting results; any reorganization and restructuring programs; nonrecurring items as described in FASB Accounting Standards Codification 225-20 – Unusual or Infrequently Occurring Items and/or in management’s discussion of financial condition and results of operations appearing in Belden’s annual report to stockholders for the applicable year; acquisitions or divestitures; and foreign exchange gains and losses.

Awards that are designed to qualify as performance-based compensation may not be adjusted upward. However, the Compensation Committee has the discretion to adjust these awards downward. In addition, the Committee has the discretion to make awards that do not qualify as performance-based compensation. Generally, awards may be paid in the form of cash, shares of common stock, or in any combination, as determined by the Committee.

Cash-Based Awards: The Compensation Committee may grant cash-based awards under the 2021 Plan that specify the amount of cash to which the award pertains, the conditions under which the award will be vested and exercisable or payable, and such other conditions as the Committee may determine that are consistent with the terms of the Plan. Although based on a specified amount of cash, cash-based awards may be paid, in the Committee’s discretion, either in cash or by the delivery of shares of common stock.

Other Stock-Based Awards: The Compensation Committee may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted stock, restricted stock units, performance shares, or performance units. The terms and conditions of each other stock-based award shall be determined by the Committee. Payment under any other stock-based award will be made in shares of common stock or cash, as determined by the Committee.

Minimum Vesting Requirements

Any Stock-Based Award shall have a minimum vesting period of one year from the date of its grant with no vesting prior to the first anniversary of the grant date.  This shall be subject to exceptions for Substitute Awards and other de minimis exceptions.  The Compensation Committee will have the authority to provide for acceleration of awards in the event of a Participant’s death, disability, retirement or termination from service other than for cause.

Dividends

Unless otherwise provided by the Compensation Committee, dividends shall be accrued for each Full Value Award not entitled to dividends based on the dividends declared on shares of common stock that are subject to such Full Value Award, to be accrued as of dividend payment dates, during the period between the date the Full Value Award is granted and the date the Full Value Award is exercised, vests or expires. Such dividend accruals shall be converted to cash or additional shares of common stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Under no circumstances may dividends be granted for any Option, SAR or Full Value Award which has its vesting or grant dependent upon achievement of one or more Performance Measures.

Termination of Employment

The Compensation Committee will determine how each award will be treated following termination of the holder’s employment with or service for Belden, including the extent to which unvested portions of the award will be forfeited and the extent to which Options, SARs, or other awards requiring exercise will remain exercisable.

Treatment of Awards Upon a Change in Control

In the event that a “change in control” of Belden (as defined in the 2021 Plan) occurs and Participant’s employment is terminated (i) by the Company without Cause (as defined in the 2021 Plan), other than for death or disability, or (ii) by the Participant for Good Reason (as defined in the Plan, in either case, within two (2) years of the change of control, then unless otherwise provided in an award agreement, any outstanding option or SAR shall become fully exercisable, and any outstanding restricted stock, restricted stock

Page 56	Belden Inc. 2021 Proxy Statement

units, other stock-based awards, or other award that was forfeitable shall become non-forfeitable and fully vested, and, to the extent applicable, shall be converted into shares of Belden common stock. Any payout or conversion of a performance-based award shall be done assuming performance was “at target” for the applicable performance period.

Treatment of Awards Upon Disposition of a Facility or Operating Unit

If Belden closes or disposes of a facility or operating unit or sells or otherwise disposes of a subsidiary, then with respect to awards held by participants employed at the facility, unit, or subsidiary, the Committee may, but need not, to the extent consistent with Section 409A of the Internal Revenue Code of 1986 as amended (“Code”) (if applicable), (i) accelerate the exercisability of the awards, (ii) remove any restrictions applicable to the awards, and/or (iii) extend for up to five years the period during which the awards may be exercised.

Amendment of Awards or the Plan and Adjustment of Awards

The Compensation Committee may at any time alter, amend, modify, suspend, or terminate the Plan or any outstanding award in whole or in part. No amendment of the Plan will be made without stockholder approval if stockholder approval is required by law or stock exchange rule. No amendment may adversely affect the rights of any participant without his or her consent under an outstanding award, unless specifically provided for in the Plan.

Additional Provisions

Under no circumstances may a participant transfer an NQSO or a SAR for consideration. Neither ISOs nor, except as the Compensation Committee otherwise expressly determines, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime, an ISO and NQSO, except as the Committee may determine, other non-transferable awards requiring exercise, may be exercised only by the recipient.

If provided in the award agreement or an associated agreement, a participant’s rights to an award may be subject to the participant agreeing to not compete with Belden or any of its subsidiaries, and to not solicit Belden’s customers or employees. In addition, participants generally shall be subject to nondisclosure and non-disparagement requirements, as well as other requirements consistent with protecting the interests of the stockholders and Belden. A breach of these restrictions may result in cancellation of awards or the recovery by Belden of gain realized under an award.

Except as contemplated in Belden’s 2004 Non-Employee Director Deferred Compensation 2021 Plan, generally deferrals of compensation, as defined under Code Section 409A, are not permitted under the 2021 Plan. However, the Committee may permit a participant to defer compensation received under the Plan in accordance with the requirements of Code Section 409A.

To comply with the laws in other countries in which Belden or its affiliates and/or subsidiaries operate or may operate or have employees or directors, the Committee may establish subplans under the 2021 Plan and modify the terms of the awards made to such employees, and directors.

Nonemployee Director Awards

The 2021 Plan will also be used to grant equity awards to nonemployee directors, so that they too will develop a sense of proprietorship and personal involvement in the development and financial success of Belden and so that their interests will be more closely aligned with those of Belden’s stockholders.

Termination

By its terms, the 2021 Plan will expire on May 31, 2031, approximately ten years from the date that the Plan will be initially approved by the Company’s stockholders.

Belden Inc. 2021 Proxy Statement	Page 57

U.S. Federal Tax Consequences Under the 2021 Plan

Federal Income Tax Consequences – Incentive Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an Incentive Stock Option (“ISO”). However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With some exceptions, a disposition of shares purchased under an ISO within two (2) years from the date of grant or within one (1) year after exercise produces ordinary income to the optionee equal to the value of the shares at the time of exercise less the exercise price. The same amount is deductible by Belden as compensation. Any additional gain recognized in the disposition is treated as a capital gain for which Belden is not entitled to a deduction.

Federal Income Tax Consequences – NQSOs. In general, in the case of a NQSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of shares acquired upon exercise over the exercise price. For employee optionees, the same amount is deductible by Belden as compensation, provided that income taxes are withheld from the employee. Upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which Belden is not entitled to a deduction. In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as a NQSO. ISOs are also treated as NQSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of one hundred thousand dollars ($100,000).

Federal Income Tax Consequences – Stock Appreciation Rights. Stock Appreciation Rights awards involve the issuance of shares, without other payment by the recipient, as additional compensation for services to the Company. The recipient will recognize taxable income upon exercise equal to the fair market value of the shares on the date of the exercise, which becomes the tax basis in a subsequent sale, less the exercise price, which is paid in shares. Generally, the Company will be entitled to a corresponding deduction in an amount equal to the income recognized by the recipient.

Federal Income Tax Consequences – Restricted Stock and Performance Share Grants. Restricted stock granted under the 2021 Plan generally will not be taxed to the recipient, nor deductible by the Company, at the time of grant. On the date the restrictions lapse and the shares become transferable or not subject to a substantial risk of forfeiture, the recipient recognizes ordinary income equal to the excess of the fair market value of the shares on that date over the purchase price paid for the stock, if any. The participant’s tax basis for the shares includes the amount paid for the shares and the ordinary income recognized. Generally, the Company will be entitled to a deduction in an amount of income recognized by the recipient. Performance share units that are converted into restricted stock units will result in the same treatment. Performance share units not converted into restricted stock units have no tax consequences.

Other. Awards under the 2021 Plan may be subject to tax withholding. Where an award results in income subject to withholding, participants may satisfy their tax withholding requirements by causing shares of common stock to be withheld. Otherwise, Belden may require the participant to remit the necessary taxes to Belden.

In general, under Code Section 162(m), remuneration paid by a public corporation to its chief executive officer or any of its other named executive officers, ranked by pay, is not deductible to the extent it exceeds one million dollars ($1,000,000) for any year. Taxable payments or benefits under the 2021 Plan are subject to this deduction limit.

Under the “golden parachute” provisions of the Code, the accelerated vesting of stock options, restricted stock and benefits paid under other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional federal excise tax of 20%, and may be nondeductible to the corporation.

The discussion set forth above is intended only as a summary and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to recipients of awards under the Plan. Accordingly, all award recipients are advised to consult their own tax advisors concerning the federal, state, local and foreign income and other tax considerations relating to such awards and rights thereunder.

Page 58	Belden Inc. 2021 Proxy Statement

Incorporation by Reference. The foregoing is only a summary of the 2021 Plan and is qualified in its entirety by reference to the full text of the 2021 Plan, a copy of which is attached hereto as Appendix II.

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2021 LONG TERM INCENTIVE PLAN

Belden Inc. 2021 Proxy Statement	Page 59

EMPLOYEE STOCK PURCHASE PLAN

ITEM V – EMPLOYEE STOCK PURCHASE PLAN

We are seeking your vote to approve our Employee Stock Purchase Plan, which we refer to as the “ESPP.” The ESPP was approved and adopted by our Board of Directors on February 17, 2021, subject to approval by the stockholders at the Annual Meeting, and will become effective upon receiving stockholder approval at that Meeting.

The purpose of the ESPP is to provide eligible employees of the Company and certain of its affiliates and subsidiaries an opportunity to use payroll deductions to purchase shares of our common stock and thereby acquire an ownership interest in the Company. The ESPP consists of two components: a 423 component, which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code (“Section 423”) (the “423 Component”), and a non-423 component (the “Non-423 Component”), which is not intended to qualify under Section 423.

The maximum aggregate number of shares of our Common Stock that may be purchased under the ESPP will be 3,000,000 shares, subject to adjustment as provided for in the ESPP. The share pool for the ESPP represents approximately 6.71% of the total number of shares of our common stock outstanding as March 29, 2021.

SUMMARY OF MATERIAL TERMS OF THE ESPP

A summary of the material terms of the ESPP is set forth below. The summary is qualified in its entirety by reference to the full text of the ESPP, which is filed with this Proxy Statement as Appendix III.

Authorized Shares

Subject to adjustment as provided in the ESPP, a total of 3,000,000 shares of our Common Stock will be made available for sale under the ESPP. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capitalization, or other distribution with respect to our stockholders other than normal cash dividends, an automatic adjustment will be made in the number and kind of shares as to which outstanding options then unexercised will be exercisable, in the available shares reserved for sale under the ESPP, and in the purchase period limit, in order to maintain the proportionate interest of the participants before and after the event.

As of March 29, 2021, the closing price of our common stock on New York Stock Exchange was $41.91 per share.

Plan Administration

Our Compensation Committee will administer the ESPP as the “Administrator”, and will have full and exclusive authority to interpret the terms of the ESPP and determine eligibility to participate, subject to the conditions of the ESPP. The Board of Directors and Compensation Committee are also entitled to delegate certain executive officers of the Company appointed to serve as the Administrator.  The Administrator is authorized to adopt rules, procedures and subplans with respect to the Non-423 Component of the ESPP and for the operation of the ESPP in jurisdictions outside of the United States.

Eligibility

Generally, employees of the Company and any of its designated subsidiaries and affiliates are eligible to participate in the ESPP, subject to the procedural enrollment and other requirements in the ESPP. However, our plan Administrator may, in its discretion, determine prior to the beginning of an offering period that employees will not be eligible to participate if they (i) have not completed at least two years of service since their last hire date (or such lesser period as may be determined by our Compensation Committee or the Administrator in its discretion), (ii) customarily not work more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily work not more than five months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), or (iv) are highly compensated employee within the meaning of Section 414(q) of the Code.

Page 60	Belden Inc. 2021 Proxy Statement

No employee may be granted options to purchase shares of our Common Stock under the 423 Component of the ESPP if such employee (i) immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (ii) holds rights to purchase shares of our common stock under all of our employee stock purchase plans (as defined in Section 423) that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year. Employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the ESPP or a specific offering if such participation is prohibited under applicable local law or would violate Section 423 of the Internal Revenue Code.

For purposes of the ESPP, designated subsidiaries include any subsidiary (within the meaning of Section 424(f) of the Code) of the Company that has been designated by the Administrator as eligible to participate in the 423 Component of the ESPP and designated affiliates include any of our affiliates that have been designated by the Administrator as eligible to participate in the Non-423 Component of the ESPP.

As of March 29, 2021, no more than approximately 6,500 employees, would be eligible to participate in the ESPP.

Offering Periods

Pursuant to the terms of the ESPP, on the first trading day of an offering period, each eligible employee will be granted an option to purchase shares of our Common Stock on the last day of such offering period. The Administrator will determine the length of each offering period.

Contributions

The ESPP permits each participant to purchase shares of our common stock through payroll deductions of up to 25% of their eligible compensation; provided, however, that a participant may not purchase more than a specific maximum number of shares, which limit will be determined by our Compensation Committee prior to the commencement of the offering period. No interest will accrue on a participant’s contributions to the ESPP, unless required by law in certain jurisdictions. A participant may withdraw during the offering period and may decrease (but not increase) their contributions.

Purchases

Unless a participant terminates employment or withdraws from the ESPP or an offering period before the last trading day of an offering period, the participant’s option will automatically be exercised on the last trading day of each offering period. The number of shares of our Common Stock purchased will be determined by dividing the payroll contributions accumulated in the participant’s account by the applicable purchase price, subject to the maximum share limit discussed above. No fractional shares of our Common Stock will be purchased. Any contributions accumulated in a participant’s account which are not sufficient to purchase a full share of our Common Stock will be rolled over to the next offering period, without interest, or will be refunded to them, without interest.

Our Compensation Committee will determine the purchase price of the shares, which will not be less than 85% of the lower of the fair market value of our common stock on the first trading day of each offering period or on the last trading day of each offering period (which we refer to as the “purchase date”).

Withdrawals; Termination of Employment

A participant may end their participation at any time during an offering period and all, but not less than all, of their accrued contributions not yet used to purchase shares of our common stock will be returned to them, or will be rolled over to the next offering period, without interest. If a participant withdraws from an offering period, they must re-enroll in the ESPP in order to re-commence participation.

Unless otherwise determined by the Administrator, if a participant ceases to be an eligible employee for any reason, they will be deemed to have elected to withdraw from the ESPP and their contributions not yet used to purchase shares of our common stock will be returned to them.

Non-Transferability

A participant may not assign, transfer, pledge or otherwise dispose of in any way (other than by will or the laws of descent and distribution) their rights with regard to options granted under the ESPP or contributions credited to their account.

Belden Inc. 2021 Proxy Statement	Page 61

Corporate Transactions

The ESPP provides that in the event of a reorganization, merger, or consolidation of the Company with one or more corporations in which the Company is not the surviving corporation (or survives as a direct or indirect subsidiary of such other constituent corporation or its parent), or upon a sale of substantially all of the property or stock of the Company to another corporation, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding option, the offering period then in progress will be shortened, and a new purchase date will be set. The Company will notify each participant that the purchase date has been changed and that the participant’s option will be exercised automatically on the new purchase date unless prior to such date the participant has withdrawn from the offering period.

Amendment; Termination

Subject to applicable law, our Board of Directors, in its sole discretion, may amend, suspend, or terminate the ESPP at any time and for any reason, without stockholder approval.

The Administrator may change the offering periods, designate separate offerings, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit contributions in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of our common stock for each participant properly correspond with contribution amounts, and establish such other limitations or procedures as our Compensation Committee determines in its sole discretion advisable that are consistent with the ESPP. Such modifications will not require stockholder approval or the consent of any ESPP participants.

The ESPP automatically will terminate on May 31, 2031, unless we terminate it sooner.

Sub-Plans

Consistent with the requirements of Section 423, the Administrator may amend the terms of the ESPP, or an offering, or provide for separate offerings under the ESPP to, among other things, reflect the impact of local law outside of the United States as applied to one or more eligible employees of a designated subsidiary and may, where appropriate, establish one or more sub-plans to reflect such amended provisions.

CERTAIN FEDERAL INCOME TAX EFFECTS

The following summary briefly describes U.S. federal income tax consequences of options granted under the ESPP, but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors concerning tax aspects of options granted under the ESPP. The discussion below concerning tax deductions that may become available to the Company under U.S. federal tax law is not intended to imply that the Company will necessarily obtain a tax benefit from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to U.S. federal tax laws, and is not covered by the summary below.

The 423 Component of the ESPP is intended to qualify as an “employee stock purchase plan” meeting the requirements of Section 423. Under these provisions, a participant will not recognize taxable income until they sell or otherwise dispose of the shares purchased under the ESPP. If a participant disposes of the shares acquired under the ESPP more than two years from the option grant date and more than one year from the date the stock is purchased, then the participant must treat as ordinary income the amount by which the lesser of (i) the fair market value of the shares at the time of disposition, or (ii) the fair market value of the shares at the option grant date, exceeds the purchase price. Any gain in addition to this amount will be treated as a capital gain. If a participant holds shares at the time of their death, the holding period requirements are automatically deemed to have been satisfied and they will realize ordinary income in the amount by which the lesser of (i) the fair market value of the shares at the time of death, or (ii) the fair market value of the shares at the option grant date exceeds the purchase price. The Company will not be allowed a deduction if the holding period requirements are satisfied.

Page 62	Belden Inc. 2021 Proxy Statement

If a participant disposes of shares before expiration of two years from the date of grant and one year from the date of exercise, then the participant must treat as ordinary income the excess of the fair market value of the shares on the purchase date over the purchase price. Any additional gain will be treated as long-term or short-term capital gain or loss, as the case may be. The Company will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

The Non-423 Component of the ESPP does not qualify under the provisions of Section 423. Under the applicable Code provisions, a participant will recognize ordinary income at the time the shares are purchased measured as the excess of the fair market value of the shares purchased over the purchase price and the Company will be entitled to a corresponding deduction. Any additional gain or loss on the subsequent sale or disposition will be long-term or short-term capital gain or loss, depending on the capital gain holding period.

NEW PLAN BENEFITS

As of the date of this Proxy Statement, no employee has been granted any options under the proposed ESPP. Accordingly, the benefits to be received pursuant to the ESPP by the Company’s officers and employees are not determinable at this time.

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S EMPLOYEE 2021 STOCK PURCHASE PLAN.

Belden Inc. 2021 Proxy Statement	Page 63

OWNERSHIP INFORMATION

EQUITY COMPENSATION PLAN INFORMATION ON DECEMBER 31, 2020

	A		B	C
Number of Securities
	Number of			Remaining Available for
	Securities to be		Weighted	Future Issuance Under
	Issued Upon		Average Exercise	Equity Compensation
	Exercise of		Price of	Plans (Excluding
	Outstanding		Outstanding	Securities
Plan Category	Options		Options	Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	1,310,950	(2)	$64.06	1,693,569.96	(3)
Equity Compensation Plans Not Approved by Stockholders	—		—	—
Total	1,310,950		$64.06	1,693,569.96

(1)	Consists of the Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan (the “2001 Plan”); and the Belden Inc. 2011 Long Term Incentive Plan (the “2011 Plan”). The 2001 Plan has expired, but stock appreciation rights remain outstanding under the plan.
(2)	Consists of 40,570 shares under the 2001 Plan; and 1,270,380 shares under the 2011 Plan. All of these shares pertain to outstanding stock appreciation rights (“SARs”). Because the issued shares resulting from SAR exercises only represent the share appreciation between the grant date and exercise date, after any applicable tax withholding, SARs are much less dilutive to our stockholders than stock options.
(3)	Consists of 1,693,569.96 shares under the 2011 Plan. Pursuant to the flexible share authorization nature of the 2011 Plan, full-value awards (e.g., restricted stock units (“RSUs”), performance stock units (“PSUs”), other stock-based awards) count against the share authorization at a rate of 1.90 to 1 for awards granted or converted, as the case may be, prior to May 26, 2016, and 2.23 to 1 for awards granted or converted, as the case may be, on or after May 26, 2016. Stock options, SARs and other non-full-value awards count against the share authorization at a rate of 1 to 1. We subtract awards from the share reserve at the time of grant (or at the time of conversion into RSUs or shares in the case of PSUs), as opposed to the time of share issuance, as we feel this gives us a more accurate picture of our remaining reserve. Awards canceled prior to vesting or exercise, as the case may be, are added back to the reserve in accordance with the 2011 Plan document.

Section 16(a) Delinquent Section 16(a) Reports

Based upon a review of filings with the Securities and Exchange Commission and other reports submitted by our directors and officers, we believe that all of our directors and executive officers complied during 2020 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except that a (i) a Form 4 filing made on behalf of Doug Zink was completed late on March 3, 2020 due to an administrative oversight and (2) a Form 4 filing made on behalf of Mr. Chand was completed late on October 6, 2020 due to a delay in calculating the applicable withholding tax applicable between the United States and Hong Kong.

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STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of Belden common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Summary Compensation Table below and the directors and executive officers as a group. Except as otherwise noted, all information is as of March 29, 2021.

BENEFICIAL OWNERSHIP TABLE OF DIRECTORS, NOMINEES AND
EXECUTIVE OFFICERS

	Number of Shares		Acquirable Within		Percent of Class
Name	Beneficially Owned(1)(2)(3)(4)(5)		60 Days(6)		Outstanding(7)
David Aldrich	48,288		—		*
Brian Anderson	27,140		39,469		*
Lance Balk(8)	109,181		—		*
Steven W. Berglund	20,998		—		*
Diane D. Brink	13,318		—		*
Judy L. Brown	22,258		—		*
Nancy Calderon	3,245				*
Ashish Chand	15,484		15,653		*
Bryan C. Cressey	199,879		—		*
Henk Derksen	48,329		112,644		*
Jonathan Klein	15,913		—		*
Dean McKenna	23,376		33,945		*
George Minnich(9)	35,086		—		*
John Stroup	183,165	(10)	369,057	(11)	*
Roel Vestjens	55,047		70,310		*
All directors and executive officers as a group (16 persons)	869,100		653,461		0.520%

*	Less than one percent
(1)	The number of shares includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.
(2)	For Ms. Brink, the number of shares includes 833 unvested RSUs from her date of appointment to the Board in December, 2017. For Ms. Calderon, the number of shares includes 2,500 unvested RSUs from her date of appointment to the Board in May, 2020, For each of Mses. Brink and Brown and Messrs. Balk, Berglund, Cressey, Klein, and Minnich, the number of shares includes unvested RSUs of 4,749 awarded to them in May 2020. For Mr. Aldrich, the number of shares includes unvested RSUs of 5,603 awarded to him in May 2020. For each of Messrs. Aldrich, Balk and Minnich, the number of shares includes awards, the receipt of which has been deferred pursuant to the 2004 Belden Inc. Non-Employee Director Deferred Compensation Plan as follows: Mr. Aldrich – 1,489; Mr. Balk – 20,916; and Mr. Minnich – 9,309.
(3)	For Mr. Stroup, the number of shares includes 40,630 unvested RSUs granted in February 2019 and 46,218 unvested RSUs granted in February 2020. For Mr. Vestjens, the number of shares includes 17,847 unvested RSUs granted in May 2018 in connection with the Supplemental Incentive Plan, 3,929 unvested RSUs granted in February 2020, and 20,073 unvested RSUs granted in February 2021. For Mr. Derksen, the number of shares includes 22,232 unvested RSUs and 22,232 PSUs granted in May 2018 in connection with the Supplemental Incentive Plan and 3,011 unvested RSUs granted in July 2020 upon the successful completion of the Live Media business divestiture that vested upon termination of his employment on March 12, 2021. For Mr. Anderson, the number of shares includes 11,039 unvested RSUs granted in May 2019 in connection with the Supplemental Incentive Plan, 2,311 unvested RSUs granted in February 2020, 3,011 unvested RSUs granted in July 2020 upon the successful completion of the Live Media business divestiture, and 3,331 unvested RSUs granted in February 2021. For Mr. Chand, the number of shares includes 1,289

Belden Inc. 2021 Proxy Statement	Page 65

unvested RSUs granted in February 2019, 3,374 unvested RSUs granted in February 2020, and 5,382 unvested RSUs granted in February 2021. For Mr. McKenna, the number of shares includes 1,950 unvested RSUs granted in February 2019, 11,235 unvested RSUs granted in May 2019 in connection with the Supplemental Incentive Plan, 2,311 unvested RSUs granted in February 2020, and 3,151 unvested RSUs granted in February 2021.
(4)	For each of the Directors, Nominees and Executive Officers, the number of shares includes unvested RSUs granted to them on July 1, 2020 in place of cash compensation, as follows: Mr. Aldrich - 1,112; Mr. Anderson - 2,296; Mr. Balk - 919; Mr. Berglund - 851; Ms. Brink - 783; Ms. Brown - 919; Ms. Calderon - 745; Mr. Chand - 2,892; Mr. Cressey - 919; Mr. Klein - 851; Mr. McKenna - 2,337; Mr. Minnich - 982; Mr. Stroup - 5,405; and Mr. Vestjens - 7,220.
(5)	For each of Messrs. Anderson, Derksen, McKenna, Stroup and Vestjens, the number of shares includes shares of Belden Common Stock held in a 401(k) account pursuant to the terms of Belden's 401(k) employee contribution matching program. Each of Messrs. Anderson, Derksen, McKenna, Stroup and Vestjens hold 294 shares in a 401(k) account, and Mr. Chand holds 176 shares in a 401(k) account.
(6)	Reflects the number of shares that could be purchased by exercise of stock options and the number of SARs that are exercisable at March 29, 2021, or within 60 days thereafter, under the Company’s long-term incentive plans. Upon exercise of a SAR, the holder would receive the difference between the market price of Belden shares on the date of exercise and the exercise price paid in the form of Belden shares. This column includes stock options and SARs that are exercisable without regard to whether the current market price of Belden common stock is greater than the applicable exercise price.
(7)	Represents the total of the “Number of Shares Beneficially Owned” column (excluding RSUs, which do not have voting rights before vesting) divided by the number of shares outstanding at March 29, 2021 – 44,711,546.
(8)	Includes 2,400 shares held in trust for spouse and children.
(9)	Includes 10,577 shares held in a family LLC.
(10)	Includes 4,063 shares held in trust for children and 86,555 shares held in a family trust.
(11)	Includes 117,084 SARs held in trust for estate planning purposes.

Page 66	Belden Inc. 2021 Proxy Statement

BENEFICIAL OWNERSHIP TABLE OF STOCKHOLDERS OWNING MORE THAN FIVE PERCENT

The following table shows information regarding those stockholders known to the Company to beneficially own more than 5% of the outstanding Belden shares as of December 31, 2020.

	Amount and Nature of	Percent of Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership	Common Stock(1)
BlackRock, Inc.	4,866,510 (2)	10.90%
55 East 52nd Street
New York, NY 10022
The Vanguard Group	4,114,544 (3)	9.22%
100 Vanguard Boulevard
Malvern, PA 19355
T. Rowe Price Associates, Inc.	3,983,161 (4)	8.90%
100 E. Pratt Street
Baltimore, MD 21202
ArrowMark Colorado Holdings, LLC	2,934,110 (5)	6.60%
100 Fillmore Street, Suite 325
Denver, CO 80206
AllianceBernstein LP	2,447,226 (6)	5.50%
1345 Avenue of the Americas
New York, NY 10055

(1)	Based on 44,642,672 shares outstanding on December 31, 2020.
(2)	Information based on Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 27, 2021, reporting sole voting power over 4,793,992 shares and sole dispositive power over 4,866,510 shares.
(3)	Information based on Schedule 13G/A filed with the SEC by the Vanguard Group on February 10, 2021, reporting shared voting power over 45,245 shares, sole dispositive power over 4,034,198 shares, and shared dipositive power over 80,346 shares.
(4)	Information based on a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. on February 16, 2021, reporting sole voting power over 1,334,787 shares and sole dispositive power over 3,983,161 shares.
(5)	Information based on a Schedule 13G/A filed with the SEC by ArrowMark Colorado Holdings, LLC, on February 16, 2021, reporting sole voting and sole dispositive power over 2,934,110 shares.
(6)	Information based on Schedule 13G filed with the SEC by AllianceBernstein LP on February 8, 2021, reporting sole voting power over 2,069,251 shares, sole dispositive power over 2,399,456 shares, and shared dispositive power over 47,770 shares.

Belden Inc. 2021 Proxy Statement	Page 67

OTHER MATTERS

The Company knows of no other matters that will be brought before the annual meeting. If other matters are introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

FREQUENTLY ASKED QUESTIONS

Q:   Why am I receiving these materials?

A:   The Board of Directors (the “Board”) of Belden Inc. (sometimes referred to as the “Company” or “Belden”) is providing these proxy materials to you in connection with the solicitation of proxies by Belden on behalf of the Board for the 2021 annual meeting of stockholders which will take place on May 26, 2021. This proxy statement includes information about the issues to be voted on at the meeting. You are invited to attend the meeting virtually and we request that you vote on the proposals described in this proxy statement.

Q:   Why am I being asked to review materials online?

A:   Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We began mailing the Notice of Internet Availability of Proxy Materials to stockholders on April 8, 2021.

Q:   Who is qualified to vote?

A:   You are qualified to receive notice of and to vote at the annual meeting if you owned shares of common stock of the Company at the close of business on our record date of March 29, 2021. On the record date, there were 44,711,546 shares of Belden common stock outstanding.

Each share is entitled to one vote on each matter properly brought before the annual meeting.

Q:   What information is available for review?

A:   The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Our 2020 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, is also available on-line. The Form 10-K includes our 2020 audited financial statements with notes and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Q:   What matters will be voted on at the meeting?

A:   Five matters will be voted on at the meeting:

(1)   the election of the ten directors nominated by the Board, each for a term of one year;

(2)   the ratification of the appointment of Ernst & Young as the Company’s independent registered public accountant for 2021;

(3)   an advisory vote on executive compensation for 2020;

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(4)   the approval of the Belden Inc. 2021 Long Term Incentive Plan; and

(5)   the approval of the Belden Inc. 2021 Employee Stock Purchase Plan.

Q:   What are Belden’s voting recommendations?

A:   Our Board of Directors recommends that you vote your shares:

(1)   FOR the Company’s slate of directors;

(2)   FOR the ratification of Ernst & Young;

(3)   FOR the approval of the Company’s executive compensation;

(4)   FOR the approval of the Belden Inc. 2021 Long Term Incentive Plan; and

(5)   FOR the approval of the Belden Inc. 2021 Employee Stock Purchase Plan.

Q:   What shares owned by me can be voted?

A:   All shares owned by you as of March 29, 2021, the record date, may be voted by you. These shares include those (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:   What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:   Some Belden stockholders hold their shares through a stock broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Belden’s transfer agent, American Stock Transfer & Trust Company, you are considered (with respect to those shares) the stockholder of record and the Notice of Internet Availability of Proxy Materials is being sent directly to you by Belden. As the stockholder of record, you have the right to grant your voting proxy directly to Belden or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” (that is, the name of your stock broker, bank, or other nominee) and the Notice of Internet Availability of Proxy Materials is being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting.

Q:   How can I vote my shares in person at the meeting?

A:   Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring proof of identification.

Belden Inc. 2021 Proxy Statement	Page 69

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you decide later not to attend the meeting.

Q:   How can I vote my shares without attending the meeting?

A:   Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. You will be able to do this over the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials. If you request a full delivery of the proxy materials, a proxy card will be included that will contain instructions on how to vote by telephone or mail in addition to the Internet.

Q:   Can I change my vote?

A:   You may change your proxy or voting instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:   What class of shares is entitled to be voted?

A:   Each share of our common stock outstanding as of the close of business on March 29, 2021, the record date, is entitled to one vote at the annual meeting.

Q: What about shares held pursuant to a Belden 401(k) or other benefit plan?

A: If you are a participant in the Belden Retirement Savings Plan, Tripwire Inc. 401(k) Plan, or PPC 401(k) Plan and hold shares of Belden Inc. common stock pursuant to either plan, you will receive a proxy card associated with such shares from the plan administrator in addition to a proxy card from any other custodian through which you hold shares. To allow sufficient time for the Belden Retirement Savings Plan, Tripwire Inc. 401(k) Plan, and PPC 401(k) Plan Trustee to vote, the trustee must receive your voting instructions by 11:59 p.m. Eastern time on May 23, 2021. If the trustee does not receive your instructions by that date, the trustee will not vote your shares.

Q:   What is the quorum requirement for the meeting?

A:   The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to vote. The shares may be present in person or represented by proxy at the meeting. Both abstentions and withheld votes are counted as present for the purpose of determining the presence of a quorum for the meeting.

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Q:   What are the voting requirements to approve the proposals and how are votes withheld, abstentions and broker non-votes treated?

A:   The following table describes the voting requirements and treatment of votes withheld, abstentions, and broker non-votes for each proposal:

Proposal	Voting Requirement	Tabulation Treatment
		Votes Withheld/Abstentions	Broker Non-Votes
Election of Directors	Majority of votes cast for or against a particular director*	Present for quorum purposes; not counted in determining whether a director has received more votes cast for his or her election to the board than against	Not present for quorum purposes; brokers do not have discretion to vote non-votes in favor of directors
Ratification of Ernst & Young	No requirement; not binding on company	The Board of Directors will consider the number of abstentions in its analysis of the results of the advisory vote	Count as present for quorum purposes; brokers have discretion to vote non-votes in favor of ratification
Advisory vote on executive compensation	No requirement; not binding on company	The Board of Directors will consider the number of abstentions in its analysis of the results of the advisory vote	Not present for quorum purposes; brokers do not have discretion to vote non-votes in favor of compensation matters
Approving the Belden Inc. 2021 Long Term Incentive Plan	Majority of the shares present at meeting or represented by proxy	Present for quorum purposes; same effect as a vote against the proposal	Not present for quorum purposes; brokers do not have discretion to vote non-votes in favor of compensation matters
Approving the Belden Inc. 2021 Employee Stock Purchase Plan	Majority of the shares present at meeting or represented by proxy	Present for quorum purposes; same effect as a vote against the proposal	Not present for quorum purposes; brokers do not have discretion to vote non-votes in favor of compensation matters

*

The Company’s bylaws, as amended, provide that, in an uncontested election, a director must receive more votes “for” than votes “against” to be elected to the Board. An incumbent director that fails to receive such a majority shall tender his or her resignation, which will be considered by the Board’s Nominating and Corporate Governance Committee.

Belden Inc. 2021 Proxy Statement	Page 71

Q:   Where can I find the voting results of the meeting?

A:   We will announce preliminary voting results at the meeting and publish final results in a report on Form 8-K within four business days of the date on which our meeting ends.

Q:   What happens if additional proposals are presented at the meeting?

A:   Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Brian E. Anderson, the Company’s Senior Vice President–Legal, General Counsel and Corporate Secretary, and Nicholas E. Eckelkamp, the Company’s Senior Legal Counsel–Corporate/M&A, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:   Who will count the votes?

A:   A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and will act as the inspector of election.

Q:   Is my vote confidential?

A:   Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Belden or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to Belden management.

Q:   Who will bear the cost of soliciting votes for the meeting?

A:   Belden has retained Alliance Advisors LLC to act as proxy solicitor for the annual meeting and to provide other advisory services throughout the year. Belden will bear the cost of this arrangement, which amounts to $7,000 annually. Upon request, the Company will reimburse brokers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s common stock.

Page 72	Belden Inc. 2021 Proxy Statement

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

You may submit proposals for consideration at future stockholder meetings, including director nominations.

Stockholder Proposals: To be included in the Company’s proxy statement and form of proxy for the 2022 annual meeting, a stockholder proposal must, in addition to satisfying the other requirements of the Company’s bylaws and the SEC’s rules and regulations, be received at the Company’s principal executive offices by December 9, 2021. If you want the Company to consider a proposal at the 2022 annual meeting that will not be included in the Company’s proxy statement, among other things, the Company’s bylaws require that you notify our Board of your proposal no earlier than January 26, 2022 and no later than February 25, 2022.

Nomination of Director Candidates: The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such nominations are submitted to the Company prior to the deadline for proposals to be included in future proxy statements as noted in the above paragraph. To have a candidate considered by the Committee, a stockholder must submit the recommendation in writing and must include the following information:

●	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned (whether direct ownership or derivative ownership) and the length of time of ownership; and
●	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Belden, the candidate’s ownership interest in the Company (if any), a description of any arrangements between the candidate and the nominating stockholder, and the person’s consent to be named as a director if selected by the Committee and nominated by the Board.

In considering candidates submitted by stockholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. The Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, and independence from management and Belden. The Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Committee will identify potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board. The Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee will request information from the candidate, review the person’s accomplishments and qualifications, and conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Belden Inc. 2021 Proxy Statement	Page 73

APPENDIX I

The performance factors applicable to the NEOs, along with the respective threshold, target and actual performance levels and the respective financial factor scores, are illustrated below (numbers other than working capital turns are shown in thousands):

January – June 2020	2020 ACIP H-1
Category	Threshold	Target	Maximum	Actual	Score
Consolidated Net Income from Continuing Operations ($)	82,000	102,000	112,000	51,000	—
Consolidated EBITDA ($)	159,000	176,000	185,000	110,000	—
Consolidated Revenues ($)	1,012,000	1,065,000	1,119,000	932,000	—
Consolidated Operating Working Capital Turns	4.8	5.3	5.8	5.3	1.0(1)
Industrial Automation EBITDA ($)	96,000	120,000	132,000	81,000	—
Industrial Automation Revenues ($)	462,000	517,000	543,000	452,000	—
Industrial Automation Inventory Turns	5.1	5.6	6.1	5.3	0.70(1)
Tripwire Non-renewal bookings	33,000	36,000	40,000	28,000	—
Tripwire EBITDA	12,000	15,000	17,000	4,000	—

(1)	Despite performance above threshold for these individual metrics, there was no payout for the first half of 2020 because the applicable net income/EBITDA amounts were below threshold.

July – December 2020	2020 ACIP H-2
Category	Threshold	Target	Maximum	Actual	Score
Consolidated Net Income from Continuing Operations ($)	38,000	63,000	76,000	73,000	1.77
Consolidated EBITDA ($)	104,000	130,000	143,000	139,000	1.71
Consolidated Revenues ($)	826,000	918,000	1,010,000	971,000	1.57
Consolidated Operating Working Capital Turns	5.4	5.9	6.4	6.5	2.00
Industrial Solutions EBITDA ($)	56,000	94,000	113,000	113,000	2.00
Industrial Solutions Revenues ($)	377,000	443,000	510,000	461,000	1.27
Industrial Solutions Inventory Turns	5.2	5.7	6.2	5.0	—

Performance Factor Definitions

“Net Income from Continuing Operations” is consolidated revenues, less cost of sales, less selling, general and administrative expenses (“SG&A”), less interest expense, plus interest income, plus other income, less other expense, less tax expense, and less any loss from discontinued operations.

“EBITDA” is GAAP operating income, adjusted in a manner consistent with the Company’s use of Adjusted EBITDA in its periodic filings on Forms 10-K, 10-Q and 8-K, whether on a consolidated basis or of the applicable business platform.

“Revenue” is revenue, adjusted in a manner consistent with the Company’s use of Adjusted Revenue in its periodic filings on Forms 10-K, 10-Q and 8-K, whether on a consolidated basis or with respect to the applicable business platform.

“Operating Working Capital Turns”, whether on a consolidated basis or with respect to the applicable business platform, are based on a monthly average of working capital turns during the applicable performance period and for each individual month were computed based on a ratio calculated at the end of the month of (i) annualized actual cost of goods sold for the prior two months and the current month to (ii) operating working capital at the end of the month.

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“Inventory Turns” are based on a monthly average of inventory turns during the applicable performance period and for each individual month were computed based on a ratio calculated at the end of the month of (i) annualized actual cost of goods sold for the prior two months and the current month to (ii) inventory at the end of the month.

Below is a summary of the applicable performance factors and weighting percentages for each NEO and a calculation of each NEO’s applicable Financial Factor for the performance period (rounded to two decimal places):

Messrs. Stroup, Vestjens, Derksen, Anderson and McKenna– First Half 2020
Category	Score	Weighting	Contribution to Financial Factor
Consolidated Net Income from Continuing Operations	0.00	25%	—
Consolidated EBITDA	0.00	25%	—
Consolidated Revenue	0.00	25%	—
Consolidated Operating Working Capital Turns	0.00	25%	—
Consolidated Financial Factor			0.00

Messrs. Stroup, Vestjens, Derksen, Anderson and McKenna– Second Half 2020
Category	Score	Weighting	Contribution to Financial Factor
Consolidated Net Income from Continuing Operations	1.77	25%	1.77
Consolidated EBITDA	1.71	25%	1.71
Consolidated Revenue	1.57	25%	1.57
Consolidated Operating Working Capital Turns	2.00	25%	2.00
Consolidated Financial Factor			1.76

Mr. Chand – First Half 2020
Category	Score	Weighting	Contribution to Financial Factor
Industrial Automation EBITDA	0.00	25%	—
Industrial Automation Revenue	0.00	25%	—
Industrial Automation Inventory Turns	0.00	25%	—
Tripwire Non-renewal bookings	0.00	12.5%	—
Tripwire EBITDA	0.00	12.5%	—
Consolidated Financial Factor			0.00

Mr. Chand – Second Half 2020
Category	Score	Weighting	Contribution to Financial Factor
Industrial Automation EBITDA	2.00	50%	2.00
Industrial Automation Revenue	1.27	25%	1.27
Industrial Automation Inventory Turns	0.00	25%	—
Consolidated Financial Factor			1.32

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APPENDIX II

BELDEN INC. 2021 LONG TERM INCENTIVE PLAN

Article 1.Establishment, Purpose, and Duration

1.1Establishment.  Belden Inc., a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Belden Inc. 2021 Long Term Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Stock-Based Awards, and Cash-Based Awards.

This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2Purpose of this Plan.  The purpose of this Plan is to attract and retain highly qualified executives, Directors, and Employees, to advance the interests of the Company by giving Employees and Directors a stake in the Company’s future growth and success, to strengthen the alignment of interests of Employees and Directors with those of the Company’s shareholders through the ownership of Shares, and to provide additional incentives for Employees and Directors to maximize the long-term success of the Company’s business.

1.3Duration of this Plan.  Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2.Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1“Affiliate” shall mean any corporation or any other entity (including, but not limited to, a partnership) that is affiliated with the Company through stock ownership or otherwise.

2.2“Award” means, individually or collectively, a grant under this Plan of Cash-Based Awards, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.3“Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof.  The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by the Participant.

2.4“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5“Board” or “Board of Directors” means the Board of Directors of the Company.

2.6“Cash-Based Award” means an Award granted to a Participant as described in Article 10.

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2.7“Cause” means:

(i)A Participant’s willful and continued failure to perform substantially his duties owed to the Company or its affiliates after a written demand for substantial performance is delivered to him specifically identifying the nature of such unacceptable performance, which is not cured by the Participant within a reasonable period, not to exceed thirty (30) days;
(ii)A Participant is convicted of (or pleads guilty or no contest to) a felony or any crime involving moral turpitude; or
(iii)A Participant has engaged in conduct that constitutes gross misconduct in the performance of his employment duties.

An act or omission by a Participant shall not be “willful” if conducted in good faith and with the Participant’s reasonable belief that such conduct is in the best interests of the Company.

2.8“Change in Control” means any one or more of the following events:

(i)the consummation of:
(a)any merger, reorganization, or consolidation of the Company or any Subsidiary with or into any corporation or other Person if Persons who were the beneficial owners (as such term is used in Rule 13d-3 under the Exchange Act) of the Company’s common stock and securities of the Company entitled to vote generally in the election of Directors (“Voting Securities”) immediately before such merger, reorganization, or consolidation are not, immediately thereafter, the beneficial owners, directly or indirectly, of greater than fifty percent (50%) of the then-outstanding common shares and the combined voting power of the then-outstanding Voting Securities (“Voting Power”) of the corporation or other Person surviving or resulting from such merger, reorganization, or consolidation (or the parent corporation thereof) in substantially the same respective proportions as their beneficial ownership, immediately before the consummation of such merger, reorganization, or consolidation, of the then-outstanding common stock and Voting Power of the Company;
(b)the sale or other disposition of all or substantially all of the consolidated assets of the Company, other than a sale or other disposition by the Company of all or substantially all of its consolidated assets to an entity of which greater than fifty percent (50%) of the common shares and the Voting Power outstanding immediately after such sale or other disposition are then beneficially owned (as such term is used in Rule 13d-3 under the Exchange Act) by shareholders of the Company in substantially the same respective proportions as their beneficial ownership of common stock and Voting Power of the Company immediately before the consummation of such sale or other disposition; or
(ii)approval by the shareholders of the Company of a liquidation or dissolution of the Company; or
(iii)the following individuals cease for any reason to constitute a majority of the Directors of the Company then serving: individuals who, on the Effective Date, constitute the Board and any subsequently appointed or elected Director of the Company whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the Company’s Directors then in office whose appointment, election, or nomination for election was previously so approved or recommended or who were Directors on the Effective Date; or
(iv)the acquisition or holding by any person, entity, or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), , of beneficial ownership (as such term is used in Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of either the Company’s then-outstanding common stock or Voting Power; provided that:

Belden Inc. 2021 Proxy Statement	Page II -2

(a)no such person, entity, or group shall be deemed to own beneficially any securities held by the Company or a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary;
(b)no Change in Control shall be deemed to have occurred solely by reason of any such acquisition if both (x) after giving effect to such acquisition, such person, entity, or group has beneficial ownership of less than thirty percent (30%) of the then-outstanding common stock and Voting Power of the Company and (y) prior to such acquisition, at least two-thirds of the Directors described in paragraph (iii) of this definition vote to adopt a resolution of the Board to the specific effect that such acquisition shall not be deemed a Change in Control; and
(c)no Change in Control shall be deemed to have occurred solely by reason of any such acquisition or holding in connection with any merger, reorganization, or consolidation of the Company or any Subsidiary which is not a Change in Control within the meaning of paragraph (i)(a) above.

Notwithstanding the occurrence of any of the foregoing events, no Change in Control shall occur with respect to any Participant if (x) the event which otherwise would be a Change in Control (or the transaction which resulted in such event) was initiated by such Participant, or was discussed by him with any third party, in either case without the approval of the Board with respect to such Participant’s initiation or discussion, as applicable, or (y) such Participant is, by written agreement, a participant on his own behalf in a transaction in which the persons (or their affiliates) with whom such Participant has the written agreement cause the Change in Control to occur and, pursuant to the written agreement, such Participant has an equity interest (or a right to acquire such equity interest) in the resulting entity.

2.9“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provisions.

2.10“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan.  The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board.  If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.11“Company” means Belden Inc., a Delaware corporation, and any successor thereto as provided in Article 20 herein.

2.12“Director” means any individual who is a member of the Board of Directors of the Company.

2.13“Effective Date” has the meaning set forth in Section 1.1.

2.14“Employee” means any person designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof.  An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.15“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.16“Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion.  Unless the Committee determines otherwise, if the Shares are traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the

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average between the reported high and low or closing bid and asked prices of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly determined at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.  Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award; provided, however, that upon a broker-assisted exercise of an Option, the FMV shall be the price at which the Shares are sold by the broker.

2.17“Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.

2.18“Full Value Award” means an Award other than in the form of an NQSO, ISO or SAR, and which is settled by the issuance of Shares, or, if otherwise provided for in an applicable award agreement or as otherwise provided by the Committee, cash or a combination of Shares and cash.

2.19“Good Reason” means, without the express written consent of a Participant, the occurrence of any of the following events:

(i)The Participant’s base salary or annual target cash incentive opportunity is materially reduced;
(ii)The Participant’s duties or responsibilities are negatively and materially changed in a manner inconsistent with the Participant’s position (including status, offices, titles, and reporting responsibilities) or authority; or
(iii)The Company requires the Participant’s principal office to be relocated more than 50 miles from its location as of the date immediately preceding the Change in Control.

Prior to any termination by a Participant for “Good Reason,” the Participant shall provide the Company not less than thirty (30) nor more than ninety (90) days’ notice, with specificity, of the grounds constituting Good Reason and an opportunity within such notice period for the Company to cure such grounds.  The notice shall be given within ninety (90) days following the initial existence of grounds constituting Good Reason for such notice and subsequent termination, if not so cured above, to be effective.

2.20“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.21“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.22“Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.23“Nonemployee Director” means a Director who is not an Employee.

2.24“Nonemployee Director Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.25“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.26“Option” means an ISO or an NQSO, as described in Article 6.

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2.27“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.28“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.29“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.30“Performance Measures” means measures as described in Article 11 on which the performance goals are based.

2.31“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.32“Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.33“Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.34“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.35“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.36“Plan” means the Belden Inc. 2021 Long Term Incentive Plan.

2.37“Plan Year” means the calendar year.

2.38“Prior Plan” means the Company’s 2011 Long-Term Performance Incentive Plan, as amended.

2.39“Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.40“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.

2.41“Share” means a share of common stock of the Company.

2.42“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

2.43“Stock-Based Award” means any Award other than a Cash-Based Award.

2.44“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.45“Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

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Article 3.Administration

3.1General.  The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan.  The Committee may consult with attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2Authority of the Committee.  The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate. In addition, in the event that applicable tax and/or securities laws change to require Awards to be conditioned or otherwise limited in order for the Company to receive favorable tax treatment, or to avoid adverse tax treatment, the Committee shall have the sole discretion to initiate such conditions or limitations as it deems appropriate without obtaining shareholder approval

3.3Delegation.  The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.  The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4.Shares Subject to this Plan and Maximum Awards

4.1Number of Shares Available for Awards.

(a)Subject to adjustment as provided in Section 4.3 herein, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be:
(i)3,250,000, of which 3,250,000 shall be eligible to be issued as Incentive Stock Options, plus
(ii)Any Shares subject to outstanding awards under the Prior Plan as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares).
(b)To the extent that a Share is granted pursuant to a Full Value Award, it shall reduce the Share Authorization by one and seventy-three hundreths (1.73) Shares; and, to the extent that a Share is granted pursuant to an Award other than a Full Value Award, it shall reduce the Share Authorization by one (1) Share.

4.2Share Usage.  Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan; additionally, Shares related

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to an Award of Restricted Stock that are forfeited shall again be available for grant under this Plan.  However, the full number of Stock Appreciation Rights granted that are to be settled by the issuance of Shares shall be counted against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon settlement of such Stock Appreciation Rights.  Furthermore, any Shares withheld to satisfy tax withholding obligations on an Award issued under the Plan, Shares tendered to pay the exercise price of an Award under the Plan, and Shares repurchased on the open market with the proceeds of an Option exercise will no longer be eligible to be again available for grant under this Plan.  The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3Adjustments in Authorized Shares.  In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) after the Effective Date such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, special cash dividend, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall appropriately and equitably substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, and other value determinations applicable to outstanding Awards.

The Committee may also make appropriate and equitable adjustments in the terms of any Awards under this Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 18, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the ISO rules under Section 422 of the Code, where applicable.

4.4Minimum Vesting Period.  Except in the case of Substitution Awards granted pursuant to Section 13, any Stock-Based Award (including any portion thereof) shall have a minimum vesting period of one year from the date of its grant with no vesting prior to the first anniversary of the grant date. Notwithstanding the foregoing, (i) the Committee may provide in an Award Agreement or following the time of grant that the vesting of an Award shall accelerate in the event of the Participant’s death, disability, retirement, or a termination of service other than for cause, and (ii) the Committee may grant Awards covering up to five percent (5%) of the total number of shares of Stock authorized under Section 4.1 of the Plan (subject to adjustment pursuant to Section 4.3 of the Plan) without respect to the minimum vesting requirements set forth in this Section 4.4. Notwithstanding the foregoing, with regard to Stock-Based Awards granted to a Non-employee Director, the vesting of such Awards will be deemed to satisfy the one (1) year minimum vesting requirement to the extent that the Awards vest on the earlier of the one (1) year anniversary of the date of grant and the next annual meeting of the Company’s shareholders that is at least fifty (50) weeks after the immediately preceding year’s annual meeting.

Article 5.Eligibility and Participation

5.1Eligibility.  Individuals eligible to participate in this Plan include all Employees and Non-employee Directors.

5.2Actual Participation.  Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

Article 6.Stock Options

6.1Grant of Options.  Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion;

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provided that ISOs may be granted only to eligible Employees of the Company, its Affiliates and/or its Subsidiaries (as permitted under Code Section 422).

6.2Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3Option Price.  The Option Price for each grant of an Option under this Plan shall be as determined by the Committee and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as of the date of grant.

6.4Term of Options.  Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5Exercise of Options.  Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6Payment.  Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price.  The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price ; (c) by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion, including, without limitation, if the Committee so determines, a cashless (broker-assisted) exercise.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8Termination of Employment.  Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9Transferability of Options.

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(a)Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his lifetime only by such Participant.
(b)Nonqualified Stock Options. Under no circumstances may a Participant transfer an NQSO to another Person for consideration. Subject to the foregoing, and except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Board or Committee decides to permit further transferability, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his lifetime only by such Participant. With respect to those NQSOs, if any, that are permitted to be transferred to another individual, references in this Plan to exercise or payment of the Option Price by the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

6.10Notification of Disqualifying Disposition.  If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7.Stock Appreciation Rights

7.1Grant of SARs.  Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as of the date of grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

7.2SAR Agreement.  Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3Term of SAR.  Each SAR granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.

7.4Exercise of Freestanding SARs.  Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5.Exercise of Tandem SARs.  Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option.  A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

7.6Settlement of SAR Amount.  Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

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(b)The number of Shares with respect to which the SAR is exercised.

The payment upon SAR exercise shall be in Shares.

7.7Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.8Transferability of SARs.  Under no circumstances may a Participant transfer an SAR to another Person for consideration. Subject to the foregoing, and except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no SAR granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, all SARs granted to a Participant under this Plan shall be exercisable during his lifetime only by such Participant. With respect to those SARs, if any, that are permitted to be transferred to another individual, references in this Plan to exercise of the SAR by the Participant or payment of any amount to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

7.9Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8.Restricted Stock and Restricted Stock Units

8.1Grant of Restricted Stock or Restricted Stock Units.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

8.2Restricted Stock or Restricted Stock Unit Agreement.  Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3Transferability.  Except as provided in this Plan or an Award Agreement, the Shares of Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement or otherwise at any time by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under this Plan shall be available during his lifetime only to such Participant, except as otherwise provided in an Award Agreement or at any time by the Committee.

8.4Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

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To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.5Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 8.4, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

“The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Belden Inc. 2011 Long Term Incentive Plan, and in the associated Award Agreement.  A copy of this Plan and such Award Agreement may be obtained from Belden Inc.”

8.6Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.  A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.7Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.8Section 83(b) Election.  The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.Performance Shares/Performance Units

9.1Grant of Performance Shares/Performance Units.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares and/or Performance Units to Participants in such amounts and upon such terms as the Committee shall determine.

9.2Value of Performance Shares/Performance Units.  Each Performance Share shall have an initial value equal to the Fair Market Value of a Share as of the date of grant.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant (for example, the Committee could grant 1,000 units to a participant and determine their value at $1.00 per unit). The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares/Performance Units that will be paid out to the Participant.

9.3Earning of Performance Shares/Performance Units.  Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares/Performance Units shall be entitled to receive payout on the value and number of Performance Shares/Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

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9.4Form and Timing of Payment of Performance Shares/Performance Units.  Payment of earned Performance Shares/Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement.  Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares/Performance Units in the form of Shares or in cash (or in a combination thereof) equal to the value of the earned Performance Shares/Performance Units at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period.  Any Shares may be granted subject to any restrictions deemed appropriate by the Committee.  The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Shares and/or Performance Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Shares or Performance Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

9.6Transferability of Performance Shares/Performance Units.  Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, Performance Shares/Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, a Participant’s rights under this Plan shall be exercisable during his lifetime only by such Participant.

Article 10.Cash-Based Awards and Other Stock-Based Awards

10.1Grant of Cash-Based Awards.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine.

10.2Other Stock-Based Awards.  The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine.  Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3Value of Cash-Based and Other Stock-Based Awards.  Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.  Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.  The Committee may establish performance goals in its discretion.  If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4Payment of Cash-Based Awards and Other Stock-Based Awards.  Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5Termination of Employment.  The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an Award Agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

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10.6Transferability of Cash-Based and Other Stock-Based Awards.  Except as otherwise determined by the Committee, neither Cash-Based Awards nor Other Stock-Based Awards may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, except as otherwise provided by the Committee, a Participant’s rights under this Plan, if exercisable, shall be exercisable during his lifetime only by such Participant.  With respect to those Cash-Based Awards or Other Stock-Based Awards, if any, that are permitted to be transferred to another individual, references in this Plan to exercise or payment of such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

Article 11Performance Measures

11.1Performance Measures.  The performance goals upon which the payment or vesting of an Award to a Participant may include, but shall not be limited to, the following Performance Measures:

(a)	Net sales or revenue growth;
(b)	Return measures (including, but not limited to return on invested capital, assets, capital, equity, sales);
(c)	Gross profit margin;
(d)	Operating expense ratios;
(e)	Operating expense targets;
(f)	Productivity ratios;
(g)	Operating income;
(h)	Gross or operating margins;
(i)	Earnings before or after taxes, interest, depreciation and/or amortization;
(j)	Net earnings or net income (before or after taxes);
(k)	Earnings per share;
(l)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(m)	Working capital targets;
(n)	Organic or inorganic growth;
(o)	Capital expenditures;
(p)	Share price (including, but not limited to, growth measures and total shareholder return);
(q)	Appreciation in the fair market value or book value of the common stock;
(r)	Economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of the capital);
(s)	Total shareholder return;
(t)	Debt to equity ratio / debt levels;
(u)	Customer satisfaction / service (relative improvement);
(v)	Market share;
(w)	Employee satisfaction / engagement;
(x)	Employee retention / attrition;

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(y)	Safety;
(z)	Environmental, social and governance (ESG);
(aa)	Diversity; and
(bb)	Inventory control / efficiency.

Any Performance Measure(s) may be used to measure the performance of the Company, Affiliate, and/or Subsidiary as a whole or any business unit of the Company, Affiliate, and/or Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 11.

11.2Evaluation of Performance.  The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) nonrecurring items as described in FASB Accounting Standards Codification 225-20—Unusual or Infrequently Occurring Items and/or in Management’s Discussion and Analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.

11.3Committee Discretion.  In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

Article 12.Nonemployee Director Awards

The Board or Committee shall determine all Awards to Nonemployee Directors.  The terms and conditions of any grant to any such Nonemployee Director shall be set forth in an Award Agreement.

Article 13.Substitution Awards

Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees or directors of other entities who are about to become Employees, whose employer is about to become an Affiliate as the result of a merger or consolidation of the Company with another corporation, or the acquisition by the Company of substantially all the assets of another corporation, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock of another corporation as the result of which such other corporation will become a Subsidiary.  The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Board at the time of grant may deem appropriate for the plan to remain consistent with Code Section 409A, in whole or in part, to the provisions of the award in substitution for which they are granted.

Article 14.Dividends

Unless otherwise provided by the Committee, dividends shall accrue for each Full Value Award not entitled to dividends based on the dividends declared on Shares that are subject to such Full Value Award, to be accrued as of dividend payment dates, during the period between the date the Full Value Award is granted and the date the Full Value Award is exercised, vests or expires.  Such dividend accruals shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.  For the avoidance of doubt, accrued dividends shall vest and be paid solely to the extent the underlying

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Full Value Awards vests. Under no circumstances may dividends accrue for any Option, SAR or Full Value Award dependent up on achievement of one or more Performance Measures.

Article 15.Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 16Rights of Participants

16.1Employment.  Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2Participation.  No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3Rights as a Shareholder.  Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17.Change in Control

Except as otherwise provided at the time of grant in the certificate, notice or agreement relating to a particular Award, if a Change in Control occurs and the Participant’s employment is terminated by the Company without Cause (other than for death or disability) or by the Participant for Good Reason, in either case, within two years following the Change in Control, then:

(i)the Participant’s Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards, or Other Stock-Based Awards that were forfeitable shall, unless otherwise provided in an applicable Award Agreement, become nonforfeitable and, to the extent applicable, shall be converted into Shares; provided, that for any Award which is performance-based, it shall be assumed for purposes of determining such payout or conversion that performance was “at target” for the applicable Performance Period, and
(ii)any unexercised Option or SAR, whether or not exercisable on the date of such Change in Control, shall thereupon be fully exercisable and may be exercised, in whole or in part.

Payment of any amounts owed to Participant under this Article 17 shall be payable by the Company within sixty days from the date that the Participant becomes entitled to payment of the Award, unless such payment would be noncompliant with Code Section 409A.

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Article 18.Amendment, Modification, Suspension, and Termination

18.1Amendment, Modification, Suspension, and Termination.  Subject to Section 18.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.3, Options or SARs issued under this Plan will not be repriced, replaced, regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, and no amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule, including, but not limited to, the Securities Exchange Act of 1934, as amended, the Internal Revenue Code of 1986, as amended, and, if applicable, the New York Stock Exchange Listed Company Manual rules.  The Company shall not purchase Options or SARs from plan participants at a price less than the Option Price of such awards, or otherwise exchange underwater Options or SARs for cash.

18.2Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (it being understood that the events described in Section 4.3 shall result in mandatory adjustment) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

18.3Awards Previously Granted.  Notwithstanding any other provision of this Plan to the contrary (other than Section 18.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

18.4Amendment to Conform to Law.  Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

Article 19.Withholding

19.1Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount up to the maximum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2Share Withholding.  With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the maximum statutory total tax that could be imposed on the transaction.  All such elections shall be irrevocable, made in writing or electronically, and signed or acknowledged electronically by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 20.Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

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Article 21.General Provisions

21.1Forfeiture Events.

(a)The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.
(b)If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-(12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement, or such other amount as may be required by applicable law.

21.2Legend.  The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.3Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.4Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.5Requirements of Law.  The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.6Delivery of Title.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(b)Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.7Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.8Investment Representations.  The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

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21.9Employees Based Outside of the United States.  Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees and/or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)Determine which Affiliates and/or Subsidiaries shall be covered by this Plan;
(b)Determine which Employees and/or Directors outside the United States are eligible to participate in this Plan;
(c)Modify the terms and conditions of any Award granted to Employees and/or Directors outside the United States to comply with applicable foreign laws;
(d)Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices; and
(e)Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

21.10Uncertificated Shares.  To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.11Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Affiliates, and/or its Subsidiaries may make to aid it in meeting its obligations under this Plan.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual.  To the extent that any person acquires a right to receive payments from the Company, its Affiliates, and/or its Subsidiaries under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, an Affiliate, or a Subsidiary, as the case may be.  All payments to be made hereunder shall be paid from the general funds of the Company, an Affiliate, or a Subsidiary, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

21.12No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to this Plan or any Award.  The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.13Retirement and Welfare Plans.  Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Affiliate’s or Subsidiary’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

21.14Compliance with Code Section 409A.

(a)In General.  The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Code Section 409A.  Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A.  Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event

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such Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.
(b)Elective Deferrals.  No elective deferrals or re-deferrals of compensation (as defined under Code Section 409A and/or guidance thereto) other than in regard to Restricted Stock Units are permitted under this Plan.
(c)Applicable Requirements.  To the extent any of the Awards granted under this Plan are deemed “deferred compensation” and hence subject to Code Section 409A, the following rules shall apply to such Awards:
(i)Mandatory Deferrals.  If the Company decides that the payment of compensation under this Plan shall be deferred within the meaning of Code Section 409A, then, except as provided pursuant to Treas. Reg. 1.409A-1(b)(4)(ii), at grant of the Award to which such compensation payment relates, the Company shall specify the date(s) at which such compensation will be paid in the Award Agreement.
(ii)Initial Deferral Elections.  For Awards of Restricted Stock Units where the Participant is given the opportunity to elect the timing and form of the payment of the underlying Shares at some future time once any requirements have been satisfied, the Participant must make his or her initial deferral election for such Award in accordance with the requirements of Code Section 409A, i.e.,  within thirty (30) days of first becoming eligible to receive such award or prior to the start of the year in which the Award is granted to the Participant, in each case pursuant to the requirements of Code Section 409A and Treas. Reg. Section 1.409A-2.
(iii)Subsequent Deferral Elections. To the extent the Company or Committee decides to permit compensation subject to Code Section 409A to be re-deferred pursuant to Treas. Reg. 1.409A-2(b), then the following conditions must be met: (1) such election will not take effect until at least 12 months after the date on which it is made; (2) in the case of an election not related to a payment on account of disability, death, or an unforeseeable emergency, the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid; and, (3) any election related to a payment at a specified time or pursuant to a fixed schedule (within the meaning of Treas. Reg. 1.409A-3(a)(4)) must be made not less than 12 months before the date the payment is scheduled to be paid.
(iv)Timing of Payments. Payment(s) of compensation that is subject to Code Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. 1.409A-3, i.e.,  the Participant’s separation from service, the Participant’s becoming disabled, the Participant’s death, at a time or a fixed schedule specified in the Plan or an Award Agreement, a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, or the occurrence of an unforeseeable emergency.
(v)Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Code Section 409A and the applicable regulations, then such payment is or could be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met.
(vi)Acceleration of Payment. Any payment made under this Plan to which Code Section 409A applies may not be accelerated, except in accordance with Treas. Reg. 1.409A-3(j)(4), i.e.,  upon a Participant’s separation from service, the Participant becomes disabled, the Participant’s death, a change of ownership or effective control, or in the ownership of a substantial portion of the assets, or upon an unforeseeable emergency (all as detailed in Treas. Reg. 1.409A-3(a)).
(vii)Payments upon a Change in Control. Notwithstanding any provision of this Plan to the contrary, to the extent an Award subject to Code Section 409A shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Company within the meaning of Code Section 409A(a)(2)(A)(v), then even though such Award may be deemed to be

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vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of this Plan, payment will be made, to the extent necessary to comply with the provisions of Code Section 409A, to the Participant on the earliest of: (i) the Participant’s “separation from service” with the Company (determined in accordance with Code Section 409A), (ii) the date payment otherwise would have been made pursuant to the regular payment terms of the Award in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Code Section 409A), or (iii) the Participant’s death.
(viii)Payments to Specified Employees. Payments due to a Participant who is a “specified employee” within the meaning of Code Section 409A on account of the Participant’s “separation from service” with the Company (determined in accordance with Code Section 409A) shall be made on the date that is six months after the date of Participant’s separation from service or, if earlier, the Participant’s date of death.
(d)Determining “Controlled Group”. In order to determine for purposes of Code Section 409A whether a Participant or eligible individual is employed by a member of the Company’s controlled group of corporations under Code Section 414(b) (or by a member of a group of trades or businesses under common control with the Company under Code Section 414(c)) and, therefore, whether the Shares that are or have been purchased by or awarded under this Plan to the Participant are shares of “service recipient” stock within the meaning of Code Section 409A:

(i)In applying Code Section 1563(a)(1), (2) and (3) for purposes of determining the Company’s controlled group under Code Section 414(b), the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3);

(ii)In applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses under common control with the Corporation for purposes of Code Section 414(c), the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2; and

(iii)Notwithstanding the above, to the extent that the Company finds that legitimate business criteria exist within the meaning of Treas. Reg. 1.409A-1(b)(5)(iii)(E)(1), then the language “at least 50 percent” in clause (i) and (ii) above shall instead be “at least 20 percent.”

21.15Nonexclusivity of this Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

21.16No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or an Affiliate’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or an Affiliate or a Subsidiary to take any action which such entity deems to be necessary or appropriate.

21.17Governing Law.  The Plan and each Award Agreement shall be governed by the laws of the State of Delaware excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.  Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

21.18Effect of Disposition of Facility or Operating Unit.  In the event that the Company or any of its Affiliates and/or Subsidiaries closes or disposes of the facility at which a Participant is located or the Company or any of its Affiliates and/or Subsidiaries diminish or eliminate ownership interests in any operating unit of the Company or any of its Affiliates and/or Subsidiaries so that such operating unit ceases to be majority owned by the Company or any of its Affiliates and/or Subsidiaries, then, with respect to Awards held by Participants who subsequent to such event will not be Employees, the Committee may, to the extent consistent with Code

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Section 409A (if applicable), (i) accelerate the exercisability of Awards to the extent not yet otherwise exercisable or remove any restrictions applicable to any Awards; and (ii) extend the period during which Awards will be exercisable to a date subsequent to the date when such Awards would otherwise have expired by reason of the termination of such Participant’s employment with the Company or any of its Affiliates and/or Subsidiaries (but in no event to a date later than the expiration date of the Awards or the fifth anniversary of the transaction in which such facility closes or operating unit ceases).  If the Committee takes no special action with respect to any disposition of a facility or an operating unit, then the terms and conditions of the Award Agreement and the other terms and conditions of this Plan shall control.

21.19Indemnification.  Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

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APPENDIX III

BELDEN INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

1.Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries and Designated Affiliates with an opportunity to purchase shares of Common Stock through accumulated Contributions. This Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of options under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such options shall be granted pursuant to rules, procedures or subplans adopted by the Committee designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will be operated and administered in the same manner as the 423 Component.

2.Definitions.

(a)“Administrator” means the Committee or, subject to Applicable Laws, one or more of the Company’s officers or management team appointed by the Board or Committee to administer the day-to-day operations of the Plan.
(b)“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.
(c)“Applicable Laws” means the requirements relating to the administration of equity-based awards and the related issuance of shares of Common Stock under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any Exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. jurisdiction where options to purchase shares of Common Stock are, or will be, granted under the Plan.
(d)“Board” means the Board of Directors of the Company.
(e)“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(f)“Committee” means the Compensation Committee of the Board, or any subcommittee referred to in Section 14(d).
(g)“Common Stock” means the common stock of the Company.
(h)“Company” means Belden Inc., a Delaware corporation, or any successor thereto.
(i)“Compensation” shall be defined from time to time by the Administrator in its sole discretion with respect to any Offering Period.
(j)“Contributions” means the payroll deductions or, if permitted by the Administrator to comply with non-U.S. requirements, amounts contributed to the Plan via cash, check or other means, used to fund the exercise of options granted pursuant to the Plan.
(k)“Designated Affiliate” means any Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Non-423 Component.

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(l)“Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the 423 Component.
(m)“Designated Percent” means the percentage of Fair Market Value determined by the Administrator for purposes of determining the Purchase Price.
(n)“Effective Date” means the date that the Company’s stockholders approve the Plan.
(o)“Eligible Employee” means (i) any individual who is an employee providing services to the Company or a Designated Subsidiary, or (ii) any individual who is an employee providing services to the Company or any Designated Affiliate, unless any such employee is specifically excluded by the Administrator from participation. The Administrator, in its discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date in an Offering, determine that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), or (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, provided that any such exclusion is applied with respect to each Offering in a uniform manner to all similarly-situated employees who otherwise would be Eligible Employees for that Offering. For purposes of the 423 Component, the employment relationship shall be treated as continuing intact while the individual is on military or sick leave or other bona fide leave of absence approved by the Company or the Designated Subsidiary so long as the leave does not exceed three (3) months or if longer than three (3) months, the individual’s right to reemployment is provided by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence. The employment relationship shall be treated as continuing intact where an Eligible Employee transfers employment between the Company, Designated Subsidiaries and/or Designated Affiliates; provided, however, that an individual who is not employed by the Company or a Designated Subsidiary on the Offering Date and through a date that is no more than three (3) months prior to the Exercise Date will participate only in the Non-423 Component unless the individual continues to have a right to reemployment with the Company or a Designated Subsidiary provided by statute or contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence. The Administrator shall establish rules to govern other transfers into the 423 Component, and between any separate Offerings established thereunder, consistent with the applicable requirements of Section 423 of the Code.
(p)“Exchange” means any national securities exchange or national market system on which the Stock may from time to time be listed or traded.
(q)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(r)“Exercise Date” means the last Trading Day of the Offering Period.
(s)“Fair Market Value” means, as of any date and unless the Administrator determines otherwise, (i) if the Common Stock is listed or traded on any Exchange, the closing price for such Common Stock (or the closing bid, if no sales were reported) as quoted on such Exchange (or the Exchange with the greatest volume of trading in the Common Stock) for the last market trading day prior to the day of Administrator deems reliable; (ii) if the Common Stock is quoted on the over-the-counter market or is regularly quoted by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of the Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported by Bloomberg L.P. or such other source as the Administrator deems reliable, or (iii) in the absence of an established market for the Common Stock, the Fair Market Value shall be determined by such other method as the Administrator determines in good faith to be reasonable.

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(t)“Maximum Share Amount” means the maximum number of shares of Common Stock that a Participant may purchase on any given Exercise Date, as determined by the Committee in its sole discretion prior to the commencement of the Offering Period.
(u)“New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
(v)“Offering” means an offer under the Plan of an option that may be exercised during an Offering Period. For purposes of this Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Designated Subsidiaries or Designated Affiliates will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.
(w)“Offering Date” means the first Trading Day of each Offering Period.
(x)“Offering Periods” means the period of time during which offers to purchase shares of Common Stock are outstanding under the Plan. The Committee shall determine the length of each Offering Period, which need not be uniform; provided that no Offering Period shall exceed twenty-seven (27) months in length. No voluntary payroll deductions shall be solicited until after the effective date of a registration statement on Form S-8 filed under the Securities Act of 1933, as amended, covering the shares to be issued under the Plan.
(y)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(z)“Participant” means an Eligible Employee that participates in the Plan.
(aa)“Plan” means this Belden Inc. 2021 Employee Stock Purchase Plan, including both the 423 Component and the Non-423 Component.
(bb)“Purchase Price” means the Designated Percent of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower. The Administrator may change the Designated Percent for any Offering Period but in no event shall the Designated Percent be less than eighty-five percent (85%). Such Purchase Price may be established by the Committee by any manner or method the Committee determines, pursuant to Section 14, and subject to (i) with respect to the 423 Component, compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or Exchange rule) or (ii) with respect to the Non-423 Component, pursuant to such manner or method as determined by the Committee to comply with applicable local law.
(cc)“Securities Act” means the Securities Act of 1933, as amended from time to time.
(dd)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(ee)“Trading Day” means a day on which the New York Stock Exchange is open for trading.
(ff)“U.S.” means United States.
(gg)“U.S. Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3.Eligibility.

(a)Offering Periods. Any Eligible Employee on a given Offering Date will be eligible to participate in the Plan, subject to the requirements of Section 5, provided, however, that employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the Plan or an Offering if the participation of such Employees is prohibited under the

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laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.
(b)Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the 423 Component of the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand U.S. dollars (USD 25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4.Offering Periods. Within the limitations set forth in Section 2(x), the Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) without stockholder approval. Any such change shall be announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.Participation. An Eligible Employee may become a participant in the Plan by following an electronic or other enrollment procedure as may be established by the Administrator from time to time.

6.Contributions.

(a)At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions made on each pay day during the Offering Period in an amount not exceeding twenty-five percent (25%) of the Compensation which he or she receives on each pay day during the Offering Period. The Administrator may permit Eligible Employees participating in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means to comply with non-U.S. requirements, provided, that such contributions shall not exceed twenty-five percent (25%) of the Compensation received each pay period, during the Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(b)Payroll deductions or contributions, as applicable, for a Participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.
(c)All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages only.
(d)Subject to Applicable Laws, a Participant may discontinue his or her participation in the Plan as provided in Section 10 by completing any forms and following any procedures (including specified deadlines) established by the Administrator or its designee. The change will become effective as soon as administratively practicable after receipt.
(e)Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), a Participant’s Contributions may be decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 423(b)(8) of the Code, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.
(f)At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or its Subsidiary’s or Affiliate’s federal, state, local or any other tax liability payable to any authority, national insurance, social security, payment-on-account or other tax obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan

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occurs), including, for the avoidance of doubt, any liability of the Participant to pay an employer tax or social insurance contribution obligation, which liability has been shifted to the Participant as a matter of law or contract. At any time, the Company or its Subsidiary or Affiliate, as applicable, may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or its Subsidiary or Affiliate, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or its Subsidiary or Affiliate, as applicable, any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or its Subsidiary or Affiliate, as applicable, may (i) withhold from the proceeds of the sale of Common Stock, (ii) withhold a sufficient whole number of shares of Common Stock otherwise issuable following purchase having an aggregate fair market value sufficient to pay applicable withholding obligations, or (iii) may withhold by any other means set forth in the applicable subscription agreement.

7.Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated during such Offering Period prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than the Maximum Share Amount, subject to adjustment pursuant to Section 19(a), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8.Exercise of Option.

(a)Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than the Maximum Share Amount, subject to adjustment pursuant to Section 19(a), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 13. No fractional shares of Common Stock will be purchased. Any Contributions accumulated in a Participant’s account which are not sufficient to purchase a full share will, at the discretion of the Administrator, be refunded to the Participant, without interest, or be retained in the Participant’s account for the subsequent Offering Period. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.
(b)In the event that the number of shares of Common Stock to be purchased by all Participants in any Offering Period exceeds the number of shares of Common Stock then available for issuance under the Plan, (i) the Company shall make a pro rata allocation of the remaining shares of Common Stock in as uniform a manner as shall be practicable and as the Committee shall, in its sole discretion, determine to be equitable and (ii) all funds not used to purchase shares of Common Stock on the Exercise Date shall be returned, without interest to the Participants.

9.Delivery. By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Company. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company shall arrange for the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option to the Participant’s brokerage or Plan share account in a form determined by the Company. Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Common Stock issued in connection with any purchase under the Plan, and instead such shares of Common Stock shall be recorded in the books of the brokerage firm or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.

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10.Withdrawal.

(a)A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by following an electronic or other withdrawal procedure determined by the Administrator from time to time. All of the Participant’s Contributions credited to his or her account will, at the discretion of the Administrator, (i) be retained in Participant’s account and used to purchase shares of Common Stock at the next Exercise Date, or (ii) be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s options for the Offering Period shall be terminated automatically, and no further payroll deductions or contributions for the purchase of shares of Common Stock shall be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan as prescribed by the Administrator from time to time.
(b)A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

11.Termination of Employment. Unless otherwise determined by the Administrator, upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that is permitted by, and compliant with, Section 423 of the Code, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Subsidiary or Designated Affiliate shall not be treated as terminated under the Plan.

12.Interest. No interest will accrue on the Contributions of a Participant in the Plan, except as may be required by applicable law, as determined by the Administrator.

13.Stock. Subject to adjustment as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 3,000,000 shares of Common Stock. The limitation set forth in this section may be used to satisfy purchases of shares of Common Stock under either the 423 Component or the Non-423 Component of the Plan.

14.Administration.

(a)Unless otherwise designated by the Board, the Committee shall serve as the Administrator. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to designate Subsidiaries or Affiliates as participating in the Plan, to determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees shall participate in the 423 Component or the Non-423 Component and which entities shall be Designated Subsidiaries or Designated Affiliates, and to establish such procedures that it deems necessary for the administration of the Plan. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and subplans, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements.

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(b)Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties, including the Company, Designated Subsidiary, Designated Affiliate, Participant, Eligible Employee, or any beneficiary of such person, as applicable.
(c)To the extent allowable pursuant to applicable law, each member of the Board, the Committee, the Administrator or any employee of the Company, a Designated Subsidiary, or a Designated Affiliate (each such person, a “Covered Person”) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such Covered Person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she has acted in accordance with his or her duties and responsibilities to the Company under applicable law, and provided that he or she gives the Company an opportunity, at its own expense, to handle and defend any claim, action, suit, or proceeding to which he or she is a party before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Covered Persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
(d)To the extent not prohibited by Applicable Law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, the Administrator or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Committee will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 14(d).

15.Designation of Beneficiary.

(a)If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
(b)Such designation of beneficiary, if permitted, may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
(c)All beneficiary designations will be in such form and manner as the Administrator may designate from time to time.

16.Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

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17.Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions, except as may be required by applicable local law, as determined by the Administrator. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to the Plan, although Participants in specified Offerings may have additional rights where required under local law, as determined by the Administrator.

18.Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19.Adjustments; Dissolution or Liquidation; Corporate Transactions.

(a)Adjustments. Subject to any required action by the stockholders of the Company, the maximum number of shares of Common Stock that shall be made available for sale under the Plan, the maximum number of shares of Common Stock that each Participant may purchase during the Offering Period pursuant to the Maximum Share Amount or over a calendar year under the USD 25,000 limitation (pursuant to Section 3(b)) and the per share price used to determine the Purchase Price shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any nonreciprocal transaction between the Company and its stockholders, (such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend), that affects the Common Stock (or other securities of the Company) or the price of shares of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding options. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
(c)Certain Corporate Transactions. In the event of a reorganization, merger, or consolidation of the Company with one or more corporations in which the Company is not the surviving corporation (or survives as a direct or indirect subsidiary of such other constituent corporation or its parent), or upon a sale of substantially all of the property or stock of the Company to another corporation, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.Amendment or Termination.

(a)Subject to any applicable law or government regulation and to the rules of any Exchange or quotation system on which the shares of Common Stock may be listed or quoted, the Plan may be amended, modified, suspended or terminated by the Board without the approval of the stockholders of the Company. Except as provided in Section 19, no amendment may make any change in any option previously granted which adversely affects the rights of any Participant or any beneficiary (as

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applicable) without the consent of the affected Participant or beneficiary. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or Exchange rule), the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required.
(b)Without stockholder approval and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Administrator or its delegate, to the extent permitted under the terms of the Plan, applicable law, the Bylaws of the Company and under the Committee charter, may change the Offering Periods, limit the frequency or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee deems appropriate.

21.Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of U.S. and non-U.S. law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any Exchange, and will be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.Notification of Sale of Shares of Common Stock. Each Participant shall give the Administrator prompt notice of any disposition of Common Stock acquired pursuant to the option granted under the Plan in accordance with such procedures as may be established by the Administrator. The Administrator may require that until such time as a Participant disposes of shares of Common Stock acquired pursuant to the option granted under the Plan, the Participant shall hold all such shares of Common Stock in the Participant’s name and with a third-party broker/administrator designated by the Company until the lapse of any time period(s) established by the Administrator.

24.Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all shares of Common Stock acquired pursuant to the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant.

25.Code Section 409A; Tax Qualification.

(a)Options granted under the 423 Component are exempt from the application of Section 409A of the Code. Options granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. Subject to Section 25(b), options granted to U.S. taxpayers under the Non-423 Component are subject to such terms and conditions that will permit such options to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares of Common Stock subject to an option be delivered within the short-term deferral period. Subject to Section 25(b), in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Company determines that an option or the exercise, payment, settlement or deferral is subject to Section 409A of the Code, the option shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective

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Date. Anything in the foregoing to the contrary notwithstanding, the Company shall have no liability to a Participant or any other party if the option that is intended to be exempt from, or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Company with respect thereto.
(b)Although the Company may endeavor to (i) qualify an option for favorable tax treatment under the laws of the U.S. or jurisdictions outside of the U.S. or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 25(a). The Company is not constrained in its corporate activities by any potential negative tax impact on Participants under the Plan.

26.Term of Plan. The Plan will be effective as of the Effective Date and will continue in effect through the tenth (10th) anniversary thereof, unless sooner terminated under Section 20.

27.Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

28.Governing Law and Jurisdiction. The Plan shall be governed by, and construed in accordance with, the laws of the U.S. State of Delaware (except its choice-of-law provisions). The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to) this Plan shall be exclusively in the courts in the U.S. State of Delaware, including the U.S. federal courts located therein (should federal jurisdiction exist).

29.No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company, a Subsidiary or an Affiliate, as applicable. Furthermore, the Company, a Subsidiary or an Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

30.Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

31.Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

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